          As filed with the Securities and Exchange Commission on April 30, 2004
                                               Securities Act File No. 333-61831
                                       Investment Company Act File No. 811-05410


================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM N-2

                        (CHECK APPROPRIATE BOX OR BOXES)


             Registration Statement Under The Securities Act Of 1933         /X/

                           Pre-Effective Amendment No.                       / /


                         Post-Effective Amendment No. 11                     /X/


                                     and/or

         Registration Statement Under The Investment Company Act Of 1940     /X/


                                Amendment No. 55                             /X/

                        (Check appropriate box or boxes)


                              ING PRIME RATE TRUST

                 (Exact Name of Registrant Specified in Charter)
                          7337 E. Doubletree Ranch Road
                              Scottsdale, AZ 85258
                    (Address of Principal Executive Offices)
       Registrant's Telephone Number, Including Area Code: (800) 992-0180


           Huey P. Falgout, Jr.                              With copies to:
           ING Investments, LLC                          Jeffrey S. Puretz, Esq.
      7337 E. Doubletree Ranch Road                            Dechert LLP
           Scottsdale, AZ 85258                             1775 I Street, NW
 (Name and Address of Agent for Service)                  Washington, DC 20006


                                   ----------


APPROXIMATE DATE OF PROPOSED OFFERING:
As soon as practical after the effective date of this Registration Statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. /X/

It is proposed that this filing will become effective:

/X/ When declared effective pursuant to Section 8(c) of the Securities Act of 1933.

PROSPECTUS


JULY 1, 2004


25,000,000
COMMON SHARES

ING PRIME RATE TRUST


THIS PROSPECTUS SETS FORTH CONCISELY THE INFORMATION ABOUT THE ING PRIME RATE TRUST (THE TRUST) THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. YOU SHOULD READ IT CAREFULLY BEFORE YOU INVEST, AND KEEP IT FOR FUTURE REFERENCE.

THE TRUST HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) A STATEMENT OF ADDITIONAL INFORMATION DATED JULY 1, 2004 (THE SAI) CONTAINING ADDITIONAL INFORMATION ABOUT THE TRUST. THE SAI IS INCORPORATED BY REFERENCE IN ITS ENTIRETY INTO THIS PROSPECTUS. YOU MAY OBTAIN A FREE COPY OF THE SAI BY CONTACTING THE TRUST AT (800) 992-0180 OR BY WRITING TO THE TRUST AT 7337 E. DOUBLETREE RANCH ROAD, SCOTTSDALE, ARIZONA 85258. THE PROSPECTUS, SAI AND OTHER INFORMATION ABOUT THE TRUST ARE AVAILABLE ON THE SEC'S WEBSITE (HTTP://WWW.SEC.GOV). THE TABLE OF CONTENTS FOR THE SAI APPEARS ON PAGE __ OF THIS PROSPECTUS.

COMMON SHARES OF THE TRUST TRADE ON THE NEW YORK STOCK EXCHANGE (THE NYSE) UNDER THE SYMBOL PPR.

MARKET FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT THE TRUST. THERE IS NO GUARANTEE THAT THE TRUST WILL ACHIEVE ITS INVESTMENT OBJECTIVE. INVESTMENT IN THE TRUST INVOLVES CERTAIN RISKS AND SPECIAL CONSIDERATIONS, INCLUDING RISKS ASSOCIATED WITH THE TRUST'S USE OF LEVERAGE. SEE "RISK FACTORS AND SPECIAL CONSIDERATIONS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF ANY FACTORS THAT MAKE INVESTMENT IN THE TRUST SPECULATIVE OR HIGH RISK.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[ING FUNDS LOGO]

                                                                   WHAT'S INSIDE


Introduction to the Trust                                    1
Prospectus Synopsis                                          2
What You Pay To Invest -- Trust Expenses                     6
Financial Highlights                                         8
Trading and NAV Information                                  9
Investment Objective and Policies                           10
The Trust's Investments                                     12
Risk Factors and Special Considerations                     16
Transaction Policies                                        19
Plan of Distribution                                        20
Use of Proceeds                                             22
Dividends and Distributions                                 22
Investment Management and Other
  Service Providers                                         23
Description of the Trust                                    25
Description of Capital Structure                            27
Tax Matters                                                 28
More Information                                            29
Statement of Additional Information
 Table of Contents                                          30


[GRAPHIC]
OBJECTIVE

[GRAPHIC]
INVESTMENT             This Prospectus describes the Trust's objective,
STRATEGY               investment strategy and risks.

[GRAPHIC]
RISKS

                       You'll also find:

[GRAPHIC]              WHAT YOU PAY TO INVEST.
WHAT YOU               A list of the fees and expenses you pay -- both directly
PAY TO INVEST          and -- indirectly when you invest in the Trust.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                                       INTRODUCTION TO THE TRUST


THIS PROSPECTUS IS DESIGNED TO HELP YOU MAKE AN INFORMED DECISION ABOUT MAKING AN INVESTMENT IN ING PRIME RATE TRUST. PLEASE READ IT CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE.


Who should invest in the Trust?

ING PRIME RATE TRUST MAY SUIT YOU IF YOU:

   - are seeking a high level of current income; and
   - are willing to accept the risks associated with an investment in a leveraged portfolio consisting primarily of senior loans that are typically below investment grade credit quality.

DESCRIPTION OF THE TRUST

   The Trust is a diversified, closed-end investment company that seeks to provide investors with as high a level of current income as is consistent with the preservation of capital. The Trust seeks to achieve this objective by investing in a professionally managed portfolio comprised primarily of senior loans, an investment typically not available directly to individual investors.

   The Trust cannot guarantee that it will achieve its investment objective. In addition, since the senior loans in the Trust's portfolio typically are below investment grade credit quality and the portfolio is leveraged, the Trust has speculative characteristics.

   Common Shares of the Trust trade on the NYSE under the symbol PPR.


   The Trust's investment manager is ING Investments, LLC. The Trust's sub-adviser is ING Investment Management Co. (formerly Aeltus Investment Management, Inc.)


[SIDE NOTE]

Risk is the potential that your investment will lose money or not earn as much as you hope. All funds have varying degrees of risk, depending upon the securities they invest in.

This Trust involves certain risks and special considerations, including risks associated with investing in below investment grade assets and risks associated with the Trust's use of borrowing and other leverage strategies. See "Risk Factors and Special Considerations" beginning on page 14.

Please read this Prospectus carefully to be sure you understand the principal risks and strategies associated with the Trust. You should consult the SAI for a complete list of the risks and strategies.

[GRAPHIC]

If you have any questions about the Trust, please call your financial consultant or us at (800) 992-0180.

                          If you have any questions, please call (800) 992-0180.

PROSPECTUS SYNOPSIS

The following synopsis is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus.


DESCRIPTION OF
THE TRUST

THE TRUST                           The Trust is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act). It was organized as a Massachusetts business trust on December 2, 1987. As of ____, 2004, the
                                    Trust's net asset value (NAV) per Common Share was $____.

NYSE LISTED                         As of ____, 2004, the Trust had ____ Common Shares outstanding, which are traded on the NYSE under the symbol PPR. As of ____,
                                    2004, the last reported sales price of a Common Share of the
                                    Trust was $____.

INVESTMENT OBJECTIVE                To provide investors with as high a level of current income as is consistent with the preservation of capital. There is no assurance that the Trust will achieve its investment objective.

INVESTMENT                          The Trust's investment manager is ING Investments, LLC (ING
MANAGER/SUB-ADVISER                 Investments or the Investment Manager), an Arizona limited liability company. The Investment Manager had assets under management of over $____ billion as of March 31, 2004.

                                    The Investment Manager is an indirect wholly-owned subsidiary of
                                    ING Groep N.V. (NYSE: ING) (ING Groep). ING Groep is a global financial institution active in the fields of insurance, banking and asset management in more than 65 countries with more than
                                    100,000 employees.

                                    The Investment Manager receives an annual fee, payable monthly, in a maximum amount equal to 0.80% of the Trust's average daily gross asset value, minus the sum of the Trust's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the
                                    Trust and the liquidation preference of any outstanding
                                    preferred shares) (Managed Assets). This definition includes the assets acquired through the Trust's use of leverage.

                                    Effective August 1, 2003, ING Investment Management Co. ("INGIM"
                                    or "Sub-Adviser") (formerly known as Aeltus Investment
                                    Management, Inc.) serves as Sub-Adviser to the Trust. See
                                    "Investment Management and other Service Providers --
                                    Sub-Adviser" on page ____. INGIM is an affiliate of the
                                    Investment Manager.

DISTRIBUTIONS                       Income dividends on Common Shares accrue and are declared and paid monthly. Income dividends may be distributed in cash or reinvested in additional full and fractional shares of the Trust through the Trust's Shareholder Investment Program.

PRIMARY INVESTMENT                  The Trust seeks to achieve its investment objective by investing
STRATEGY                            under normal circumstances at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in higher yielding, U.S. dollar denominated, floating rate secured senior loans (Senior Loans). The Senior Loans are typically rated below investment grade credit quality. The Trust makes its investments in Senior Loans by purchasing a portion of the overall loan,
                                    I.E., the Trust becomes one of a number of lenders participating in the loan. The Trust will provide shareholders with at least
                                    60 days' prior notice of any change in this investment policy.

                                    The Trust only invests in Senior Loans made to corporations or other business entities organized under U.S. or Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions. Senior Loans either hold the most senior
                                    position in the capital structure of the borrower or hold an equal ranking with other senior debt or have characteristics that the Investment Manager believes justify treatment as senior debt.

OTHER INVESTMENT                    Assets not invested in Senior Loans may be invested in unsecured
STRATEGIES AND POLICIES             loans, subordinated loans, short-term debt securities, and equities acquired in connection with investments in loans. See
                                    "Investment Objective and Policies" on page 10.

                                    Loans in which the Trust invests typically have interest rates which reset at least quarterly and may reset as frequently as daily. The maximum duration of an interest rate reset on any loan in which the Trust may invest is one year. In order to achieve overall reset balance, the Trust will ordinarily
                                    maintain a dollar-weighted average time to next interest rate adjustment on its loans of 90 days or less.

                                    Normally at least 80% of the Trust's portfolio will be invested in Senior Loans with maturities of one to ten years. The maximum maturity on any loan in which the Trust may invest is ten years.

                                    To seek to increase the yield on the Common Shares, the Trust may engage in lending its portfolio securities. Such lending will be fully secured by investment grade collateral held by an independent agent.

                                    The Trust may hold a portion of its assets in short-term
                                    interest bearing instruments. Moreover, in periods when, in the opinion of the Investment Manager or Sub-Adviser, a temporary defensive position is appropriate, up to 100% of the Trust's assets may be held in cash or short-term interest bearing
                                    instruments. The Trust may not achieve its investment objective when pursuing a temporary defensive position.

                                    The Trust may not invest in Senior Loans made to foreign
                                    borrowers other than borrowers organized under Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions.

                                    The Trust may engage in executing repurchase and reverse
                                    repurchase agreements.

LEVERAGE                            To seek to increase the yield on the Common Shares, the Trust employs financial leverage by borrowing money and issuing
                                    preferred shares. See "Risk Factors and Special Considerations
                                    -- Leverage" on page 15.

BORROWINGS                          Under the 1940 Act, the Trust may borrow up to an amount equal to 33 1/3% of its total assets (including the proceeds of the borrowings) less all liabilities other than borrowings. The
                                    Trust's obligations to holders of its debt are senior to its ability to pay dividends on, or redeem or repurchase, Common
                                    Shares and preferred shares, or to pay holders of Common Shares and preferred shares in the event of liquidation.

PREFERRED SHARES                    Under the 1940 Act, the Trust may issue preferred shares so long as immediately after any issuance of preferred shares the value of the Trust's total assets (less all Trust liabilities and indebtedness that is not senior indebtedness) is at least twice the amount of the Trust's senior indebtedness plus the
                                    involuntary liquidation preference of all outstanding shares.

                                    The Trust is authorized to issue an unlimited number of shares of a class of preferred stock in one or more series. In November
                                    2000, the Trust issued 3,600 shares each of Series M, T, W, Th and F Auction Rate Cumulative Preferred Shares, $0.01 par value,
                                    $25,000 liquidation preference per share, for a total issuance of $450 million (the Preferred Shares). The Trust's obligations to holders of the Preferred Shares and holders of any other preferred shares, are senior to its ability to pay dividends on, or redeem or repurchase, Common Shares, or to pay holders of
                                    Common Shares in the event of liquidation.

                                    The 1940 Act also requires that the holders of the Preferred
                                    Shares and holders of any other preferred shares of the Trust, voting as a separate class, have the right to:

                                       - elect at least two trustees at all times; and

                                       - elect a majority of the trustees at any time when dividends on any series of Preferred Shares are unpaid for two full
                                         years.

                                    In each case, the holders of Common Shares voting separately as a class will elect the remaining trustees.

DIVERSIFICATION                     The Trust maintains a diversified investment portfolio, a
                                    strategy which seeks to limit exposure to any one issuer or industry.

                                    As a diversified investment company, the Trust may not make investments in any one issuer (other than the U.S. government)
                                    if, immediately after such purchase or acquisition, more than 5%
                                    of the value of the Trust's total assets would be invested in such issuer, or the Trust would own more than 25% of any
                                    outstanding issue. The Trust will consider a borrower on a loan, including a loan participation, to be the issuer of that loan.
                                    This strategy is a fundamental policy that may not be changed without shareholder approval. With respect to no more than 25%
                                    of its total assets, the Trust may make investments that are not subject to the foregoing restrictions.

                                    In addition, a maximum of 25% of the Trust's total assets, measured at the time of investment, may be invested in any one industry. This strategy is also a fundamental policy that may not be changed without shareholder approval.

PLAN OF DISTRIBUTION                The Common Shares are offered by the Trust through the Trust's
                                    Shareholder Investment Program. The Shareholder Investment
                                    Program allows participating shareholders to reinvest all
                                    dividends in additional shares of the Trust, and also allows participants to purchase additional Common Shares through
                                    optional cash investments in amounts ranging from a minimum of
                                    $100 to a maximum of $100,000 per month. The Trust reserves the right to reject any purchase order. Please note that cash, travelers checks, third party checks, money orders and checks drawn on non-US banks (even if payment may be effected through a
                                    US bank) generally will not be accepted. Common Shares may be issued by the Trust under the Shareholder Investment Program only if the Trust's Common Shares are trading at a premium to net asset value (NAV). If the Trust's Common Shares are trading at a discount to NAV, Common Shares purchased under the
                                    Shareholder Investment Program will be purchased on the open market. See "Plan of Distribution" on page 20.

                                    Shareholders may elect to participate in the Shareholder
                                    Investment Program by telephoning the Trust or submitting a completed Participation Form to DST Systems, Inc. (DST).

                                    Common Shares also may be offered pursuant to privately
                                    negotiated transactions between the Trust or ING Funds
                                    Distributor, LLC and individual investors. Common Shares of the
                                    Trust issued in connection with privately negotiated
                                    transactions will be issued at the greater of (i) NAV per Common
                                    Share of the Trust's Common Shares or (ii) at a discount ranging from 0% to 5% of the average daily market price of the Trust's
                                    Common Shares at the close of business on the two business days preceding the date upon which Common Shares are sold pursuant to the privately negotiated transaction. See "Plan of Distribution"
                                    on page 20.

ADMINISTRATOR                       The Trust's administrator is ING Funds Services, LLC (the
                                    Administrator). The Administrator is an affiliate of the
                                    Investment Manager. The Administrator receives an annual fee, payable monthly, in a maximum amount equal to 0.25% of the
                                    Trust's Managed Assets.

RISK FACTORS
AND SPECIAL
CONSIDERATIONS

CREDIT RISK ON LOANS                Loans in the Trust's portfolio will typically be below
                                    investment grade credit quality. Investment in the Trust
                                    involves the risk that borrowers may default on obligations to pay principal or interest when due, that lenders may have
                                    difficulty liquidating the collateral securing the loans or enforcing their rights under the terms of the loans, and that the Trust's investment objective may not be realized.

INTEREST RATE RISK                  Changes in market interest rates will affect the yield on the
                                    Trust's Common Shares. If market interest rates fall, the yield on the Trust's Common Shares will also fall. In addition,
                                    changes in market interest rates may cause the Trust's NAV to experience moderate volatility because of the lag between
                                    changes in market rates and the resetting of the floating rates on assets in the Trust's portfolio. To the extent that market interest rate changes are reflected as a change in the market spreads for loans of the type and quality in which the Trust invests, the value of the Trust's portfolio may decrease in response to an increase in such spreads. Finally, substantial increases in interest rates may cause an increase in loan
                                    defaults as borrowers may lack the resources to meet higher debt service requirements.

DISCOUNT FROM OR                    As with any security, the market value of the Common Shares may
PREMIUM TO NAV                      increase or decrease from the amount that you paid for the
                                    Common Shares.

                                    The Trust's Common Shares may trade at a discount to NAV. This is a risk separate and distinct from the risk that the Trust's
                                    NAV per Common Share may decrease.

LEVERAGE                            The Trust's use of leverage through borrowings and the issuance of preferred shares can adversely affect the yield on the
                                    Trust's Common Shares. To the extent that the Trust is unable to invest the proceeds from the use of leverage in assets which pay interest at a rate which exceeds the rate paid on the leverage, the yield on the Trust's Common Shares will decrease. In
                                    addition, in the event of a general market decline in the value of assets such as those in which the Trust invests, the effect of that decline will be magnified in the Trust because of the additional assets purchased with the proceeds of the leverage.
                                    As of ____, 2004, the Trust had $____ million of borrowings outstanding under two credit facilities totaling $____, and
                                    $____ million of Preferred Shares

LIMITED SECONDARY                   Because of the limited secondary market for loans, the Trust may
MARKET FOR LOANS                    be limited in its ability to sell loans in its portfolio in a timely fashion and/or at a favorable price.

DEMAND FOR LOANS                    An increase in demand for loans may adversely affect the rate of interest payable on new loans acquired by the Trust, and it may also increase the price of loans in the secondary market.

IMPACT OF SHAREHOLDER               The issuance of Common Shares through the Shareholder Investment
INVESTMENT PROGRAM                  Program may have an adverse effect on prices in the secondary market for the Trust's Common Shares by increasing the number of
                                    Common Shares available for sale. In addition, the Common Shares may be issued at a discount to the market price for such Common
                                    Shares, which may put downward pressure on the market price for
                                    Common Shares of the Trust.

WHAT YOU PAY TO INVEST -- TRUST EXPENSES


The cost you pay to invest in the Trust includes the expenses incurred by the Trust. In accordance with SEC requirements, the table below shows the expenses of the Trust, including interest expense on borrowings, as a percentage of the net assets of the Trust, and not as a percentage of gross assets or Managed Assets. By showing expenses as a percentage of net assets, expenses are not expressed as a percentage of all of the assets that are invested for the Trust. The Table below assumes that the Trust has issued $450 million of Preferred Shares and has borrowed an amount equal to 25% of its Managed Assets. For information about the Trust's expense ratios if the Trust had not borrowed or issued Preferred Shares, see "Risk Factors and Special Considerations -- Annual Expenses Without Borrowings or Preferred Shares."


SHAREHOLDER TRANSACTION EXPENSES


Shareholder Investment Program Fees                                                      NONE
Privately Negotiated Transactions
  Commission (as a percentage of offering price)                                         NONE
ANNUAL EXPENSES (AS A PERCENTAGE OF NET ASSETS ATTRIBUTABLE TO COMMON SHARES)
Management and Administrative Fees(1)                                                     [--]%
Interest Expense on Borrowed Funds                                                        [ ]%
Other Operating Expenses(2)                                                               [ ]%
Total Annual Expenses(3)                                                                  [ ]%



(1) Pursuant to the Investment Management Agreement with the Trust, ING Investments is paid a fee of 0.80% of the Trust's Managed Assets. Pursuant to its Administration Agreement with the Trust, ING Funds Services, LLC, the Trust's Administrator, is paid a fee of 0.25% of the Trust's Managed Assets. See "Investment Management and Other Service Providers -- The Administrator."

(2) "Other Operating Expenses" are based on estimated amounts for the current fiscal year, which, in turn, are based on "other operating expenses" for the fiscal year ended February 29, 2004, and does not include the expenses of borrowing.

(3) If the Total Annual Expenses of the Trust were expressed as a percentage of Managed Assets (assuming the same 25% borrowing), the Total Annual Expense ratio would be ____%.

EXAMPLES

The following hypothetical example shows the amount of the expenses that an investor in the Trust would bear on a $1,000 investment that is held for the different time periods in the table. The example assumes that all dividends and other distributions are reinvested at NAV and that the percentage amounts listed under Total Annual Expenses above remain the same in the years shown. The tables and the assumption in the hypothetical example of a 5% annual return are required by regulation of the SEC applicable to all investment companies. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of the Trust's Common Shares. For more complete descriptions of certain of the Trust's costs and expenses, see "Investment Management and Other Service Providers."



The following example applies to shares issued in connection with the Trust's Shareholder Investment Program and shares issued in connection with privately negotiated transactions. This example does not take into account whether such shares are purchased at a discount or a premium to the Trust's net asset value.



                                                          1 YEAR   3 YEARS   5 YEARS   10 YEARS
-----------------------------------------------------------------------------------------------
You would pay the following expenses on a
$1,000 investment, assuming a 5% annual
return and where the Trust has borrowed in an
amount equal to 25% of its Managed Assets                    $        $         $          $

You would pay the following expenses on a
$1,000 investment, assuming a 5% annual
return and where the Trust has not borrowed                  $        $         $          $



The purpose of the above table is to assist you in understanding the various costs and expenses that an investor in the Trust will bear directly or indirectly.

THE FOREGOING EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS TABLE

The table below sets forth selected financial information which has been derived from the financial statements in the Trust's Annual Report dated as of February 29, 2004. For the fiscal years ended February 29, 2004, February 28, 2003, February 28, 2002, February 28, 2001, and February 29, 2000, the information in the table below has been audited by KPMG LLP, independent auditors. The auditors' report is contained in the Trust's Annual Report dated as of February 29, 2004. A free copy of the Annual Report may be obtained by calling (800) 992-0180.



                                                                          YEARS ENDED FEBRUARY 28 OR FEBRUARY 29,
                                                          ---------------------------------------------------------------------
                                                             2004        2003          2002           2001            2000(4)
                                                          ---------   ---------     ---------     ------------     ------------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period                                  $    7.20     $    8.09     $       8.95     $       9.24
Net investment income                                                      0.50          0.74             0.88             0.79
Net realized and unrealized gain (loss) on investments                    (0.47)        (0.89)           (0.78)           (0.30)
                                                                      ---------     ---------     ------------     ------------
Increase (decrease) in net asset value from
  investment operations                                                   (0.02)        (0.15)            0.10             0.49
Distributions to Common Shareholders from net
  investment income                                                       (0.45)        (0.63)           (0.86)           (0.78)
Distribution to Preferred Shareholders                                    (0.05)        (0.11)           (0.06)              --
Increase in net asset value from share offerings                             --            --               --               --
Reduction in net asset value from Preferred
  Shares offerings                                                           --            --            (0.04)              --
                                                                      ---------     ---------     ------------     ------------
Net asset value, end of period                                        $    6.73     $    7.20     $       8.09     $       8.95
                                                                      =========     =========     ============     ============
Closing market price at end of period                                 $    6.46     $    6.77     $       8.12     $       8.25
TOTAL INVESTMENT RETURN(1)
Total investment return at closing market price(2)                         2.53%        (9.20)%           9.10%           (5.88)%
Total investment return at net asset value(3)                              0.44%        (3.02)%           0.19%            5.67%
RATIOS/SUPPLEMENTAL DATA
Net assets end of period (000's)                                      $ 922,383     $ 985,982     $  1,107,432     $  1,217,339
Preferred Shares Aggregate amount
  outstanding (000's)                                                 $ 450,000     $ 450,000     $    450,000               --
Borrowings at end of period (000's)                                   $ 167,000     $ 282,000     $    510,000     $    484,000
Liquidation and market value per share
  of Preferred Shares                                                 $  25,000     $  25,000     $     25,000               --
Asset coverage ratios(6)                                                    250%          235%             215%             352%
Average borrowings (000's)                                            $ 190,671     $ 365,126     $    450,197     $    524,019
Ratios to average net assets including Preferred
  Shares(7)
  Expenses (before interest and other
    fees related to revolving credit facility)                             1.49%         1.57%            1.62%              --
  Expenses                                                                 1.81%         2.54%            3.97%              --
  Net investment income                                                    4.97%         6.83%            9.28%              --
Ratios to average net assets plus borrowing
  Expenses (before interest and other
    fees related to revolving credit facility)                             1.82%         1.66%            1.31%            1.00%(5)
  Expenses                                                                 2.23%         2.70%            3.21%            2.79%(5)
  Net investment income                                                    6.10%         7.24%            7.50%            6.12%
Ratios to average net assets
  Expenses (before interest and other
    fees related to revolving credit facility)                             2.19%         2.25%            1.81%            1.43%(5)
  Expenses                                                                 2.68%         3.64%            4.45%            4.00%(5)
  Net investment income                                                    7.33%         9.79%           10.39%            8.77%
  Portfolio turnover rate                                                    48%           53%              46%              71%
  Common shares outstanding at end of period (000's)                    136,973       136,973          136,847          136,036


(1) Total investment return calculations are attributable to common shareholders.

(2) Total investment return measures the change in the market value of your investment assuming reinvestment of dividends and capital gain distributions, if any, in accordance with the provisions of the dividend reinvestment plan.

(3) Total investment return at net asset value has been calculated assuming a purchase at net asset value at the beginning of each period and a sale at net asset value at the end of each period and assumes reinvestment of dividends and capital gain distributions in accordance with the provisions of the dividend reinvestment plan. This calculation differs from total investment return because it excludes the effects of changes in the market values of the Trust's shares.

(4) The Investment Manager agreed to reduce its fee for a period of three years from the Expiration Date of the November 12, 1996 Rights Offering to 0.60% of the average daily net assets, plus the proceeds of any outstanding borrowings, over $1.15 billion.

(5)  Calculated on total expenses before impact of earnings credits.


(6) Asset coverage represents the total assets available for settlement of Preferred Stockholder's interest and notes payables in relation to the Preferred Shareholder interest and notes payable balance outstanding. The Preferred Shares were first offered November 2, 2000.

(7) Ratios do not reflect the effect of dividend payments to Preferred Shareholders; income ratios reflect income earned on assets attributable to preferred shares.

                                                    TRADING AND NAV INFORMATION

The following table shows for the Trust's Common Shares for the periods indicated: (1) the high and low closing prices as shown on the NYSE Composite Transaction Tape; (2) the NAV per Common Share represented by each of the high and low closing prices as shown on the NYSE Composite Transaction Tape; and (3) the discount from or premium to NAV per Share (expressed as a percentage) represented by these closing prices. The table also sets forth the aggregate number of shares traded as shown on the NYSE Composite Transaction Tape during the respective quarter.


                                                                               PREMIUM/(DISCOUNT)
                                         PRICE                  NAV                 TO NAV
                                  -------------------   -------------------   ---------------------       REPORTED
      CALENDAR QUARTER ENDED        HIGH        LOW       HIGH        LOW       HIGH          LOW        NYSE VOLUME
                                  --------   --------   --------   --------   --------     --------     -------------
      March 31, 2002              $  6.950   $  6.640   $   7.29   $   7.25      (4.66)%      (8.41)%      11,781,400
      June 30, 2002                  6.950      6.230       7.25       7.13      (4.14)      (12.62)       13,759,808
      September 30, 2002             6.290      5.610       7.07       6.96     (11.03)      (19.40)       16,512,192
      December 31, 2002              6.100      5.440       6.69       6.55      (8.82)      (16.95)       16,672,498
      March 31, 2003                 6.690      6.130       6.74       6.69      (0.74)       (8.37)       16,702,202
      June 30, 2003                   [  ]       [  ]       [  ]       [  ]       [  ]         [  ]              [  ]
      September 30, 2003              [  ]       [  ]       [  ]       [  ]       [  ]         [  ]              [  ]
      December 31, 2003               [  ]       [  ]       [  ]       [  ]       [  ]         [  ]              [  ]
      March 31, 2004                  [  ]       [  ]       [  ]       [  ]       [  ]         [  ]              [  ]



On ____, 2004, the last reported sale price of a Common Share of the Trust's Common Shares on the NYSE was $____. The Trust's NAV on ____, 2004 was $____. See "Transaction Policies Net Asset Value." On ____, 2004 the last reported sale price of a share of the Trust's Common Shares on the NYSE ($____) represented a ____% premium above NAV ($____) as of that date.


The Trust's Common Shares have traded in the market above, at, and below NAV since March 9, 1992, when the Trust's Common Shares were listed on the NYSE. The Trust cannot predict whether its Common Shares will trade in the future at a premium or discount to NAV, and if so, the level of such premium or discount. Shares of closed-end investment companies frequently trade at a discount from NAV.

INVESTMENT OBJECTIVE AND POLICIES

INVESTMENT OBJECTIVE

The Trust's investment objective is to provide investors with as high a level of current income as is consistent with the preservation of capital. The Trust seeks to achieve this investment objective by investing in the types of assets described below:

1. SENIOR LOANS. Under normal circumstances, at least 80% of the Trust's net assets, plus the amount of any borrowings for investment purposes, will be invested in higher yielding, U.S. dollar denominated, floating rate secured senior loans (Senior Loans). The Trust will provide shareholders with at least 60 days' prior notice of any change in this investment policy.

   The Trust only invests in Senior Loans made to corporations or other business entities organized under U.S. or Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions. These Senior Loans are typically below investment grade in quality. The Trust makes its investments in Senior Loans by purchasing a portion of the overall loan, I.E., the Trust becomes one of a number of lenders participating in the loan.


   Senior Loans either hold the most senior position in the capital structure of the borrower or hold an equal ranking with other senior debt or have characteristics that the Investment Manager or Sub-Adviser believes justify treatment as senior debt.


   The Trust does not invest in Senior Loans whose interest rates are tied to non-domestic interest rates other than the London Inter-Bank Offered Rate (LIBOR).

2. OTHER INVESTMENTS. Under normal circumstances the Trust may also invest up to 20% of its total assets in the following types of investments (Other Investments):

   -  unsecured loans

   -  subordinated loans

   -  short-term debt securities

   -  equity securities incidental to investment in loans


3. CASH AND SHORT-TERM INSTRUMENTS. Under normal circumstances, the Trust may invest in cash and/or short-term instruments. During periods when, in the opinion of the Investment Manager or Sub-Adviser, a temporary defensive posture in the market is appropriate, the Trust may hold up to 100% of its assets in cash and/or short-term instruments.


FUNDAMENTAL DIVERSIFICATION POLICIES

1. INDUSTRY DIVERSIFICATION. The Trust may invest in any industry. The Trust may not invest more than 25% of its total assets in any single industry.

2. BORROWER DIVERSIFICATION. As a diversified investment company, the Trust may not make investments in any one issuer (other than the U.S. government) if, immediately after such purchase or acquisition, more than 5% of the value of the Trust's total assets would be invested in such issuer, or the Trust would own more than 25% of any outstanding issue. The Trust will consider the borrower on a loan, including a loan participation, to be the issuer of such loan. With respect to no more than 25% of its total assets, the Trust may make investments that are not subject to the foregoing restrictions.

These fundamental diversification policies may only be changed with approval by a majority of all shareholders, including the vote of a majority of the holders of Preferred Shares, and holders of any other preferred shares, voting separately as a class.

INVESTMENT POLICIES


The Investment Manager and Sub-Adviser follow certain investment policies set by the Trust's Board of Trustees. Some of those policies are set forth below. Please refer to the SAI for additional information on these and other investment policies.


1. PAYABLE IN U.S. DOLLARS. All investments purchased by the Trust must be denominated in U.S. dollars.

2. MATURITY. Normally at least 80% of the Trust's total assets will be invested in Senior Loans with maturities of one to ten years. The maximum maturity on any loan in which the Trust can invest is ten years.


3. INTEREST RATE RESETS. Normally, at least 80% of the Trust's total assets will be invested in assets with rates of interest which reset either daily, monthly, or quarterly. The maximum duration of an interest rate reset on any loan investment in which the Trust may invest is one year. In addition, the Trust will ordinarily maintain a dollar-weighted average time until the next interest rate adjustment on its loan investments of 90 days or less.

4. LIMITATIONS ON SUBORDINATED AND UNSECURED LOANS. The Trust may also invest up to 5% of its total assets, measured at the time of investment, in subordinated and unsecured loans. The Trust may acquire a subordinated loan only if, at the time of acquisition, it acquires or holds a Senior Loan from the same borrower. The Trust will acquire unsecured loans only where the Investment Manager or Sub-Adviser believes, at the time of acquisition, that the Trust would have the right to payment upon default that is not subordinate to any other creditor. The maximum of 5% of the Trust's assets invested in subordinated and unsecured loans will constitute part of the 20% of the Trust's assets that may be invested in "Other Investments" as described above, and will not count toward the 80% of the Trust's assets that are normally invested in Senior Loans.

5. INVESTMENT QUALITY; CREDIT ANALYSIS. Loans in which the Trust invests generally are rated below investment grade credit quality or are unrated. In acquiring a loan, the Investment Manager or Sub-Adviser will consider some or all of the following factors concerning the borrower: ability to service debt from internally generated funds; adequacy of liquidity and working capital; appropriateness of capital structure;

   leverage consistent with industry norms; historical experience of achieving business and financial projections; the quality and experience of management; and adequacy of collateral coverage. The Investment Manager or Sub-Adviser performs its own independent credit analysis of each borrower. In so doing, the Investment Manager or Sub-Adviser may utilize information and credit analyses from agents that originate or administer loans, other lenders investing in a loan, and other sources. The Investment Manager or Sub-Adviser also may communicate directly with management of the borrowers. These analyses continue on a periodic Investment Objective and Policies basis for any Senior Loan held by the Trust. See "Risk Factors and Special Considerations -- Credit Risk on Senior Loans."


6. USE OF LEVERAGE. The Trust may borrow money and issue preferred shares to the fullest extent permitted by the 1940 Act. See "Policy on Borrowing" and "Policy on Issuance of Preferred Shares" below.

7. SHORT-TERM INSTRUMENTS. Short-term instruments in which the Trust invests may include (i) commercial paper rated A-1 by Standard and Poor's or P-1 by Moody's Investors Service, Inc., or of comparable quality as determined by the Investment Manager, (ii) certificates of deposit, banker's acceptances, and other bank deposits and obligations, and (iii) securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

8. SECURITIES LENDING. The Trust also may lend portfolio securities on a short-term or long-term basis, an amount equal to up to 33 1/3% of its total assets.

POLICY ON BORROWING

Beginning in May of 1996, the Trust began a policy of borrowing for investment purposes. The Trust seeks to use proceeds from borrowing to acquire loans and other investments which pay interest at a rate higher than the rate the Trust pays on borrowings. Accordingly, borrowing has the potential to increase the Trust's total income available to holders of its Common Shares.

The Trust may issue notes, commercial paper, or other evidences of indebtedness and may be required to secure repayment by mortgaging, pledging, or otherwise granting a security interest in the Trust's assets. The terms of any such borrowings are subject to the provisions of the 1940 Act, and also subject to the more restrictive terms of the credit agreements relating to borrowings and additional guidelines imposed by rating agencies which are more restrictive than the provisions of the 1940 Act. The Trust is permitted to borrow an amount equal to up to 33 1/3%, or such other percentage permitted by law, of its total assets (including the amount borrowed) less all liabilities other than borrowings. See "Risk Factors and Special Considerations -- Leverage" and "Risk Factors and Special Considerations -- Restrictive Covenants and 1940 Act Restrictions."

POLICY ON ISSUANCE OF PREFERRED SHARES

The Trust has a policy of issuing preferred shares for investment purposes. The Trust seeks to use the proceeds from preferred shares to acquire loans and other investments which pay interest at a rate higher than the dividends payable on preferred shares. The terms of the issuance of preferred shares are subject to the 1940 Act and to additional guidelines imposed by rating agencies, which are more restrictive than the provisions of the 1940 Act. Under the 1940 Act, the Trust may issue preferred shares so long as immediately after any issuance of preferred shares the value of the Trust's total assets (less all Trust liabilities and indebtedness that is not senior indebtedness) is at least twice the amount of the Trust's senior indebtedness plus the involuntary liquidation preference of all outstanding shares. In November 2000, the Trust issued 18,000 Preferred Shares for a total of $450 million. See "Risk Factors and Special Considerations -- Leverage."

THE TRUST'S INVESTMENTS

As stated above under Investment Objective and Policies, the Trust will invest primarily in Senior Loans. This section contains a discussion of the characteristics of Senior Loans, the manner in which those investments are made and the market for Senior Loans.

SENIOR LOAN CHARACTERISTICS

Senior Loans are loans that are typically made to business borrowers to finance leveraged buy-outs, recapitalizations, mergers, stock repurchases and internal growth. Senior Loans generally hold the most senior position in the capital structure of a borrower and are usually secured by liens on the assets of the borrowers, including tangible assets such as cash, accounts receivable, inventory, property, plant and equipment, common and/or preferred stock of subsidiaries, and intangible assets including trademarks, copyrights, patent rights and franchise value. The Trust may also receive guarantees as a form of collateral.


Senior Loans that the Trust may acquire include participation interests in lease financings (Lease Participations) where the collateral quality, credit quality of the borrower and the likelihood of payback are believed by the Investment Manager or Sub-Adviser to be the same as those applied to conventional Senior Loans. A Lease Participation is also required to have a floating interest rate that is indexed to a benchmark indicator of prevailing interest rates, such as LIBOR or the Prime Rate.


By virtue of their senior position and collateral, Senior Loans typically provide lenders with the first right to cash flows or proceeds from the sale of a borrower's collateral if the borrower becomes insolvent (subject to the limitations of bankruptcy law, which may provide higher priority to certain claims such as, for example, employee salaries, employee pensions and taxes). This means Senior Loans are generally repaid before unsecured bank loans, corporate bonds, subordinated debt, trade creditors, and preferred or common stockholders.

Senior Loans typically pay interest at least quarterly at rates which equal a fixed percentage spread over a base rate such as LIBOR. For example, if LIBOR were 2.00% and the borrower were paying a fixed spread of 3.00%, the total interest rate paid by the borrower would be 5.00%. Base rates and, therefore, the total rates paid on Senior Loans float, I.E., they change as market rates of interest change.

Although a base rate such as LIBOR can change every day, loan agreements for Senior Loans typically allow the borrower the ability to choose how often the base rate for its loan will change. Such periods can range from one day to one year, with most borrowers choosing monthly or quarterly reset periods. During periods of rising interest rates, borrowers will tend to choose longer reset periods, and during periods of declining interest rates, borrowers will tend to choose shorter reset periods. The fixed spread over the base rate on a Senior Loan typically does not change.

Senior Loans generally are arranged through private negotiations between a borrower and several financial institutions represented by an agent who is usually one of the originating lenders. In larger transactions, it is common to have several agents; however, generally only one such agent has primary responsibility for ongoing administration of a Senior Loan. Agents are typically paid fees by the borrower for their services. The agent is primarily responsible for negotiating the loan agreement which establishes the terms and conditions of the Senior Loan and the rights of the borrower and the lenders. The agent also is responsible for monitoring collateral and for exercising remedies available to the lenders such as foreclosure upon collateral.

Loan agreements may provide for the termination of the agent's agency status in the event that it fails to act as required under the relevant loan agreement, becomes insolvent, enters FDIC receivership or, if not FDIC insured, enters into bankruptcy. Should such an agent, lender or assignor with respect to an assignment interpositioned between the Trust and the borrower become insolvent or enter FDIC receivership or bankruptcy, any interest in the Senior Loan of such person and any loan payment held by such person for the benefit of the Trust should not be included in such person's or entity's bankruptcy estate. If, however, any such amount were included in such person's or entity's bankruptcy estate, the Trust would incur certain costs and delays in realizing payment or could suffer a loss of principal or interest. In this event, the Trust could experience a decrease in NAV.

The Trust acquires Senior Loans from lenders such as banks, insurance companies, finance companies, other investment companies and private investment funds. The Trust may also acquire Senior Loans from U.S. branches of foreign banks that are regulated by the Federal Reserve System or appropriate state regulatory authorities.

INVESTMENT BY THE TRUST


The Trust invests in Senior Loans primarily by purchasing an assignment of a portion of a Senior Loan from a third party, either in connection with the original loan transaction (I.E., in the primary market) or after the initial loan transaction (I.E., in the secondary market). When the Trust purchases an assignment in the primary market, it may share in a fee paid to the original lender. When the Trust acquires a Senior Loan in the secondary market, it may pay a fee to, or forego a portion of interest payments from, the lender making the assignment. The Trust will act as lender, or purchase an assignment with respect to a Senior Loan, only if the agent is determined by the Investment Manager or Sub-Adviser to be creditworthy.


Except for rating agency guidelines imposed on the Trust's portfolio while it has outstanding Preferred Shares, there is no minimum rating or other independent evaluation of a borrower limiting the Trust's investments and most Senior Loans that the Trust may acquire, if rated, will be rated below investment grade credit quality. See "Risk Factors and Special Considerations -- Credit Risk on Senior Loans."

ASSIGNMENTS. When the Trust is a purchaser of an assignment, it succeeds to all the rights and obligations under the loan agreement of the assigning lender and becomes a lender under the loan agreement with the same rights and obligations as the assigning lender. These rights include the ability to vote along with the other lenders on such matters as enforcing the terms of the loan agreement, E.G., declaring defaults, initiating collection action, etc. Taking such actions usually requires at least a vote of the lenders holding a majority of the investment in the loan, and may require a vote by lenders holding two-thirds or more of the investment in the loan. Because the Trust typically does not hold a majority of the investment in any loan, it will not be able by itself to control decisions that require a vote by the lenders.

ACQUISITION COSTS. When the Trust acquires an interest in a Senior Loan in the primary market, it typically acquires the loan at par less its portion of the fee paid to all originating lenders. When the Trust acquires an interest in a Senior Loan, in the secondary market, it may be at par, but typically the Trust will do so at premium or discount to par.

SENIOR LOAN MARKET


Total U.S. domestic Senior Loan volume has increased dramatically over the last 10 years. Total Senior Loan volume was approximately $375 billion in 1992. For the 2003 year, volume has increased to approximately $___ billion. Originated Senior loan volume peaked in year 2000 at approximately $1,296 billion. Despite continuing volatility in U.S. capital markets, demand has remained strong. Institutional investors other than banks, such as investment companies, insurance companies and private investment vehicles are continuing to increase investment allocations to the Senior Loan market. The entrance of new investors has helped create a more active secondary trading market in Senior Loans with approximately $____ billion in trading volume during 2003. This secondary market, coupled with lender focus on portfolio management and the move toward standard market practices, has helped increase the liquidity for Seniors Loans.


Credit quality is the primary issue currently impacting the loan market. The industry has experienced deteriorating credit quality, high profile corporate bankruptcies, historically high default-rates and continuing concerns about the direction of the general economy.

RISK FACTORS AND SPECIAL CONSIDERATIONS

RISK IS INHERENT IN ALL INVESTING. THE FOLLOWING DISCUSSION SUMMARIZES SOME OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO INVEST IN THE TRUST. FOR ADDITIONAL INFORMATION ABOUT THE RISKS ASSOCIATED WITH INVESTING IN THE TRUST, SEE "ADDITIONAL INFORMATION ABOUT INVESTMENTS AND INVESTMENT TECHNIQUES" IN THE SAI.

CREDIT RISK ON SENIOR LOANS

The Trust's ability to pay dividends and repurchase its Common Shares is dependent upon the performance of the assets in its portfolio. That performance, in turn, is subject to a number of risks, chief among which is credit risk on the underlying assets.

Credit risk is the risk of nonpayment of scheduled interest or principal payments. In the event a borrower fails to pay scheduled interest or principal payments on a Senior Loan held by the Trust, the Trust will experience a reduction in its income and a decline in the market value of the Senior Loan, which will likely reduce dividends and lead to a decline in the NAV of the Trust's Common Shares. If the Trust acquires a Senior Loan from another lender, either by means of assignment or by acquiring a participation, the Trust may also be subject to credit risks with respect to that lender. See "The Trust's Investments -- Investment by the Trust."


Senior Loans generally involve less risk than unsecured or subordinated debt and equity instruments of the same issuer because the payment of principal and interest on Senior Loans is a contractual obligation of the issuer that, in most instances, takes precedence over the payment of dividends, or the return of capital, to the issuer's shareholders and payments to bond holders. The Trust generally invests in Senior Loans that are usually secured with specific collateral. However, the value of the collateral may not equal the Trust's investment when the loan is acquired or may decline below the principal amount of the Senior Loan subsequent to the Trust's investment. Also, to the extent that collateral consists of stock of the borrower or its subsidiaries or affiliates, the Trust bears the risk that the stock may decline in value, be relatively illiquid, or may lose all or substantially all of its value, causing the Senior Loan to be undercollateralized. Therefore, the liquidation of the collateral underlying a Senior Loan may not satisfy the issuer's obligation to the Trust in the event of non-payment of scheduled interest or principal, and the collateral may not be readily liquidated.


In the event of the bankruptcy of a borrower, the Trust could experience delays and limitations on its ability to realize the benefits of the collateral securing the Senior Loan. Among the credit risks involved in a bankruptcy are assertions that the pledge of collateral to secure a loan constitutes a fraudulent conveyance or preferential transfer that would have the effect of nullifying or subordinating the Trust's rights to the collateral.


The Senior Loans in which the Trust invests are generally rated lower than investment grade credit quality, I.E., rated lower than "Baa" by Moody's or "BBB" by S&P, or have been issued by issuers who have issued other debt securities which, if unrated, would be rated lower than investment grade credit quality. Investment decisions will be based largely on the credit analysis performed by the Investment Manager or Sub-Adviser, and not on rating agency evaluation. This analysis may be difficult to perform. Information about a Senior Loan and its issuer generally is not in the public domain. Moreover, Senior Loans are not often rated by any nationally recognized rating service. Many issuers have not issued securities to the public and are not subject to reporting requirements under federal securities laws. Generally, however, issuers are required to provide financial information to lenders and information may be available from other Senior Loan participants or agents that originate or administer Senior Loans.


INTEREST RATE RISK

During normal market conditions, changes in market interest rates will affect the Trust in certain ways. The principal effect will be that the yield on the Trust's Common Shares will tend to rise or fall as market interest rates rise and fall. This is because almost all of the assets in which the Trust invests pay interest at rates which float in response to changes in market rates. However, because the interest rates on the Trust's assets reset over time, there will be an imperfect correlation between changes in market rates and changes to rates on the portfolio as a whole. This means that changes to the rate of interest paid on the portfolio as a whole will tend to lag behind changes in market rates.

Market interest rate changes may also cause the Trust's NAV to experience moderate volatility. This is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. If market interest rates change, a loan's value could be affected to the extent the interest rate paid on that loan does not reset at the same time. As discussed above, the rates of interest paid on the loans in which the Trust invests have a weighted average reset period that typically is less than 90 days. Therefore, the impact of the lag between a change in market interest rates and the change in the overall rate on the portfolio is expected to be minimal.

To the extent that changes in market rates of interest are reflected not in a change to a base rate such as LIBOR but in a change in the spread over the base rate which is payable on loans of the type and quality in which the Trust invests, the Trust's NAV could also be adversely affected. Again, this is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. However, unlike changes in market rates of interest for which there is only a temporary lag before the portfolio reflects those changes, changes in a loan's value based on changes in the market spread on loans in the Trust's portfolio may be of longer duration.

Finally, substantial increases in interest rates may cause an increase in loan defaults as borrowers may lack the resources to meet higher debt service requirements

CHANGES TO NAV

The NAV of the Trust is expected to change in response to a variety of factors, primarily in response to changes in the creditworthiness of the borrowers on the loans in which the Trust invests. See "Credit Risk on Senior Loans" above. Changes in market interest rates may also have a moderate impact on the Trust's NAV. See "Interest Rate Risk." Another factor which can affect the Trust's NAV is changes in the pricing obtained for the Trust's assets. See "Transaction -- Policies Valuation of the Trust's Assets."

DISCOUNT FROM OR PREMIUM TO NAV

The Trust's Common Shares have traded in the market above, at, and below NAV since March 9, 1992, when the Trust's shares were listed on the NYSE. The reasons for the Trust's Common Shares trading at a premium to or discount from NAV are not known to the Trust, and the Trust cannot predict whether its Common Shares will trade in the future at a premium to or discount from NAV, and if so, the level of such premium or discount. Shares of closed-end investment companies frequently trade at a discount from NAV. The possibility that Common Shares of the Trust will trade at a discount from NAV is a risk separate and distinct from the risk that the Trust's NAV may decrease.

LEVERAGE

The Trust may borrow an amount equal to up to 33 1/3% (or such other percentage permitted by law) of its total assets (including the amount borrowed) less all liabilities other than borrowings. Under the 1940 Act, the Trust may issue preferred shares so long as immediately after any issuance of preferred shares the value of the Trust's total assets (less all Trust liabilities and indebtedness that is not senior indebtedness) is at least twice the amount of the Trust's senior indebtedness plus the involuntary liquidation preference of all outstanding shares. In November 2000, the Trust issued 18,000 Preferred Shares for a total of $450 million. Borrowings and the issuance of preferred shares are referred to in this Prospectus collectively as "leverage." The Trust may use leverage for investment purposes, to finance the repurchase of its Common Shares, and to meet other cash requirements. The use of leverage for investment purposes increases both investment opportunity and investment risk.


Capital raised through leverage will be subject to interest and other costs, and these costs could exceed the income earned by the Trust on the proceeds of such leverage. There can be no assurance that the Trust's income from the proceeds of leverage will exceed these costs. However, the Investment Manager or Sub-Adviser seek to use leverage for the purposes of making additional investments only if they believe, at the time of using leverage, that the total return on the assets purchased with such funds will exceed interest payments and other costs on the leverage. In addition, the Investment Manager or Sub-Adviser intend to reduce the risk that the costs of the use of leverage will exceed the total return on investments purchased with the proceeds of leveraging by utilizing leverage mechanisms whose interest rates float (or reset frequently). In the event of a default on one or more loans or other interest-bearing instruments held by the Trust, the use of leverage would exaggerate the loss to the Trust and may exaggerate the effect on the Trust's NAV. The Trust's lenders and preferred shareholders have priority to the Trust's assets over the Trust's Common shareholders.

The Trust currently uses leverage by borrowing money on a floating rate basis and by the issuance of Preferred Shares. The current rate on the borrowings (as of ____, 2004) is ____%. The current dividend rate on the Preferred Shares (as of ____, 2004) is ____%. To cover the annual interest and dividends on the borrowings and the Preferred Shares for the current fiscal year (assuming that the current interest and dividend rates remain in effect for the entire fiscal year and assuming that the Trust borrows an amount equal to 25% of its Managed Assets and the current Preferred Shares remain outstanding), the Trust would need to earn $____ million or ____% on its amount of Managed Assets as of ____, 2004.

The Trust's leveraged capital structure creates special risks not associated with unleveraged funds having similar investment objectives and policies. The funds borrowed pursuant to the credit facilities or obtained through the issuance of Preferred Shares, or any other preferred shares, constitute a substantial lien and burden by reason of their prior claim against the income of the Trust and against the net assets of the Trust in liquidation.

The Trust is not permitted to declare dividends or other distributions, including dividends and distributions with respect to Common Shares or Preferred Shares, or any other preferred shares, or purchase Common Shares, Preferred Shares or any other preferred shares unless (i) at the time thereof the Trust meets certain asset coverage requirements and (ii) there is no event of default under any credit facility program that is continuing. See "Risk Factors and Special Considerations -- Restrictive Covenants and 1940 Act Restrictions" below. In the event of a default under a credit facility program, the lenders have the right to cause a liquidation of the collateral (I.E., sell Senior Loans and other assets of the Trust) and, if any such default is not cured, the lenders may be able to control the liquidation as well.


In addition, the Trust is not permitted to pay dividends on, or redeem Common Shares unless all accrued dividends, or accrued interest on borrowings, on the Preferred Shares or any other preferred shares, have been paid or set aside for payment.

Because the fee paid to the Investment Manager will be calculated on the basis of Managed Assets, the fee will be higher when leverage is utilized, giving the Investment Manager an incentive to utilize leverage.


The Trust is subject to certain restrictions imposed by lenders to the Trust and by guidelines of one or more rating agencies which issue ratings for the Preferred Shares issued by the Trust. These restrictions impose asset coverage, fund composition requirements and limits on investment techniques, such as the use of financial derivative products, that are more stringent than those imposed on the Trust by the 1940 Act. These covenants or guidelines could impede the Investment Manager or Sub-Adviser from fully managing the Trust's portfolio in accordance with the Trust's investment objective and policies.


ANNUAL EXPENSES WITHOUT BORROWINGS OR PREFERRED SHARES


From the inception of the Trust through ____, 2004, the income earned on the assets purchased with the Trust's borrowings and Preferred Shares has always exceeded the expenses on such borrowings and Preferred Shares. This has increased the overall yield of the Trust. If the Trust were not to have borrowed or have Preferred Shares outstanding, the remaining expenses, as a percentage of the net assets of the Trust, would be as follows:


ANNUAL EXPENSES WITHOUT BORROWINGS OR PREFERRED SHARES
(AS A PERCENTAGE OF NET ASSETS ATTRIBUTABLE TO COMMON SHARES)


Management and Administrative Fees(1)                                     1.05%
Other Operating Expenses(2)                                                   %
Total Annual Expenses                                                         %


(1) Pursuant to the Investment Management Agreement with the Trust, ING Investments is paid a fee of 0.80% of the Trust's Managed Assets. Pursuant to its Administration Agreement with the Trust, ING Funds Services, LLC, the Trust's Administrator, is paid a fee of 0.25% of the Trust's Managed Assets. See "Investment Management and Other Service Providers -- The Administrator."


(2) "Other Operating Expenses" are based on estimated amounts for the current fiscal year, which, in turn, are based on "other operating expenses" for the fiscal year ended February 29, 2004, and does not include the expenses of borrowing.


EFFECT OF LEVERAGE


The following table is designed to illustrate the effect on return to a holder of the Trust's Common Shares of the leverage created by the Trust's use of borrowing, using an assumed initial interest rate of ____%, assuming the Trust has used leverage by borrowing an amount equal to 25% of the Trust's Managed Assets and assuming hypothetical annual returns on the Trust's portfolio of minus 10% to plus 10%. As can be seen, leverage generally increases the return to shareholders when portfolio return is positive and decreases return when the portfolio return is negative. Actual returns may be greater or less than those appearing in the table.



               Assumed Portfolio Return, net of
                 expenses(1)                                      (10%)       (5%)          0%          5%     10%
               Corresponding Return to Common
                 Shareholders(2)                                (____%)    (____%)      (____%)      ____%   ____%


(1) The Assumed Portfolio Return is required by regulation of the SEC and is not a prediction of, and does not represent, the projected or actual performance of the Trust.

(2) In order to compute the "Corresponding Return to Common Shareholders," the "Assumed Portfolio Return" is multiplied by the total value of the Trust's assets at the beginning of the Trust's fiscal year to obtain an assumed return to the Trust. From this amount, all interest accrued during the year is subtracted to determine the return available to shareholders. The return available to shareholders is then divided by the total value of the Trust's net assets attributable to Common Shares as of the beginning of the fiscal year to determine the "Corresponding Return to Common Shareholders."

IMPACT OF SHAREHOLDER INVESTMENT PROGRAM

The issuance of Common Shares through the Trust's Shareholder Investment Program may have an adverse effect on the secondary market for the Trust's Common Shares. The increase in the number of the Trust's outstanding Common Shares resulting from issuances pursuant to the Trust's Shareholder Investment Program or pursuant to privately negotiated transactions, and the discount to the market price at which such Common Shares may be issued, may put downward pressure on the market price for Common Shares of the Trust. Common Shares will not be issued pursuant to the Trust's Shareholder Investment Program at any time when Common Shares are trading at a price lower than the Trust's NAV per Common Share.

When the Trust's Common Shares are trading at a premium, the Trust may also issue Common Shares of the Trust that are sold through transactions effected on the NYSE or through broker-dealers who have entered into selected dealer agreements with ING Funds Distributor, LLC (ING Funds Distributor) the Trust's distributor. The increase in the number of outstanding Common Shares resulting from these offerings may put downward pressure on the market price for the Common Shares.

LIMITED SECONDARY MARKET FOR LOANS

Although the resale, or secondary, market for loans is growing, it is currently limited. There is no organized exchange or board of trade on which loans are traded. Instead, the secondary market for loans is an unregulated inter-dealer or inter-bank re-sale market.

Loans usually trade in large denominations (typically more than $1 million units) and trades can be infrequent. The market has limited transparency so that information about actual trades may be difficult to obtain. Accordingly, some or many of the loans in which the Trust invests will be relatively illiquid.

In addition, loans in which the Trust invests may require the consent of the borrower and/or the agent prior to sale or assignment. These consent requirements can delay or impede the Trust's ability to sell loans and can adversely affect the price that can be obtained. The Trust may have difficulty disposing of loans if it needs cash to repay debt, to pay dividends, to pay expenses or to take advantage of new investment opportunities. Although the Trust has not conducted a tender offer since 1992, if it determines to again conduct a tender offer, limitations of a secondary market may result in difficulty raising cash to purchase tendered Common Shares.

These considerations may cause the Trust to sell securities at lower prices than it would otherwise consider to meet cash needs or cause the Trust to maintain a greater portion of its assets in cash equivalents than it would otherwise, which could negatively impact performance. The Trust seeks to avoid the necessity of selling assets to meet such needs by the use of borrowings.


The Trust values its assets daily. However, because the secondary market for loans is limited, it may be difficult to value loans. Market quotations may not be readily available for some loans and valuation may require more research than for liquid securities. In addition, elements of judgment may play a greater role in valuation than for securities with a secondary market, because there is less reliable, objective market value data available. In addition, if the Trust purchases a relatively large loan to generate extra income sometimes paid to large lenders, the limitations of the secondary market may inhibit the Trust from selling a portion of the loan and reducing its exposure to a borrower when the Investment Manager or Sub-Adviser deems it advisable to do so.


LENDING PORTFOLIO SECURITIES

To generate additional income, the Trust may lend portfolio securities in an amount equal to up to 33 1/3% of total Trust assets to broker-dealers, major banks, or other recognized domestic institutional borrowers of securities. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower default or fail financially. The Trust intends to engage in lending portfolio securities only when such lending is fully secured by investment grade collateral held by an independent agent.

DEMAND FOR LOANS

Although the volume of loans has increased in recent years, demand for loans has also grown. An increase in demand may benefit the Trust by providing increased liquidity for loans, but it may also adversely affect the rate of interest payable on loans acquired by the Trust, the rights provided to the Trust under the terms of a loan, and increase the price of loans in the secondary market.

UNSECURED LOANS AND SUBORDINATED LOANS

Subject to the 20% of the Trust's assets that may be invested in Other Investments, the Trust may invest up to 5% of its total assets, measured at the time of investment, in unsecured loans and in subordinated loans. Unsecured loans and subordinated loans share the same credit risks as those discussed above under "Credit Risk on Senior Loans" except that unsecured loans are not secured by any collateral of the borrower and subordinated loans are not the most senior debt in a borrower's capital structure. Unsecured loans do not enjoy the security associated with collateralization and may pose a greater risk of nonpayment of interest or loss of principal than do secured loans. The primary additional risk in a subordinated loan is the potential loss in the event of default by the issuer of the loan. Subordinated loans in an insolvency bear an increased share, relative to senior secured lenders, of the ultimate risk that the borrower's assets are insufficient to meet its obligations to its creditors.

SHORT-TERM DEBT SECURITIES

Subject to the 20% of the Trust's assets that may be invested in Other Investments, the Trust may invest in short-term debt securities. Short-term debt securities are subject to the risk of the issuer's inability to meet principal and interest payments on the obligation and also may be subject to price volatility due to such factors as interest rates, market perception of the creditworthiness of the issuer and general market liquidity.

Because short-term debt securities pay interest at a fixed-rate, when interest rates decline, the value of the Trust's short-term debt securities can be expected to rise, and when interest rates rise, the value of those securities can be expected to decline.

INVESTMENTS IN EQUITY SECURITIES INCIDENTAL TO INVESTMENT IN LOANS

Subject to the 20% of the Trust's assets that may be invested in Other Investments, the Trust may acquire equity securities as an incident to the purchase or ownership of a loan or in connection with a reorganization of a borrower or its debt. Investments in equity securities incidental to If you have any questions, please call (800) 992-0180.Risk Factors and Special Considerations investment in loans entail certain risks in addition to those associated with investment in loans. The value of these securities may be affected more rapidly, and to a greater extent, by company-specific developments and general market conditions. These risks may increase fluctuations in the Trust's NAV. The Trust may frequently possess material non-public information about a borrower as a result of its ownership of a loan of such borrower. Because of prohibitions on trading in securities of issuers while in possession of such information the Trust might be unable to enter into a transaction in a security of such a borrower when it would otherwise be advantageous to do so.

BORROWINGS UNDER THE CREDIT FACILITY PROGRAM


In May 1996, the Trust began a policy of borrowing to acquire income-producing investments which, by their terms, pay interest at a rate higher than the rate the Trust pays on borrowings. Accordingly, borrowing has the potential to increase the Trust's total income. The Trust currently is a party to two credit facilities with financial institutions that permit the Trust to borrow up to an aggregate of $415 million. Interest is payable on the credit facilities by the Trust at a variable rate that is tied to either LIBOR, the federal funds rate, or a commercial paper based rate and includes a facility fee on unused commitments. As of ____, 2004, the Trust had outstanding borrowings under the credit facilities of approximately $____ million. Collectively, the lenders under the credit facilities have a security interest in all assets of the Trust. Under each of the credit facilities, the lenders have the right to liquidate Trust assets in the event of default by the Trust under such credit facility, and the Trust may be prohibited from paying dividends in the event of certain adverse events or conditions respecting the Trust or Investment Manager or Sub-Adviser until the credit facility is repaid in full or until the event or condition is cured.


RANKING OF SENIOR INDEBTEDNESS

The rights of lenders to receive payments of interest on and repayments of principal of any borrowings made by the Trust under the credit facility program are senior to the rights of holders of Common Shares, Preferred Shares and any other preferred shares, with respect to the payment of dividends or upon liquidation.

RESTRICTIVE COVENANTS AND 1940 ACT RESTRICTIONS

The credit agreements governing the credit facility program (the Credit Agreements) include usual and customary covenants for their respective type of transaction, including limits on the Trust's ability to (i) issue preferred shares, (ii) incur liens or pledge portfolio securities, (iii) change its investment objective or fundamental investment restrictions without the approval of lenders, (iv) make changes in any of its business objectives, purposes or operations that could result in a material adverse effect, (v) make any changes in its capital structure, (vi) amend the Trust documents in a manner which could adversely affect the rights, interests or obligations of any of the lenders,
(vii) engage in any business other than the businesses currently engaged in,
(viii) create, incur, assume or permit to exist certain debt except for certain specified types of debt, and (ix) permit any of its ERISA affiliates to cause or permit to occur an event that could result in the imposition of a lien under the Internal Revenue Code or ERISA. In addition, the Credit Agreements do not permit the Trust's asset coverage ratio (as defined in the credit agreements) to fall below 300% at any time (the Credit Agreement Asset Coverage Test).

Under the requirements of the 1940 Act, the Trust must have asset coverage of at least 300% immediately after any borrowing, including borrowing under the credit facility program. For this purpose, asset coverage means the ratio which the value of the total assets of the Trust, less liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of borrowings represented by senior securities issued by the Trust. The Credit Agreements limit the Trust's ability to pay dividends or make other distributions on the Trust's Common Shares, or purchase or redeem Common Shares, unless the Trust complies with the Credit Agreement Asset Coverage Test. In addition, the Credit Agreements do not permit the Trust to declare dividends or other distributions or purchase or redeem Common Shares or any preferred shares (i) at any time that an event of default under a Credit Agreement has occurred and is continuing; or
(ii) if, after giving effect to such declaration, the Trust would not meet the Credit Agreement Asset Coverage Test set forth in the Credit Agreement.

                                                           TRANSACTION POLICIES

NET ASSET VALUE


The net asset value (NAV) per share of the Fund is determined each business day as of the close of regular trading on the New York Stock Exchange ("NYSE") (usually 4:00 p.m. Eastern Time). The Trust is open for business every day the NYSE is open. The NYSE is closed on all weekends and on national holidays and Good Friday. Trust shares will not be priced on those days. The NAV per share of the Trust is calculated by taking the value of the Trust's assets, subtracting the Trust's liabilities, and dividing by the number of shares that are outstanding.


VALUATION OF THE TRUST'S ASSETS

The assets in the Trust's portfolio are valued daily in accordance with the Trust's Loan Valuation Procedures adopted by the Board of Trustees. A majority of the Trust's assets are valued using quotations supplied by a third party loan pricing service. However, the loans in which the Trust invests are not listed on any securities exchange or board of trade. Some loans are traded by institutional investors in an over-the-counter secondary market that has developed in the past several years. This secondary market generally has fewer trades and less liquidity than the secondary markets for other types of securities. Some loans have few or no trades. Accordingly, determinations of the value of loans may be based on infrequent and dated trades. Because there is less reliable, objective market value data available, elements of judgment may play a greater role in valuation of loans than for other types of securities. For further information, see "Risk Factors and Special Considerations -- Limited Secondary Market for Loans."

Loans are normally valued at the mean of the means of one or more bid and asked quotations obtained from a pricing service or other sources believed to be reliable. Loans for which reliable market value quotations are not readily available from a pricing service may be valued with reference to another loan or a group of loans for which reliable market value quotations are readily available and whose characteristics are comparable to the loan being valued. Under this approach, the comparable loan or loans serve as a proxy for changes in value of the loan being valued. The Trust has engaged an independent pricing service to provide quotations from dealers in loans and to calculate values under this proxy procedure.


It is expected that most of the loans held by the Trust will be valued with reference to quotations from the independent pricing service or with reference to the proxy procedure described above. The Investment Manager or Sub-Adviser may believe that the price for a loan derived from quotations or the proxy procedure described above is not reliable or accurate. Among other reasons, this may be the result of information about a particular loan or borrower known to the Investment Manager or Sub-Adviser that they believe may not be known to the pricing service or reflected in a price quote. In this event, the loan is valued at fair value under procedures established by the Trust's Board of Trustees, and in accordance with the provisions of the 1940 Act.

Under these procedures, fair value is determined by the Investment Manager or Sub-Adviser and monitored by the Trust's Board of Trustees through its Valuation and Proxy Voting Committee. In fair valuing a loan, consideration is given to several factors, which may include, among others, the following:


   - the characteristics of and fundamental analytical data relating to the loan, including the cost, size, current interest rate, period until the next interest rate reset, maturity and base lending rate of the loan, the terms and conditions of the loan and any related agreements, and the position of the loan in the borrower's debt structure;

   - the nature, adequacy and value of the collateral, including the Trust's rights, remedies and interests with respect to the collateral;

   - the creditworthiness of the borrower and the cash flow coverage of outstanding principal and interest, based on an evaluation of its financial condition, financial statements and information about the borrower's business, cash flows, capital structure and future prospects;

   - information relating to the market for the loan, including price quotations for, and trading in, the loan and interests in similar loans and the market environment and investor attitudes towards the loan and interests in similar loans;

   - the reputation and financial condition of the agent of the loan and any intermediate participants in the loans;

   -  the borrower's management; and

   - the general economic and market conditions affecting the fair value of the loan.


In general, securities are valued based on actual or estimated market value, with special provisions for securities not having readily available market quotations and short-term debt securities, and for situations where market quotations are deemed unreliable. Investments in securities maturing in 60 days or less are valued at amortized cost, which, when combined with accrued interest, approximates market value. Securities prices may be obtained from automated pricing services.

Trading of foreign securities may not take place every day the NYSE is open. Also, trading in some foreign markets and on some electronic trading networks may occur on weekends or holidays when the Fund's NAV is not calculated. As a result, the NAV of the Trust may change on days when shareholders will not be able to purchase or redeem the Trust's shares.

When market quotations are not readily available or are deemed unreliable, the Investment Manager may determine a fair value for the security in accordance with procedures adopted by the Trust's Board. The types of securities for which such fair value pricing might be required include, but are not limited to:

   - Foreign securities, where an event occurs after the close of the foreign market on which such security principally trades, but before the close of the NYSE, that is likely to have changed the value of such security, or the daily fluctuation in the S&P 500 Index exceeds certain thresholds, or the closing value is otherwise deemed unreliable;

   -  Securities of an issuer that has entered into a restructuring;

   -  Securities whose trading has been halted or suspended;

   - Fixed income securities that have gone into default and for which there is not current market value quotation;

The Trust or Investment Manager may use a fair value pricing service approved by the Board in valuing foreign securities. Valuing securities at fair value involves greater reliance on judgment than securities that have readily available market quotations. The Investment Manager makes such determinations in good faith in accordance with procedures adopted by the Trust's Board. Fair value determinations can also involve reliance on quantitative models employed by a fair value pricing service. There can be no assurance that the Trust could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the Trust determines its NAV per share.


ACCOUNT ACCESS

Unless your Common Shares are held through a third-party fiduciary or in an omnibus registration at your bank or brokerage firm, you may be able to access your account information over the internet at www.ingfunds.com, or via a touch tone telephone by calling (800) 992-0180 and selecting Option 1. Should you wish to speak with a Shareholder Services Representative, you may call the toll-free number listed above and select Option 2.

PLAN OF DISTRIBUTION

SHAREHOLDER INVESTMENT PROGRAM


The following is a summary of the Shareholder Investment Program (Program). Shareholders are advised to review a fuller explanation of the Program contained in the Trust's SAI.

Common Shares are offered by the Trust through the Program. The Program allows participating shareholders to reinvest all dividends (Dividends) in additional Common Shares of the Trust, and also allows participants to purchase additional Common Shares through optional cash investments in amounts ranging from a minimum of $100 to a maximum of $100,000 per month.


The Trust reserves the right to reject any purchase order. Please note that cash, travelers checks, third party checks, money orders and checks drawn on non-US banks (even if payment may be effected through a US bank) generally will not be accepted.


Common Shares will be issued by the Trust under the Program when the Trust's Common Shares are trading at a premium to NAV. If the Trust's Common Shares are trading at a discount to NAV, Common Shares purchased under the Program will be purchased on the open market. Common Shares purchased under the Program directly from the Trust will be acquired at the greater of (i) NAV at the close of business on the day preceding the relevant investment date or (ii) the average of the daily market price of the Common Shares during the pricing period minus a discount of 5%, for reinvested Dividends, and 0% to 5%, for optional cash investments. Common Shares purchased under the Program when shares are trading at a discount to NAV will be purchased at market price. Shares issued by the Trust under the Program will be issued without a fee or a commission.


Shareholders may elect to participate in the Program by telephoning the Trust or submitting a completed Participation Form to DST Systems, Inc. (DST), the Program administrator. DST will credit to each participant's account funds it receives from: (a) Dividends paid on Trust shares registered in the participant's name, and (b) optional cash investments. DST will apply all Dividends and optional cash investments received to purchase Common Shares as soon as practicable beginning on the relevant investment date (as described below) and not later than six business days after the relevant investment date, except when necessary to comply with applicable provisions of the federal securities laws. For more information on the Trust's distribution policy, see "Dividends and Distributions."


In order for participants to purchase shares through the Program in any month, the Administrator must receive from the participant any optional cash investment by the relevant investment date. The relevant investment date will be set in advance by the Trust, upon which optional cash investments are first applied by DST to the purchase of Common Shares. Participants may obtain a schedule of relevant dates, including investments dates, the dates in which all requests for a Waiver must be received and the dates in which shares will be paid by calling ING's Shareholder Services Department at (800) 992-0180.

Participants will pay a pro rata share of brokerage commissions with respect to DST's open market purchases in connection with the reinvestment of Dividends or purchases made with optional cash investments.


From time to time, financial intermediaries, including brokers and dealers, and other persons may wish to engage in positioning transactions in order to benefit from the discount from market price of the Common Shares acquired under the

Program. Such transactions could cause fluctuations in the trading volume and price of the Common Shares. The difference between the price such owners pay to the Trust for Shares acquired under the Program, after deduction of the applicable discount from the market price, and the price at which such Common Shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.


The Program is intended for the benefit of investors in the Trust. The Trust reserves the right to exclude from participation, at any time, (i) persons or entities who attempt to circumvent the Program's standard $100,000 maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Trust.


Currently, persons who are not shareholders of the Trust may not participate in the Program. The Board of Trustees of the Trust may elect to change this policy at a future date, and permit non-shareholders to participate in the Program. Shareholders may request to receive their Dividends in cash at any time by giving DST written notice or by contacting ING's Shareholder Services Department at (800) 992-0180, Option 2. Shareholders may elect to close their account at any time by giving DST written notice. When a participant closes their account, the participant upon request will receive a certificate for full Common Shares in the Account. Fractional Common Shares will be held and aggregated with other fractional Common Shares being liquidated by DST as agent of the Program and paid for by check when actually sold.

The automatic reinvestment of Dividends does not affect the tax characterization of the Dividends (I.E., capital gains and income are realized even though cash is not received). If shares are issued pursuant to the Program's dividend reinvestment provisions or cash purchase provisions at a discount from market price, participants may have income equal to the discount.

Additional information about the Program may be obtained from ING's Shareholder Services Department at (800) 992-0180, Option 2.

PRIVATELY NEGOTIATED TRANSACTIONS

The Common Shares may also be offered pursuant to privately negotiated transactions between the Trust or ING Funds Distributor, LLC and specific investors. Generally, such investors will be sophisticated institutional investors. The terms of such privately negotiated transactions will be subject to the discretion of the management of the Trust. In determining whether to sell Common Shares pursuant to a privately negotiated transaction, the Trust will consider relevant factors including, but not limited to, the attractiveness of obtaining additional funds through the sale of Common Shares, the purchase price to apply to any such sale of Common Shares and the person seeking to purchase the Common Shares.


Common Shares issued by the Trust in connection with privately negotiated transactions will be issued at the greater of (i) NAV per Common Share of the Trust's Common Shares or (ii) at a discount ranging from 0% to 5% of the average of the daily market price of the Trust's Common Shares at the close of business on the two business days preceding the date upon which Common Shares are sold pursuant to the privately negotiated transaction. The discount to apply to such privately negotiated transactions will be determined by the Trust with regard to each specific transaction.

USE OF PROCEEDS

It is expected that 100% of the net proceeds of Common Shares issued pursuant to the Shareholder Investment Program and privately negotiated transactions will be invested in Senior Loans and other securities consistent with the Trust's investment objective and policies. Pending investment in Senior Loans, the proceeds will be used to pay down the Trust's outstanding borrowings under its credit facilities. See "Investment Objective and Policies -- Policy on Borrowing."


As of ____, 2004, the Trust's outstanding borrowings under its credit facilities was $____ million. By paying down the Trust's borrowings, the Trust can avoid adverse impacts on yields pending investment of such proceeds in Senior Loans. As investment opportunities are subsequently identified, it is expected that the Trust will reborrow amounts previously repaid and invest such amounts in additional Senior Loans.


DIVIDENDS AND DISTRIBUTIONS

DISTRIBUTION POLICY. Income dividends are declared and paid monthly. Income dividends consist of interest accrued and amortization of fees earned less any amortization of premiums paid and the estimated expenses of the Trust, including fees payable to ING Investments. Income dividends are calculated monthly under guidelines approved by the Trustees. Each dividend is payable to shareholders of record on the 10th day of the following month (unless it is a holiday, in which case the next business day is the record date). Accrued amounts of fees received, including facility fees, will be taken in as income and passed on to shareholders as part of dividend distributions. Any fees or commissions paid to facilitate the sale of portfolio Senior Loans in connection with tender offers or other portfolio transactions may reduce the dividend yield.

Capital gains, if any, are declared and paid annually. Because the Trust currently has capital loss carry forwards, it is not anticipated that capital gains distributions will be made for the foreseeable future.

DIVIDEND REINVESTMENT. Unless you instruct the Trust to pay you dividends in cash, dividends and distributions paid by the Trust will be reinvested in additional Common Shares of the Trust. You may request to receive dividends in cash at any time by giving DST written notice or by contacting the ING's Shareholder Services Department at (800) 992-0180, Option 2.

                              INVESTMENT MANAGEMENT AND OTHER SERVICE PROVIDERS

INVESTMENT MANAGER

ING INVESTMENTS, LLC (the Investment Manager or ING Investments), an Arizona limited liability company, serves as Investment Manager to the Trust and has overall responsibility for the management of the Trust under the general supervision of the Board of Trustees. Its principal business address is 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258.

The Trust and the Investment Manager have entered into an Investment Management Agreement that requires ING Investments to provide all investment advisory and portfolio management services for the Trust. The agreement with ING Investments may be canceled by the Board of Trustees upon 60 days' written notice.


ING Investments is an indirect wholly-owned subsidiary of ING Groep N.V. (NYSE: ING) (ING Groep). ING Groep is a global financial institution active in the fields of insurance, banking and asset management in more than 65 countries with more than 100,000 employees. The Investment Manager is registered as an investment adviser with the SEC. ING Investments began investment management in April, 1995, and serves as an investment adviser to registered investment companies as well as structured finance vehicles. As of March 31, 2004, ING Investments had assets under management of over $____ billion.


The Investment Manager bears its expenses of providing the services described above. The Investment Manager currently receives from the Trust an annual fee, paid monthly, of 0.80% of the Trust's Managed Assets.


SUB-ADVISER

ING Investments has engaged a Sub-Adviser to provide the day-to-day management of the Trust's portfolio. The Sub-Adviser has, at least in part, been selected primarily on the basis of its successful application of a consistent, well-defined, long-term investment approach over a period of several market cycles. ING Investments is responsible for monitoring the investment program and performance of the Sub-Adviser. Under the terms of the sub-advisory agreement, the agreement can be terminated by either ING Investments or the Board of Trustees of the Trust. In the event the sub-advisory agreement is terminated, the Sub-Adviser may be replaced subject to any regulatory requirements or ING Investments may assume day-to-day investment management of the Trust.

ING INVESTMENT MANAGEMENT CO. (INGIM)

INGIM serves as Sub-Adviser to the Trust. Founded in 1972, INGIM is registered as an investment adviser with the SEC. INGIM is an indirect wholly-owned subsidiary of ING Groep, N.V., and is an affiliate of ING Investments. INGIM has acted as adviser or subadviser to mutual funds since 1994 and has managed institutional accounts since 1972.

As of March 31, 2004, INGIM managed almost $[ ] billion in assets. Its principal office is located at 10 State House Square, Hartford, Connecticut 06103-3602. For its services, INGIM is entitled to receive a sub-advisory fee of 0.36%, expressed as an annual rate based on the average daily Managed Assets of the Fund and is paid by ING Investments.

PORTFOLIO MANAGEMENT. The Trust is managed by the Senior Debt Group. That team is comprised of the following individuals:

DANIEL A. NORMAN. Mr. Norman is Senior Vice President and Senior Portfolio Manager in the Senior Debt Group, and has served in that capacity since November 1999. Prior to that, Mr. Norman was Senior Vice President and Portfolio Manager in the Senior Debt Group (since April 1995). Mr. Norman also serves as Senior Vice President of the Trust, and he serves as Senior Vice President of ING Senior Income Fund, another closed-end fund managed by the Investment Manager that invests primarily in Senior Loans. Mr. Norman co-manages the Trust with Mr. Bakalar.

JEFFREY A. BAKALAR. Mr. Bakalar is Senior Vice President and Senior Portfolio Manager in the Senior Debt Group, and has served in that capacity since November 1999. Prior to that, Mr. Bakalar was Senior Vice President and Portfolio Manager in the Senior Debt Group (since January 1998). Before joining ING Groep N.V., Mr. Bakalar was Vice President of The First National Bank of Chicago (from 1994 to 1998). Mr. Bakalar also serves as Senior Vice President of the Trust and as Senior Vice President of ING Senior Income Fund, another closed-end fund managed by the Investment Manager that invests primarily in Senior Loans. Mr. Bakalar co-manages the Trust with Mr. Norman.

CURTIS F. LEE. Mr. Lee is Senior Vice President and Chief Credit Officer in the Senior Debt Group and has served in that capacity since August 1999. Prior to joining the Investment Manager, Mr. Lee held a series of positions with Standard Chartered Bank in the credit approval and problem loan management functions (1992 - 1999). Mr. Lee also serves as Senior Vice President and Chief Credit Officer of the Trust (since January 2001), and he serves as Senior Vice President and Chief Credit Officer of ING Senior Income Fund, another closed-end fund managed by the Sub-Adviser that invests primarily in Senior Loans.

ROBERT L. WILSON. Mr. Wilson is a Senior Vice President in the Senior Debt Group (since March 2003) and before that was Vice President in the Senior Debt Group (since July 1998). Prior to joining ING Groep N.V., Mr. Wilson was Vice President of Bank of Hawaii (from 1997 to 1998) and Vice President of Union Bank of California (from 1994 to 1997).

MICHEL PRINCE. Mr. Prince is a Vice President in the Senior Debt Group (since May 1998). Prior to joining the Investment Manager, Mr. Prince was Vice President of Rabobank International, Chicago branch (from 1996 to 1998).

JASON T. GROOM. Mr. Groom is a Vice President in the Senior Debt Group (since June 2000), and before that was an Assistant Vice President in the Senior Debt Group (1998 to 2000). Prior to joining ING Groep N.V., Mr. Groom was an Associate in the Corporate Finance Group of NationsBank (in 1998) and Assistant Vice President, Corporate Finance group, of The Industrial Bank of Japan Limited (from 1995 to 1997).

CHARLES E. LEMIEUX. Mr. LeMieux is a Vice President in the Senior Debt Group (since June 2000), and before that was Assistant Vice President in the Senior Debt Group (from 1998 to 2000). Prior to joining ING Groep N.V., Mr. LeMieux was Assistant Treasurer, Cash Management, with Salt River Project (from 1993 to 1998).

MARK F. HAAK. Mr. Haak is a Vice President in the Senior Debt Group (since June
1999). Prior to joining ING Groep N.V., Mr. Haak was Assistant Vice President, Corporate Banking with Norwest Bank (from 1997 to 1998) and Lead Financial Analyst and Portfolio Manager for Bank One AZ, N.A. (from 1996 to 1997).

WILLIAM F. NUTTING, JR. Mr. Nutting is a Vice President in the Senior Debt Group (since November 1999), and joined ING Funds Services, LLC, an affiliate of the Investment Manager in 1995 as an Operations Associate.

THEODORE M. HAAG. Mr. Haag is a Vice President in the Senior Debt Group (since March 2001). Mr. Haag joined ING Groep N.V. in June 2000 as Vice President and Senior Portfolio Manager, a position he continues to hold. From 1997 to 2000, Mr. Haag served as Vice President and Portfolio Manager for Gen Re-New England Asset Management. From 1995 to 1997, Mr. Haag was a Director of Fixed Income Securities and Securities Policy Committee member for Providian Capital Management. Prior to working at Providian, Mr. Haag was a high yield portfolio manager at ICH Corporation.

RALPH E. BUCHER. Mr. Bucher is a Vice President in the Senior Debt Group (since November 2001). Prior to joining ING Groep N.V., Mr. Bucher was the North American Head of Special Assets for Standard Chartered Bank (from 1999 to 2001). Mr. Bucher has also held other senior credit approval positions with Societe Generale (from 1997 to 1999).

BRIAN S. HORTON. Mr. Horton is a Vice President in the Senior Debt Group (since September 2001). Prior to joining ING Groep N.V., Mr. Horton was a Vice President in the Corporate and Investment Banking Group at Bank of America Securities LLC, where he worked in the Consumer and Retail Industry Group (from 1999 to 2001). Mr. Horton also served in various other corporate finance and relationship management positions during his seven years at Bank of America, including corporate finance specialist for the Southeast U.S. region (from 1997
- 1999).

MOHAMED N. BASMA. Mr. Basma is a Vice President in the Senior Debt Group (since March 2003), and before that was Research Analyst on the Senior Debt Management team (since January 2000). Prior to joining ING Groep N.V., Mr. Basma was a senior auditor/consultant in the audit and business advisory group with Arthur Andersen, LLP (from 1995 to 1997). Mr. Basma attended school for the years between his employment at Arthur Andersen and the Investment Manager.

JAMES E. GRIMES. Mr. Grimes is a Vice President in the Senior Debt Group (since
2001), and before that was Manager of Structured Investments for the Investment Manager (since 1999). Prior to joining ING Groep N.V., Mr. Grimes was Manager of Finance and Strategic Planning for NationsBank Auto Leasing, Inc. (formerly Oxford Resources Corp.) (from 1994 to 1998).

JEFFREY S. SCHULTZ. Mr. Schultz is an Analyst in the Senior Debt Group (since March 2003), and before that was Treasury Operations Assistant (from 1998 to
2000) and Jr. Research Analyst (from 2000 to 2003). Prior to joining ING Groep N.V., Mr. Schultz prepared taxes for Arthur Andersen LLP (1998).


THE ADMINISTRATOR

The Administrator of the Trust is ING Funds Services, LLC
(ING Funds Services). Its principal business address is 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258. The Administrator is a wholly-owned subsidiary of ING Groep and the immediate parent company of the Investment Manager.

Under an Administration Agreement between ING Funds Services and the Trust, ING Funds Services administers the Trust's corporate affairs subject to the supervision of the Board of Trustees of the Trust. In that connection, ING Funds Services monitors the provisions of the Senior Loan agreements and any agreements with respect to interests in Senior Loans and is responsible for recordkeeping with respect to the Senior Loans in the Trust's repurchase offers portfolio. ING Funds Services also furnishes the Trust with office facilities and furnishes executive personnel together with clerical and certain recordkeeping and administrative services. These services include preparation of annual and other reports to shareholders and to the SEC. ING Funds Services also handles the filing of federal, state and local income tax returns not being furnished by the Custodian or Transfer Agent (as defined below). The Administration Agreement also requires ING Funds Services to assist in managing and supervising all aspects of the general day-to-day business activities and operations of the Trust, including custodial, transfer agency, dividend disbursing, accounting, auditing, compliance and related services. ING Funds Services provides the Trust with office space, equipment and personnel necessary to administer the Trust. The Administrator has authorized all of its officers and employees who have been elected as officers of the Trust to serve in such capacities. All services furnished by the Administrator under the Administration Agreement may be furnished by such officers or employees of the Administrator.


The Trust pays ING Funds Services an administration fee, computed daily and payable monthly. The Administration Agreement states that ING Funds Services is entitled to receive a fee at an annual rate of 0.25% of the Trust's Managed Assets. The Administration Agreement may be canceled by the Board of Trustees upon 60 days' written notice.


TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR

The transfer agent, dividend disbursing agent and registrar for the Common Shares is DST Systems, Inc., whose principal business address is 816 Wyandotte, Kansas City, Missouri 64105.

CUSTODIAN


The Trust's securities and cash are held and maintained under a Custody Agreement with State Street Bank and Trust Company, whose principal place of business is 801 Pennsylvania Avenue, Kansas City, Missouri 64105.

                                                       DESCRIPTION OF THE TRUST

The Trust is an unincorporated business trust established under the laws of the Commonwealth of Massachusetts by the Declaration of Trust dated December 2, 1987, as amended. The Board of Trustees is responsible for protecting the interests of shareholders. The Trustees are experienced executives who oversee the Trust's activities, review contractual arrangements with companies that provide services to the Trust and review the Trust's performance.


The Declaration of Trust provides that the Trustees of the Trust may authorize separate classes of shares of beneficial interest. The Trustees have authorized an unlimited number of shares of beneficial interest, par value $0.01 per share, all of which were initially classified as Common Shares. The Declaration of Trust also authorizes the creation of an unlimited number of shares of beneficial interest with preference rights, including preferred shares, having a par value of $0.01 per share, in one or more series, with rights as determined by the Board of Trustees, by action of the Board of Trustees without the approval of the shareholders. The following table shows the amount of (i) shares authorized, (ii) shares held by the Trust for its own account and (iii) shares outstanding, for each class of authorized securities of the Trust as of ____, 2004.



                                            AMOUNT HELD BY
                                  AMOUNT     TRUST FOR ITS     AMOUNT
     TITLE OF CLASS             AUTHORIZED    OWN ACCOUNT    OUTSTANDING
     --------------             ----------    -----------    -----------
Common Shares                    unlimited         0             ____
Preferred Shares, Series M         3,600           0            3,600
Preferred Shares, Series T         3,600           0            3,600
Preferred Shares, Series W         3,600           0            3,600
Preferred Shares, Series Th        3,600           0            3,600
Preferred Shares, Series F         3,600           0            3,600


The Common Shares outstanding are fully paid and nonassessable by the Trust. Holders of Common Shares are entitled to share equally in dividends declared by the Board of Trustees payable to holders of common shares and in the net assets of the Trust available for distribution to holders of Common Shares after payment of the preferential amounts payable to holders of any outstanding Preferred Shares. Neither holders of Common Shares nor holders of Preferred Shares have pre-emptive or conversion rights and Common Shares are not redeemable. Upon liquidation of the Trust, after paying or adequately providing for the payment of all liabilities of the Trust and the liquidation preference with respect to any outstanding preferred shares, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Trust among the holders of the Common Shares. Under the rules of the NYSE applicable to listed companies, the Trust is required to hold an annual meeting of shareholders in each year. If the Trust is converted to an open-end investment company or if for any other reason Common Shares are no longer listed on the NYSE (or any other national securities exchange the rules of which require annual meetings of shareholders), the Trust does not intend to hold annual meetings of shareholders.


The Trust is responsible for paying the following expenses, among others: the fees payable to the Investment Manager; the fees payable to the Administrator; the fees and certain expenses of the Trust's custodian and transfer agent, including the cost of providing records to the Administrator in connection with its obligation of maintaining required records of the Trust; the charges and expenses of the Trust's legal counsel, legal counsel to the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act and independent accountants; commissions and any issue or transfer taxes chargeable to the Trust in connection with its transactions; all taxes and corporate fees payable by the Trust to governmental agencies; the fees of any trade association of which the Trust is a member; the costs of share certificates representing Common Shares of the Trust; organizational and offering expenses of the Trust and the fees and expenses involved in registering and maintaining registration of the Trust and its Common Shares with the SEC, including the preparation and printing of the Trust's registration statement and prospectuses for such purposes; allocable communications expenses with respect to investor services, and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports, proxy statements and prospectuses to shareholders; the cost of insurance; and litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of the Trust's business.


Under Massachusetts law, shareholders, including holders of Preferred Shares, could under certain circumstances be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

Holders of Common Shares are entitled to one vote for each share held and will vote with the holders of any outstanding Preferred Shares or any other preferred shares on each matter submitted to a vote of holders of Common Shares, except as described under "Description of Capital Structure -- Preferred Shares."

Shareholders are entitled to one vote for each share held. The Common Shares, Preferred Shares and any other preferred shares do not have cumulative voting rights, which means that the holders of more than 50% of the shares of Common Shares, Preferred Shares and any other preferred shares voting for the election of Trustees can elect all of the Trustees standing for election by such holders, and, in such event, the holders of the remaining shares of Common Shares, Preferred

Shares and any other preferred shares will not be able to elect any of such Trustees.

So long as any Preferred Shares or any other preferred shares are outstanding, holders of Common Shares will not be entitled to receive any dividends of or other distributions from the Trust, unless at the time of such declaration, (1) all accrued dividends on preferred shares or accrued interest on borrowings has been paid and (2) the value of the Trust's total assets (determined after deducting the amount of such dividend or other distribution), less all liabilities and indebtedness of the Trust not represented by senior securities, is at least 300% of the aggregate amount of such securities representing indebtedness and at least 200% of the aggregate amount of securities representing indebtedness plus the aggregate liquidation value of the outstanding preferred shares (expected to equal the aggregate original purchase price of the outstanding preferred shares plus redemption premium, if any, together with any accrued and unpaid dividends thereon, whether or not earned or declared and on a cumulative basis). In addition to the If you have any questions, please call 1-800-992-0180.Description of the Trust requirements of the 1940 Act, the Trust is required to comply with other asset coverage requirements as a condition of the Trust obtaining a rating of the preferred shares from a rating agency. These requirements include an asset coverage test more stringent than under the 1940 Act.

The Trust will send unaudited reports at least semi-annually and audited financial statements annually to all of its shareholders.

The Declaration of Trust further provides that obligations of the Trust are not binding upon Trustees individually but only upon the property of the Trust and that the Trustees will not be liable for errors of judgment or mistakes of fact or law, but nothing in the Declaration of Trust protects a Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

CONVERSION TO OPEN-END FUND

The Trustees may at any time propose conversion of the Trust to an open-end management investment company depending upon their judgment as to the advisability of such action in light of circumstances then prevailing. In considering whether to submit an open-ending proposal to shareholders, the Trustees might consider, among other factors, the differences in operating expenses between open-end and closed-end funds (due to the expenses of continuously selling shares and of standing ready to effect redemptions), the potentially adverse tax consequences to non-redeeming shareholders once a fund is open-ended, and the impact of open-ending on portfolio management policies. Such a conversion would require the approval of both a majority of the Trust's outstanding Common Shares and preferred shares voting together as a single class and a majority of the outstanding preferred shares voting as a separate class on such conversion. Conversion of the Trust to an open-end investment company would require the redemption of all outstanding preferred shares, including the Preferred Shares, which would eliminate the leveraged capital structure of the Trust with respect to the Common Shares. A delay in conversion could result following shareholder approval due to the Trust's inability to redeem the preferred shares. Shareholders of an open-end investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by or under the 1940 Act) at their next computed NAV less any redemption charge as might be in effect at the time of redemption. If the Trust is converted to an open-end management investment company, it could be required to liquidate portfolio securities to meet requests for redemption, and its shares would no longer be listed on the NYSE. If the Trust were to experience significant redemptions as an open-end fund, the decrease in total assets could result in a higher expense ratio and inefficiencies in portfolio management. In this regard, the Trust could reserve the right to effect redemptions in-kind with portfolio securities, which would subject redeeming shareholders to transaction costs in liquidating those securities.

REPURCHASE OF COMMON SHARES

In recognition of the possibility that the Trust's Common Shares may trade at a discount to their NAV, the Trust may from time to time take action to attempt to reduce or eliminate a market value discount from NAV by repurchasing its Common Shares in the open market or by tendering its Common Shares at NAV. So long as any preferred shares are outstanding, the Trust may not purchase, redeem or otherwise acquire any Common Shares unless (1) all accumulated dividends on the preferred shares have been paid or set aside for payment through the date of such purchase, redemption or other acquisition and (2) at the time of such purchase, redemption or acquisition asset coverage requirements set forth in the Declaration of Trust and the Trust's Certificate of Designation for Preferred Shares are met. Repurchases of Common Shares may result in the Trust being required to redeem preferred shares to satisfy asset coverage requirements.

FUNDAMENTAL AND NON-FUNDAMENTAL POLICIES OF THE TRUST

The investment objective of the Trust, certain policies of the Trust specified herein as fundamental and the investment restrictions of the Trust described in the SAI are fundamental policies of the Trust and may not be changed without a Majority Vote of the shareholders of the Trust. The term Majority Vote means the affirmative vote of (a) more than 50% of the outstanding shares of the Trust or
(b) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares of the Trust are represented at the meeting in person or by proxy, whichever is less. All other policies of the Trust may be modified by resolution of the Board of Trustees of the Trust.

                                               DESCRIPTION OF CAPITAL STRUCTURE

COMMON SHARES

The Trust's Declaration of Trust authorizes the issuance of an unlimited number of Common Shares of beneficial interest, par value $.01 per share. All Common Shares have equal rights to the payment of dividends and the distribution of assets upon liquidation. Common Shares will, when issued, be fully paid and non-assessable, and will have no pre-emptive or conversion rights or rights to cumulative voting.

Whenever preferred shares are outstanding, holders of Common Shares will not be entitled to receive any distributions from the Trust, unless at the time of such declaration, (1) all accrued dividends on preferred shares or accrued interest on borrowings have been paid and (2) the value of the Trust's total assets (determined after deducting the amount of such dividend or other distribution), less all liabilities and indebtedness of the Trust not represented by senior securities, is at least 300% of the aggregate amount of such securities representing indebtedness and at least 200% of the aggregate amount of securities representing indebtedness plus the aggregate liquidation value of the outstanding preferred shares. In addition to the requirements of the 1940 Act, the Trust is required to comply with the other asset coverage requirements as a condition of the Trust obtaining a rating of the preferred shares from a rating agency. These requirements include asset coverage tests more stringent than under the 1940 Act. See "Preferred Shares" below.

BORROWINGS

The Trust's Declaration of Trust authorizes the Trust, without the prior approval of holders of Common Shares, to borrow money. In this connection, the Trust may issue notes or other evidence of indebtedness (including bank borrowings or commercial paper) and may secure any such borrowings by mortgaging, pledging or otherwise granting a security interest in the Trust's assets. See "Risk Factors and Special Consideration -- Leverage."

PREFERRED SHARES

Under the 1940 Act, the Trust is permitted to have outstanding more than one series of preferred shares as long as no single series has priority over another series nor holders of preferred shares have pre-emptive rights to purchase any Preferred Shares or any other preferred shares that might be issued.

The Trust's Declaration of Trust authorizes the issuance of a class of preferred shares (which class may be divided into two or more series) as the Trustees may, without shareholder approval, authorize. The preferred shares have such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustee may determine and as are set forth in the Trust's Certificate of Designation establishing the terms of the preferred shares. The number of shares of the preferred class or series authorized is unlimited, and the shares authorized may be represented in part by fractional shares. Under the Trust's Certificate of Designation, the Trustees have authorized the creation of 18,000 Auction Rate Cumulative Preferred Shares, having a par value of $0.01 per share, with a liquidation preference of $25,000 per share, classified as Series M, T, W, Th and F Auction Rate Cumulative Preferred Shares.

Any decision to offer preferred shares is subject to market conditions and to the Board of Trustees' and the Investment Manager's continuing belief that leveraging the Trust's capital structure through the issuance of preferred shares is likely to achieve the benefits to the Common Shares described in this Prospectus for long-term investors. The terms of the preferred shares will be determined by the Board of Trustees in consultation with the Investment Manager (subject to applicable law and the Trust's Declaration of Trust) if and when it authorizes a preferred shares offering.

The preferred shares have complete priority over the Common Shares as to distribution of assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, holders of preferred shares will be entitled to receive a preferential liquidating distribution (expected to equal the original purchase price per share plus accumulated and unpaid dividends thereon, whether or not earned or declared) before any distribution of assets is made to holders of Common Shares.

TAX MATTERS

The following information is meant as a general summary for U.S. shareholders. Please see the SAI for additional information. Investors should rely on their own tax adviser for advice about the particular federal, state and local tax consequences to them of investing in the Trust.

The federal income tax treatment of the Trust's Preferred Shares is not entirely clear, but the Trust believes, based on the advice of its counsel, that the Preferred Shares will constitute stock of the Trust. It is possible, however, that the IRS might take a contrary position, asserting, for example, that the Preferred Shares constitute debt of the Trust. The discussion below assumes that the Preferred Shares are stock.

The Trust will distribute all or substantially all of its net investment income and net realized capital gains, if any, to its shareholders each year. Although the Trust will not be taxed on amounts it distributes, most shareholders will be taxed on amounts they receive. A particular distribution generally will be taxable as either ordinary income or long-term capital gain. The Trust will allocate a proportionate amount of each type of its income to the Common Shares and to the Preferred Shares. It generally does not matter how long a shareholder has held the Trust's Common Shares or Preferred Shares or whether the shareholder elects to receive distributions in cash or reinvest them in additional Trust's Common Shares or Preferred Shares. For example, if the Trust designates a particular distribution as a long-term capital gains distribution, it will be taxable to a shareholder at his or her long-term capital gains rate. Dividends from the Trust are generally not eligible for the reduced rate of tax that may apply to certain qualifying dividends on corporate stock.

Dividends declared by the Trust in October, November or December and paid during the following January may be treated as having been received by shareholders in the year the distributions were declared.

Each shareholder will receive an annual statement summarizing the shareholder's dividend and capital gains distributions.

If a shareholder invests through a tax-deferred account, such as a retirement plan, the shareholder generally will not have to pay tax on dividends until they are distributed from the account. These accounts are subject to complex tax rules, and shareholders should consult a tax adviser about investment through a tax-deferred account.

There may be tax consequences to a shareholder if the shareholder sells the Trust's Common Shares or Preferred Shares. A shareholder will generally have a capital gain or loss, which will be long-term or short-term, generally depending on how long the shareholder holds those Common Shares or Preferred Shares. If a shareholder exchanges shares, the shareholder may be treated as if he or she sold them. Shareholders are responsible for any tax liabilities generated by their own transactions.

As with all investment companies, the Trust may be required to withhold U.S. federal income tax at the rate of 28% of all taxable distributions payable to a shareholder if the shareholder fails to provide the Trust with his or her correct taxpayer identification number or to make required certifications, or if the shareholder has been notified by the IRS that he or she is subject to backup withholding. Backup withholding is not an additional tax; rather, it is a way in which the IRS ensures it will collect taxes otherwise due. Any amounts withheld may be credited against a shareholder's U.S. federal income tax liability.

                                                               MORE INFORMATION

DISTRIBUTION ARRANGEMENTS


Pursuant to the terms of a Distribution Agreement, ING Funds Distributor, LLC will act as the Trust's distributor for the optional cash investments and privately negotiated transactions under the Trust's Shareholder Investment Program. The Distribution Agreement provides that ING Fund's Distributor LLC does not recieve compensation or commissions from the Trust for such services. ING Funds Distributor, LLC's principal business address is 7337 E. Doubletree Ranch Road, Scottsdale, Arizona 85258. ING Funds Distributor, LLC and ING Investments, LLC, the Trust's Investment Manager, and INGIM, the Trust's Sub-Adviser, are indirect, wholly-owned subsidiaries of ING Groep. See "Investment Management and Other Service Providers -- Investment Manager/Sub-Adviser."


The Trust bears the expenses of issuing the Common Shares. These expenses include, but are not limited to, the expense of preparation and printing of the prospectus and SAI, the expense of counsel and auditors, and others.

LEGAL MATTERS

The validity of the Common Shares offered hereby will be passed on for the Trust by Dechert LLP, 1775 I Street, NW, Washington, DC, counsel to the Trust.

AUDITORS

KPMG LLP serves as independent auditors for the Trust. The auditors' address is 355 South Grand Avenue, Los Angeles, California 90071.

REGISTRATION STATEMENT

The Trust has filed with the SEC, Washington, DC, a Registration Statement under the Securities Act, relating to the Common Shares offered hereby. For further information with respect to the Trust and its Common Shares, reference is made to such Registration Statement and the exhibits filed with it.

SHAREHOLDER REPORTS

The Trust issues reports that include financial information to its shareholders at least semi-annually.

PRIVACY POLICY

The Trust has adopted a policy concerning investor privacy. To review the privacy policy, contact a Shareholder Services Representative at (800) 992-0180 and select Option 1, obtain a policy over the internet at www.ingfunds.com or see the privacy policy that accompanies this Prospectus.

STATEMENT OF ADDITIONAL INFORMATION

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
Change of Name                                                                2
Investment Objective                                                          2
Investment Restrictions                                                       2
Additional Information About Investments and Investment Techniques            3
Trustees and Officers                                                        12
Compensation Table                                                           23
Code of Ethics                                                               24
Investment Management and Other Service Providers                            24
Portfolio Transactions                                                       29
Net Asset Value                                                              30
Plans of Distribution                                                        32
Federal Taxation                                                             36
Advertising and Performance Data                                             40
General Information                                                          42
Financial Statements                                                         42

                              ING PRIME RATE TRUST
                          7337 E. DOUBLETREE RANCH ROAD
                            SCOTTSDALE, ARIZONA 85258
                                 (800) 992-0180

                 25,000,000 COMMON SHARES OF BENEFICIAL INTEREST

                            TRUST ADVISORS AND AGENTS

            INVESTMENT MANAGER
            ING Investments, LLC
            7337 E. Doubletree Ranch Road
            Scottsdale, AZ 85258


            SUB-ADVISER
            ING Investment Management Co.
            10 State House Square
            Hartford, Connecticut 06103-3602


            ADMINISTRATOR
            ING Funds Services, LLC
            7337 E. Doubletree Ranch Road
            Scottsdale, AZ 85258

            CUSTODIAN

            State Street Bank and Trust
            801 Pennsylvania Avenue
            Kansas City, Missouri 64105


            INDEPENDENT AUDITORS
            KPMG LLP
            355 South Grand Avenue
            Los Angeles, California 90071

            DISTRIBUTOR
            ING Funds Distributor, LLC
            7337 E. Doubletree Ranch Road
            Scottsdale, AZ 85258

            TRANSFER AGENT
            DST Systems, Inc.
            816 Wyandotte
            Kansas City, MO 64105

            LEGAL COUNSEL
            Dechert LLP
            1775 I Street, NW
            Washington, DC 20006

            INSTITUTIONAL INVESTORS AND ANALYSTS
            Call ING Prime Rate Trust
            (800) 336-3436


THE TRUST HAS NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROSPECTUS IS REQUIRED BY LAW TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED.

WHEN CONTACTING THE SEC, YOU WILL WANT TO REFER TO THE TRUST'S SEC FILE NUMBER. THE FILE NUMBER IS AS FOLLOWS: 1940 Act File No. 811-5410


[ING FUNDS LOGO]

                              ING PRIME RATE TRUST

                         7337 East Doubletree Ranch Road

                            Scottsdale, Arizona 85258

                       STATEMENT OF ADDITIONAL INFORMATION

                                  JULY 1, 2004



         ING Prime Rate Trust ("Trust") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"). The Trust's investment objective is to provide investors with as high a level of current income as is consistent with the preservation of capital. There is no assurance that the Trust will achieve its investment objective. The Trust is managed by ING Investments, LLC ("ING Investments" or "Investment Manager") and sub-advised by ING Investment Management Co. ("INGIM" or "Sub-Adviser"), formerly known as Aeltus Investment Management, Inc.


         This Statement of Additional Information ("SAI") does not constitute a prospectus, but should be read in conjunction with the Prospectus relating thereto dated July 1, 2004. This SAI does not include all information that a prospective investor should consider before purchasing Common Shares in this offering, and investors should obtain and read the Prospectus prior to purchasing such shares. A copy of the Prospectus may be obtained without charge by calling the Investment Manager at (800) 992-0180.

                                TABLE OF CONTENTS


                                                                            PAGE
CHANGE OF NAME                                                                 2
INVESTMENT OBJECTIVE                                                           2
INVESTMENT RESTRICTIONS                                                        2
ADDITIONAL INFORMATION ABOUT INVESTMENTS AND INVESTMENT TECHNIQUES             4
TRUSTEES AND OFFICERS
COMPENSATION TABLE                                                            10
CODE OF ETHICS                                                                12
INVESTMENT MANAGEMENT AND OTHER SERVICE PROVIDERS                             13
PORTFOLIO TRANSACTIONS                                                        17
NET ASSET VALUE                                                               19
PLANS OF DISTRIBUTION                                                         22
FEDERAL TAXATION                                                              26
ADVERTISING AND PERFORMANCE DATA                                              30
GENERAL INFORMATION                                                           32
FINANCIAL STATEMENTS                                                          32


         The Prospectus and SAI omit certain information contained in the registration statement filed with the Securities and Exchange Commission ("Commission" or "SEC"), Washington, DC. The registration statement may be obtained from the Commission upon payment of the fee prescribed, or inspected at the Commission's office for no charge. The registration statement is also available on the Commission's website (www.sec.gov).

                                 CHANGE OF NAME

         The Trust changed its name from Pilgrim Prime Rate Trust to Pilgrim America Prime Rate Trust in April 1996, and then changed its name back to Pilgrim Prime Rate Trust on November 16, 1998. Effective March 1, 2002, the Trust changed its name to ING Prime Rate Trust.

                              INVESTMENT OBJECTIVE

         The Trust's investment objective is to obtain as high a level of current income as is consistent with the preservation of capital. The Trust seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in higher yielding, U.S. dollar denominated, floating rate secured senior loans ("Senior Loans"). These Senior Loans are typically below investment grade credit quality.

         The Trust only invests in Senior Loans made to corporations or other business entities organized under U.S. or Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions. The Trust can also invest up to 20% of its total assets in other investments, including unsecured loans, subordinated loans, short-term debt instruments, equity securities acquired in connection with investments in loans and other instruments as described under "Additional Information About Investments and Investment Techniques." During periods when, in the opinion of the Trust's Investment Manager or Sub-Adviser, a temporary defensive posture in the market is appropriate, the Trust may hold up to 100% of its assets in cash and/or in short-term debt instruments.

                             INVESTMENT RESTRICTIONS

         The Trust has adopted the following restrictions relating to its investments and activities, which may not be changed without a Majority Vote, as defined in the 1940 Act. The Trust may not:

         1. Issue senior securities, except insofar as the Trust may be deemed to have issued a senior security by reason of (i) entering into certain interest rate hedging transactions, (ii) entering into reverse repurchase agreements, or (iii) borrowing money in an amount not exceeding 33 1/3%, or such other percentage permitted by law, of the Trust's total assets (including the borrowed amount) less all liabilities other than borrowings, or (iv) issuing a class or classes of preferred shares in an amount not exceeding 50%, or such other percentage permitted by law, of the Trust's total assets less all liabilities and indebtedness not represented by senior securities.

         2.    Invest more than 25% of its total assets in any industry.

         3. Invest in marketable warrants other than those acquired in conjunction with Senior Loans and such warrants will not constitute more than 5% of its assets.

         4. Make investments in any one issuer other than U.S. government securities if, immediately after such purchase or acquisition, more than 5% of the value of the Trust's total assets would be invested in such issuer, or the Trust would own more than 25% of any outstanding issue, except that up to 25% of the Trust's total assets may be invested without regard to the foregoing restrictions. For the purpose of the foregoing restriction, the Trust will consider the borrower of a Senior Loan to be the issuer of such Senior Loan. In addition, with respect to a Senior Loan under which the Trust does not have privity with the borrower or would not have a direct cause of action against the borrower in the event of the failure of the borrower to pay scheduled principal or interest, the Trust will also separately meet the foregoing requirements and consider each interpositioned bank (a lender from which the Trust acquires a Senior Loan) to be an issuer of the Senior Loan.

         5. Act as an underwriter of securities, except to the extent that it may be deemed to act as an underwriter in certain cases when disposing of its portfolio investments or acting as an agent or one of a group of co-agents in originating Senior Loans.

         6. Purchase or sell equity securities (except that the Trust may, incidental to the purchase or ownership of an interest in a Senior Loan, or as part of a borrower reorganization, acquire, sell and exercise warrants and/or acquire or sell other equity securities), real estate, real estate mortgage loans, commodities, commodity futures contracts, or oil or gas exploration or development programs; or sell short, purchase or sell straddles, spreads, or combinations thereof, or write put or call options.

         7. Make loans of money or property to any person, except that the Trust (i) may make loans to corporations or other business entities, or enter into leases or other arrangements that have the characteristics of a loan; (ii) may lend portfolio instruments; and (iii) may acquire securities subject to repurchase agreements.

         8. Purchase shares of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization.

         9. Make investments on margin or hypothecate, mortgage or pledge any of its assets except for the purpose of securing borrowings as described above in connection with the issuance of senior securities and then only in an amount up to 33 1/3% (50% in the case of the issuance of a preferred class of shares), or such other percentage permitted by law, of the value of the Trust's total assets (including, with respect to borrowings, the amount borrowed) less all liabilities other than borrowings (or, in the case of the issuance of senior securities, less all liabilities and indebtedness not represented by senior securities).

         If a percentage restriction is adhered to at the time of investment, a later increase or decrease in percentage resulting from a change in value of the Trust's investments or amount of total assets will not be considered a violation of any of the foregoing restrictions.

         There is no limitation on the percentage of the Trust's total assets that may be invested in instruments which are not readily marketable or subject to restrictions on resale, and to the extent the Trust invests in such instruments, the Trust's portfolio should be considered illiquid. The extent to which the Trust invests in such instruments may affect its ability to realize the net asset value ("NAV") of the Trust in the event of the voluntary or involuntary liquidation of its assets.

         The Trust has also adopted a non-fundamental policy as required by Rule 35d-1 under the 1940 Act to invest, under normal circumstances, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in higher yielding, U.S. dollar denominated, floating rate secured senior loans. The Trust has also adopted a policy to provide its shareholders with at least 60 days' prior notice of any change in such investment policy. If, subsequent to an investment, the 80% requirement is no longer met, the Trust's future investments will be made in a manner that will bring the Trust into compliance with this policy.

ADDITIONAL INFORMATION ABOUT INVESTMENTS AND INVESTMENT TECHNIQUES

         Some of the different types of securities in which the Trust may invest, subject to its investment objective, policies and restrictions, are described in the prospectus under "Investment Objective and Policies." Additional information concerning certain of the Trust's investments and investment techniques is set forth below.

EQUITY SECURITIES

         In connection with its purchase or holding of interests in Senior Loans, the Trust may acquire (and subsequently sell) equity securities or exercise warrants that it receives. The Trust will acquire such interests only as an incident to the intended purchase or ownership of loans or in connection with a reorganization of a borrower or its debt. The Trust normally will not hold more than 20% of its total assets in equity securities. Equity securities will not be treated as Senior Loans; therefore, an investment in such securities will not count toward the 80% of the Trust's net assets, plus the amount of any borrowings for investment purposes, that normally will be invested in Senior Loans. Equity securities are subject to financial and market risks and can be expected to fluctuate in value.

LEASE PARTICIPATIONS

         The credit quality standards and general requirements that the Trust applies to Lease Participations including collateral quality, the credit quality of the borrower and the likelihood of payback are substantially the same as those applied to conventional Senior Loans. A Lease Participation is also required to have a floating interest rate that is indexed to the federal funds rate, London Inter-Bank Offered Rate ("LIBOR"), or Prime Rate in order to be eligible for investment.

         The Office of the Comptroller of the Currency has established regulations which set forth circumstances under which national banks may engage in lease financings. Among other things, the regulation requires that a lease be a net-full payout lease representing the noncancelable obligation of the lessee, and that the bank make certain determinations with respect to any estimated residual value of leased property relied upon by the bank to yield a full return on the lease. The Trust may invest in lease financings only if the Lease Participation meets these banking law requirements.

INTEREST RATES AND PORTFOLIO MATURITY

         Interest rates on loans in which the Trust invests adjust periodically. The interest rates are adjusted based on a base rate plus a premium or spread over the base rate. The base rate usually is LIBOR, the Federal Reserve federal funds rate, the Prime Rate or other base lending rates used by commercial lenders. LIBOR usually is an average of the interest rates quoted by several designated banks as the rates at which they pay interest to major depositors in the London interbank market on U.S. dollar denominated deposits. The Investment Manager and Sub-Adviser believe that changes in short-term LIBOR rates are closely related to changes in the Federal Reserve federal funds rate, although the two are not technically linked. The Prime Rate quoted by a major U.S. bank is generally the interest rate at which that bank is willing to lend U.S. dollars to its most creditworthy borrowers, although it may not be the bank's lowest available rate.

         Loans in which the Trust invests typically have interest rates which reset at least quarterly and may reset as frequently as daily. The maximum duration of an interest rate reset on any loan in which the Trust can invest is one year. The maximum maturity on any loan in which the Trust can invest is ten years. The Trust's portfolio of loans will ordinarily have a dollar-weighted average time until the next interest rate adjustment of 90 days or less, although the time may exceed 90 days. The Trust may find it possible and appropriate to use interest rate swaps and other investment practices to shorten the effective interest rate adjustment period of loans. If the Trust does so, it will consider the shortened period to be the adjustment period of the loan. As short-term interest rates rise, interest payable to the Trust should increase. As short-term interest rates decline, interest payable to the Trust should decrease. The amount of time that will pass before the Trust experiences the effects of changing short-term interest rates will depend on the dollar-weighted average time until the next interest rate adjustment on the Trust's portfolio of loans.

         Loans usually have mandatory and optional prepayment provisions. Because of prepayments, the actual remaining maturity of a loan may be considerably less than its stated maturity. If a loan is prepaid, the Trust will have to reinvest the proceeds in other loans or securities which may have a lower fixed spread over its base rate. In such a case, the amount of interest paid to the Trust would likely decrease.

         In the event of a change in the benchmark interest rate on a loan, the rate payable to lenders under the loan will, in turn, change at the next scheduled reset date. If the benchmark rate goes up, the Trust as lender would earn interest at a higher rate, but only on and after the reset date. If the benchmark rate goes down, the Trust as lender would earn interest at a lower rate, but only on and after the reset date.

         During normal market conditions, changes in market interest rates will affect the Trust in certain ways. The principal effect will be that the yield on the Trust's Common Shares will tend to rise or fall as market interest rates rise and fall. This is because almost all of the assets in which the Trust invests pay interest at rates which float in response to changes in market rates. However, because the interest rates on the Trust's assets reset over time, there will be an imperfect correlation between changes in market rates and changes to rates on the portfolio as a whole. This means that changes to the rate of interest paid on the portfolio as a whole will tend to lag behind changes in market rates.

         Market interest rate changes may also cause the Trust's NAV to experience moderate volatility. This is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. If market interest rates change, a loan's value could be affected to the extent the interest rate paid on that loan does not reset at the same time. As discussed above, the rates of interest paid on the loans in which the Trust invests have a weighted average reset period that typically is less than 90 days. Therefore, the impact of the lag between a change in market interest rates and the change in the overall rate on the portfolio is expected to be minimal.

         Finally, to the extent that changes in market rates of interest are reflected not in a change to a base rate such as LIBOR but in a change in the spread over the base rate which is payable on loans of the type and quality in which the Trust invests, the Trust's NAV could be adversely affected. Again, this is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. However, unlike changes in market rates of interest for which there is only a temporary lag before the portfolio reflects those changes, changes in a loan's value based on changes in the market spread on loans in the Trust's portfolio may be of longer duration.

OTHER INVESTMENTS

         Assets not invested in Senior Loans will generally consist of other instruments, including unsecured loans and subordinated loans up to a maximum of 5% of the Trust's net assets, short-term debt instruments with remaining maturities of 120 days or less (which may have yields tied to the Prime Rate, commercial paper rates, the federal funds rate or LIBOR) and equity securities acquired in connection with investments in loans. Short-term debt instruments may include (i) commercial paper rated A-1 by

Standard & Poor's Ratings Services or P-1 by Moody's Investors Service, Inc., or of comparable quality as determined by the Investment Manager or Sub-Adviser,
(ii) certificates of deposit, bankers' acceptances, and other bank deposits and obligations, and (iii) securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities. During periods when, in the judgment of the Investment Manager or Sub-Adviser, a temporary defensive posture in the market is appropriate, the Trust may hold up to 100% of its assets in cash and/or in short-term debt instruments.

REPURCHASE AGREEMENTS

         The Trust has the ability, pursuant to its investment objective and policies, to enter into repurchase agreements. Such agreements may be considered to be loans by the Trust for purposes of the 1940 Act. Each repurchase agreement must be collateralized fully, in accordance with the provisions of Rule 5b-3 under the 1940 Act, at all times. Pursuant to such repurchase agreements, the Trust acquires securities from financial institutions such as brokers, dealers and banks, subject to the seller's agreement to repurchase and the Trust's agreement to resell such securities at a mutually agreed upon date and price. The term of such an agreement is generally quite short, possibly overnight or for a few days, although it may extend over a number of months (up to one year) from the date of delivery. The repurchase price generally equals the price paid by the Trust plus interest negotiated on the basis of current short-term rates (which may be more or less than the rate on the underlying portfolio security). The securities underlying a repurchase agreement will be marked to market every business day so that the value of the collateral is at least equal to the value of the loan, including the accrued interest thereon, and the Investment Manager or Sub-Adviser will monitor the value of the collateral. Securities subject to repurchase agreements will be held by the Custodian or in the Federal Reserve/Treasury Book-Entry System or an equivalent foreign system. If the seller defaults on its repurchase obligation, the Trust will suffer a loss to the extent that the proceeds from a sale of the underlying securities is less than the repurchase price under the agreement. Bankruptcy or insolvency of such a defaulting seller may cause the Trust's rights with respect to such securities to be delayed or limited. To mitigate this risk, the Trust may only enter into repurchase agreements that qualify for an exclusion from any automatic stay of creditors' rights against the counterparty under applicable insolvency law in the event of the counterparty's insolvency.

REVERSE REPURCHASE AGREEMENTS

         The Trust has the ability, pursuant to its investment objective and policies, to enter into reverse repurchase agreements. A reverse repurchase agreement is an instrument under which the Trust may sell an underlying debt instrument and simultaneously obtain the commitment of the purchaser to sell the security back to the Trust at an agreed upon price on an agreed upon date. Reverse repurchase agreements will be considered borrowings by the Trust, and as such are subject to the restrictions on borrowing. Borrowings by the Trust create an opportunity for greater total return, but at the same time, increase exposure to capital risk. The Trust will maintain in a segregated account with its custodian cash or liquid high grade portfolio securities in an amount sufficient to cover its obligations with respect to the reverse repurchase agreements. The Trust will receive payment for such securities only upon physical delivery or evidence of book entry transfer by its custodian. Regulations of the Commission require either that securities sold by the Trust under a reverse repurchase agreement be segregated pending repurchase or that the proceeds be segregated on the Trust's books and records pending repurchase. Reverse repurchase agreements may involve certain risks in the event of default or insolvency of the other party, including possible loss from delays or restrictions upon the Trust's ability to dispose of the underlying securities. An additional risk is that the market value of securities sold by the Trust under a reverse repurchase agreement could decline below the price at which the Trust is obligated to repurchase them.

LENDING LOANS AND OTHER PORTFOLIO INSTRUMENTS

         To generate additional income, the Trust may lend its portfolio securities including an interest in a Senior Loan, in an amount equal to up to 33 1/3% of total Trust assets to broker-dealers, major banks, or other recognized domestic institutional borrowers of securities. No lending may be made with any companies affiliated with the Investment Manager or Sub-Adviser. During the time portfolio securities are on loan, the borrower pays the Trust any dividends or interest paid on such securities, and the Trust may invest the cash collateral and earn additional income, or it may receive an agreed-upon amount of interest income from the borrower who has delivered equivalent collateral or a letter of credit. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower fail financially.

         The Trust may seek to increase its income by lending financial instruments in its portfolio in accordance with present regulatory policies, including those of the Board of Governors of the Federal Reserve System and the Commission. The lending of financial instruments is a common practice in the securities industry. The loans are required to be secured continuously by collateral, consistent with the requirements of the 1940 Act discussed below, maintained on a current basis at an amount at least equal to the market value of the portfolio instruments loaned. The Trust has the right to call a loan and obtain the portfolio instruments loaned at any time on such notice as specified in the transaction documents. For the duration of the loan, the Trust will continue to receive the equivalent of the interest paid by the issuer on the portfolio instruments loaned and may also receive compensation for the loan of the financial instrument. Any gain or loss in the market price of the instruments loaned that may occur during the term of the loan will be for the account of the Trust.

         The Trust may lend its portfolio instruments so long as the terms and the structure of such loans are not inconsistent with the requirements of the 1940 Act, which currently require that (a) the borrower pledge and maintain with the Trust collateral consisting of cash, a letter of credit issued by a domestic U.S. bank, or securities issued or guaranteed by the U.S. government having a value at all times not less than 100% of the value of the instruments loaned,
(b) the borrowers add to such collateral whenever the price of the instruments loaned rises (I.E., the value of the loan is marked to market on a daily basis),
(c) the loan be made subject to termination by the Trust at any time, and (d) the Trust receives reasonable interest on the loan (which may include the Trust's investing any cash collateral in interest bearing short-term investments), any distributions on the loaned instruments and increase in their market value. The Trust may lend its portfolio instruments to member banks of the Federal Reserve System, members of the New York Stock Exchange ("NYSE") or other entities determined by the Investment Manager or Sub-Adviser to be creditworthy. All relevant facts and circumstances, including the creditworthiness of the qualified institution, will be monitored by the Investment Manager or Sub-Adviser, and will be considered in making decisions with respect to the lending of portfolio instruments.

         The Trust may pay reasonable negotiated fees in connection with loaned instruments. In addition, voting rights may pass with loaned securities, but if a material event were to occur affecting such a loan, the Trust will retain the right to call the loan and vote the securities. If a default occurs by the other party to such transaction, the Trust will have contractual remedies pursuant to the agreements related to the transaction, but such remedies may be subject to bankruptcy and insolvency laws which could materially and adversely affect the Trust's rights as a creditor. However, the loans will be made only to firms deemed by the Investment Manager or Sub-Adviser to be of good financial standing and when, in the judgment of the Investment Manager or Sub-Adviser, the consideration which can be earned currently from loans of this type justifies the attendant risk.

INTEREST RATE HEDGING TRANSACTIONS

         The Trust has the ability, pursuant to its investment objectives and policies, to engage in certain hedging transactions including interest rate swaps and the purchase or sale of interest rate caps and floors. The Trust may undertake these transactions primarily for the following reasons: to preserve a return on or value of a particular investment or portion of the Trust's portfolio, to protect against decreases in the anticipated rate of return on floating or variable rate financial instruments which the Trust owns or anticipates purchasing at a later date, or for other risk management strategies such as managing the effective dollar-weighted average duration of the Trust's portfolio. Market conditions will determine whether and in what circumstances the Trust would employ any of the hedging techniques described below.

         Interest rate swaps involve the exchange by the Trust with another party of their respective commitments to pay or receive interest, E.G., an exchange of an obligation to make floating rate payments on a specified dollar amount referred to as the "notional" principal amount for an obligation to make fixed rate payments. For example, the Trust may seek to shorten the effective interest rate redetermination period of a Senior Loan in its portfolio that has an interest rate redetermination period of one year. The Trust could exchange its right to receive fixed income payments for one year from a borrower for the right to receive payments under an obligation that readjusts monthly. In such an event, the Trust would consider the interest rate redetermination period of such Senior Loan to be the shorter period. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor. The Trust will not enter into swaps, caps or floors if, on a net basis, the aggregate notional principal amount with respect to such agreements exceeds the net assets of the Trust or to the extent the purchase of swaps, caps or floors would be inconsistent with the Trust's other investment restrictions.

         The Trust will not treat swaps covered in accordance with applicable regulatory guidance as senior securities. The Trust will usually enter into interest rate swaps on a net basis, I.E., where the two parties make net payments with the Trust receiving or paying, as the case may be, only the net amount of the two payments. The net amount of the excess, if any, of the Trust's obligations over its entitlement with respect to each interest rate swap will be accrued and an amount of cash or liquid securities having an aggregate NAV at least equal to the accrued excess will be maintained in a segregated account. If the Trust enters into a swap on other than a net basis, the Trust will maintain in the segregated account the full amount of the Trust's obligations under each such swap. The Trust may enter into swaps, caps and floors with member banks of the Federal Reserve System, members of the NYSE or other entities determined by ING Investments. If a default occurs by the other party to such transaction, the Trust will have contractual remedies pursuant to the agreements related to the transaction but such remedies may be subject to bankruptcy and insolvency laws which could materially and adversely affect the Trust's rights as a creditor.

         The swap, cap and floor market has grown substantially in recent years with a large number of banks and financial services firms acting both as principals and as agents utilizing standardized swap documentation. As a result, this market has become relatively liquid. There can be no assurance, however, that the Trust will be able to enter into interest rate swaps or to purchase interest rate caps or floors at prices or on terms the Investment Manager or Sub-Adviser believes are advantageous to the Trust. In addition, although the terms of interest rate swaps, caps and floors may provide for termination, there can be no assurance that the Trust will be able to terminate an interest rate swap or to sell or offset interest rate caps or floors that it has purchased.

         The successful utilization of hedging and risk management transactions requires skills different from those needed in the selection of the Trust's portfolio securities and depends on the Investment Manager's or Sub-Adviser's ability to predict correctly the direction and degree of movements in interest rates. Although the Trust believes that use of the hedging and risk management techniques described above will benefit the Trust, if the Investment Manager's or Sub-Adviser's judgment about the direction or extent of the movement in interest rates is incorrect, the Trust's overall performance would be worse than if it had not entered into any such transactions. The Trust will incur brokerage and other costs in connection with its hedging transactions.

ORIGINATING SENIOR LOANS

         The Trust has the ability to act as an agent in originating and administering a loan on behalf of all lenders or as one of a group of co-agents in originating Senior Loans. However, the Trust has not acted as agent or co-agent on any loans, and has no present intention of doing so in the future. An agent for a loan is required to administer and manage the Senior Loan and to service or monitor the collateral. The agent is also responsible for the collection of principal and interest and fee payments from the borrower and the apportionment of these payments to the credit of all lenders which are parties to the loan agreement. The agent is charged with the responsibility of monitoring compliance by the borrower with the restrictive covenants in the loan agreement and of notifying the lenders of any adverse change in the borrower's financial condition. In addition, the agent generally is responsible for determining that the lenders have obtained a perfected security interest in the collateral securing the Senior Loan.

         Lenders generally rely on the agent to collect their portion of the payments on a Senior Loan and to use the appropriate creditor remedies against the borrower. Typically under loan agreements, the agent is given broad discretion in enforcing the loan agreement and is obligated to use the same care it would use in the management of its own property. The borrower compensates the agent for these services. Such compensation may include special fees paid on structuring and funding the Senior Loan and other fees on a continuing basis. The precise duties and rights of an agent are defined in the loan agreement.

         When the Trust is an agent, it has, as a party to the loan agreement, a direct contractual relationship with the borrower and, prior to allocating portions of the Senior Loan to the lenders, if any, assumes all risks associated with the Senior Loan. The agent may enforce compliance by the borrower with the terms of the loan agreement. Agents also have voting and consent rights under the applicable loan agreement. Action subject to agent vote or consent generally requires the vote or consent of the holders of some specified percentage of the outstanding principal amount of the Senior Loan, which percentage varies depending on the relative loan agreement. Certain decisions, such as reducing the amount or increasing the time for payment of interest on or repayment of principal of a Senior Loan, or relating collateral therefor, frequently require the unanimous vote or consent of all lenders affected. When the Trust participates as an original lender, it typically acquires the loan at par.

         Pursuant to the terms of a loan agreement, the agent typically has sole responsibility for servicing and administering a loan on behalf of the other lenders. Each lender in a Senior Loan is generally responsible for performing its own credit analysis and its own investigation of the financial condition of the borrower. Generally, loan agreements will hold the agent liable for any action taken or omitted that amounts to gross negligence or willful misconduct. In the event of a borrower's default on a loan, the loan agreements provide that the lenders do not have recourse against the Trust for its activities as agent. Instead, lenders will be required to look to the borrower for recourse.

         Acting in the capacity of an agent in a Senior Loan may subject the Trust to certain risks in addition to those associated with the Trust's current role as lender. An agent is charged with the above described duties and responsibilities to lenders and borrowers subject to the terms of the loan agreement.

Failure to adequately discharge such responsibilities in accordance with the standard of care set forth in the loan agreement may expose the Trust to liability for breach of contract. If a relationship of trust is found between the agent and the lenders, the agent will be held to a higher standard of conduct in administering the loan. In consideration of such risks, the Trust will invest no more than 10% of its total assets in Senior Loans in which it acts as agent or co-agent and the size of any individual loan will not exceed 5% of the Trust's total assets.

ADDITIONAL INFORMATION ON SENIOR LOANS

         Senior Loans are direct obligations of corporations or other business entities and are arranged by banks or other commercial lending institutions and made generally to finance internal growth, mergers, acquisitions, stock repurchases, and leveraged buyouts. Senior Loans usually include restrictive covenants which must be maintained by the borrower. Such covenants, in addition to the timely payment of interest and principal, may include mandatory prepayment provisions arising from free cash flow and restrictions on dividend payments, and usually state that a borrower must maintain specific minimum financial ratios as well as establishing limits on total debt. A breach of covenant, which is not waived by the agent, is normally an event of acceleration, I.E., the agent has the right to call the outstanding Senior Loan. In addition, loan covenants may include mandatory prepayment provisions stemming from free cash flow. Free cash flow is cash that is in excess of capital expenditures plus debt service requirements of principal and interest. The free cash flow shall be applied to prepay the Senior Loan in an order of maturity described in the loan documents. Under certain interests in Senior Loans, the Trust may have an obligation to make additional loans upon demand by the borrower. The Trust intends to reserve against such contingent obligations by segregating sufficient assets in high quality short-term liquid investments or borrowing to cover such obligations.

         In a typical interest in a Senior Loan, the agent administers the loan and has the right to monitor the collateral. The agent is also required to segregate the principal and interest payments received from the borrower and to hold these payments for the benefit of the lenders. The Trust normally looks to the agent to collect and distribute principal of and interest on a Senior Loan. Furthermore, the Trust looks to the agent to use normal credit remedies, such as to foreclose on collateral, monitor credit loan covenants, and notify the lenders of any adverse changes in the borrower's financial condition or declarations of insolvency. At times the Trust may also negotiate with the agent regarding the agent's exercise of credit remedies under a Senior Loan. The agent is compensated for these services by the borrower as set forth in the loan agreement. Such compensation may take the form of a fee or other amount paid upon the making of the Senior Loan and/or an ongoing fee or other amount.

         The loan agreements in connection with Senior Loans set forth the standard of care to be exercised by the agents on behalf of the lenders and usually provide for the termination of the agent's agency status in the event that it fails to act properly, becomes insolvent, enters FDIC receivership, or if not FDIC insured, enters into bankruptcy or if the agent resigns. In the event an agent is unable to perform its obligations as agent, another lender would generally serve in that capacity.

         The Trust believes that the principal credit risk associated with acquiring Senior Loans from another lender is the credit risk associated with the borrower of the underlying Senior Loan. The Trust may incur additional credit risk, however, when the Trust acquires a participation in a Senior Loan from another lender because the Trust must assume the risk of insolvency or bankruptcy of the other lender from which the Senior Loan was acquired.

         Senior Loans, unlike certain bonds, usually do not have call protection. This means that investments comprising the Trust's portfolio, while having a stated one to ten-year term, may be prepaid, often without penalty. The Trust generally holds Senior Loans to maturity unless it has become necessary to sell them to satisfy any shareholder tender offers or to adjust the Trust's portfolio in accordance with the Investment Manager's or Sub-Adviser's view of current or expected economic or specific industry or borrower conditions.

         Senior Loans frequently require full or partial prepayment of a loan when there are asset sales or a securities issuance. Prepayments on Senior Loans may also be made by the borrower at its election. The rate of such prepayments may be affected by, among other things, general business and economic conditions, as well as the financial status of the borrower. Prepayment would cause the actual duration of a Senior Loan to be shorter than its stated maturity. Prepayment may be deferred by the Trust. This should, however, allow the Trust to reinvest in a new loan and recognize as income any unamortized loan fees. In many cases this will result in a new facility fee payable to the Trust.

         Because interest rates paid on these Senior Loans fluctuate periodically with the market, it is expected that the prepayment and a subsequent purchase of a new Senior Loan by the Trust will not have a material adverse impact on the yield of the portfolio. See "Portfolio Transactions."

         Under a Senior Loan, the borrower generally must pledge as collateral assets which may include one or more of the following: cash, accounts receivable, inventory, property, plant and equipment, both common and preferred stock in its subsidiaries, trademarks, copyrights, patent rights and franchise value. The Trust may also receive guarantees as a form of collateral. In some instances, a Senior Loan may be secured only by stock in a borrower or its affiliates. There is no assurance, however, that the borrower would provide additional collateral or that the liquidation of the existing collateral would satisfy the borrower's obligation in the event of nonpayment of scheduled interest or principal, or that such collateral could be readily liquidated.

         The Trust may be required to pay and receive various fees and commissions in the process of purchasing, selling and holding Senior Loans. The fee component may include any, or a combination of, the following elements: arrangement fees, non-use fees, facility fees, letter of credit fees and ticking fees. Arrangement fees are paid at the commencement of a loan as compensation for the initiation of the transaction. A non-use fee is paid based upon the amount committed but not used under the loan. Facility fees are on-going annual fees paid in connection with a loan. Letter of credit fees are paid if a loan involves a letter of credit. Ticking fees are paid from the initial commitment indication until loan closing if for an extended period. The amount of fees is negotiated at the time of transaction.

MANAGEMENT OF THE TRUST

         Set forth in the table below is information about each Trustee of the ING Funds.

                                                                                               NUMBER OF
                                                                                            PORTFOLIOS IN
                                                                                              PORTFOLIO
                                                 TERM OF OFFICE                                 COMPLEX
                              POSITION(S) HELD   AND LENGTH OF   PRINCIPAL OCCUPATION(S) -    OVERSEEN BY     OTHER DIRECTORSHIPS
   NAME, ADDRESS AND AGE         WITH TRUST      TIME SERVED(1)   DURING THE PAST 5 YEARS       TRUSTEE         HELD BY TRUSTEE
-----------------------------------------------------------------------------------------------------------------------------------
INDEPENDENT TRUSTEES

PAUL S. DOHERTY               Trustee           October 1993 -   Mr. Doherty is President        122
7337 E. Doubletree Ranch Rd.                    Present          and Partner, Doherty,
Scottsdale, Arizona 85258                                        Wallace, Pillsbury and
Date of Birth:  04/28/1934                                       Murphy, P.C., Attorneys
                                                                 (1996 -Present); and
                                                                 Trustee of each of the
                                                                 funds managed by
                                                                 Northstar Investment
                                                                 Management Corporation
                                                                 (1993 - 1999).

J. MICHAEL EARLEY             Trustee           February 2002 -  President and Chief             122
7337 E. Doubletree Ranch Rd.                    Present          Executive Officer,
Scottsdale, Arizona 85258                                        Bankers Trust Company,
Date of Birth:  05/02/1945                                       N.A. (1992 - Present).

R. BARBARA GITENSTEIN         Trustee           February 2002 -  President, College of New       122
7337 E. Doubletree Ranch Rd.                    Present          Jersey (1999 - Present).
Scottsdale, Arizona 85258
Date of Birth:  02/18/1948

WALTER H. MAY                 Trustee           May 1995 -       Retired. Formerly,              122        Trustee, Best Prep
7337 E. Doubletree Ranch Rd.                    Present          Managing Director and                      Charity (1991 -
Scottsdale, Arizona 85258                                        Director of Marketing,                     Present).
Date of Birth:  12/21/1936                                       Piper Jaffray, Inc.;
                                                                 Trustee of each of the
                                                                 funds managed by
                                                                 Northstar Investment
                                                                 Management Corporation
                                                                 (1996 - 1999).

JOCK PATTON                   Trustee           October 1999 -   Private Investor (June          122        Director, Hypercom, Inc.
7337 E. Doubletree Ranch Rd.                    Present          1997 - Present).                           (January 1999 -
Scottsdale, Arizona 85258                                        Formerly, Director and                     Present); JDA Software
Date of Birth:  12/11/1945                                       Chief Executive Officer,                   Group, Inc. (January
                                                                 Rainbow Multimedia Group,                  1999 - Present).
                                                                 Inc. (January 1999 -
                                                                 December 2001); Director
                                                                 of Stuart Entertainment,
                                                                 Inc.

DAVID W.C. PUTNAM             Trustee           October 1999 -   President and Director,         122        Trustee, Anchor
7337 E. Doubletree Ranch Rd.                    Present          F.L. Putnam Securities                     International Bond
Scottsdale, Arizona 85258                                        Company, Inc. and its                      Trust (December 2000 -
Date of Birth:  10/08/1939                                       affiliates; President,                     Present); F.L. Putnam
                                                                 Secretary and Trustee,                     Foundation (December
                                                                 The Principled Equity                      2000 - Present);
                                                                 Market Fund. Formerly,                     Progressive Capital
                                                                 Trustee, Trust Realty                      Accumulation Trust
                                                                 Corp.; Anchor Investment                   (August 1998 -
                                                                 Trust; Bow Ridge Mining                    Present); Principled
                                                                 Company and each of the                    Equity Market Fund
                                                                 funds managed by                           (November 1996 -
                                                                 Northstar Investment                       Present), Mercy
                                                                 Management Corporation                     Endowment Foundation
                                                                 (1994 - 1999).                             (1995 - Present);
                                                                                                            Director, F.L. Putnam
                                                                                                            Investment Management
                                                                                                            Company (December 2001
                                                                                                            - Present); Asian
                                                                                                            American Bank and Trust
                                                                                                            Company (June 1992 -
                                                                                                            Present); Notre Dame

                                                                                               NUMBER OF
                                                                                            PORTFOLIOS IN
                                                                                              PORTFOLIO
                                                 TERM OF OFFICE                                 COMPLEX
                              POSITION(S) HELD   AND LENGTH OF   PRINCIPAL OCCUPATION(S) -    OVERSEEN BY     OTHER DIRECTORSHIPS
   NAME, ADDRESS AND AGE         WITH TRUST      TIME SERVED(1)   DURING THE PAST 5 YEARS       TRUSTEE         HELD BY TRUSTEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Health Care Center
                                                                                                            (1991 - Present) F.L.
                                                                                                            Putnam Securities
                                                                                                            Company, Inc. (June
                                                                                                            1978 - Present); and an
                                                                                                            Honorary Trustee, Mercy
                                                                                                            Hospital (1973 -
                                                                                                            Present).

BLAINE E. RIEKE               Trustee           February 2001 -  General Partner,                122        Trustee, Morgan Chase
7337 E. Doubletree Ranch Rd.                    Present          Huntington Partners                        Trust Co. (January 1998
Scottsdale, Arizona 85258                                        (January 1997 - Present).                  - Present).
Date of Birth:  09/10/1933                                       Chairman of the Board and
                                                                 Trustee of each of the
                                                                 funds managed by ING
                                                                 Investment Management Co.
                                                                 LLC (November 1998 -
                                                                 February 2001).

ROGER B. VINCENT              Trustee           February 2002 -  President, Springwell           122        Trustee, AmeriGas
7337 E. Doubletree Ranch Rd.                    Present          Corporation (1989 -                        Propane, Inc. (1998 -
Scottsdale, Arizona 85258                                        Present). Formerly,                        Present).
Date of Birth:  08/26/1945                                       Director, Tatham
                                                                 Offshore, Inc. (1996 -
                                                                 2000).

RICHARD A. WEDEMEYER          Trustee           February 2001 -  Retired. Mr. Wedemeyer          122        Trustee, Touchstone
7337 E. Doubletree Ranch Rd.                    Present          was formerly Vice                          Consulting Group (1997
Scottsdale, Arizona 85258                                        President - Finance and                    - Present).
Date of Birth:  03/23/1936                                       Administration, Channel
                                                                 Corporation (June 1996 -
                                                                 April 2002). Formerly,
                                                                 Trustee, First Choice
                                                                 Funds (1997 - 2001); and
                                                                 of each of the funds
                                                                 managed by ING Investment
                                                                 Management Co. LLC (1998
                                                                 - 2001).

TRUSTEES WHO ARE "INTERESTED PERSONS"

THOMAS J. MCINERNEY(2)        Trustee           February 2001 -  Chief Executive Officer,        176        Director, Hemisphere,
7337 E. Doubletree Ranch Rd.                    Present          ING U.S. Financial                         Inc.; Trustee,
Scottsdale, Arizona 85258                                        Services (September 2001                   Equitable Life
Date of Birth:  05/05/1956                                       - Present); General                        Insurance Co., Golden
                                                                 Manager and Chief                          American Life Insurance
                                                                 Executive Officer, ING                     Co., Life Insurance
                                                                 U.S. Worksite Financial                    Company of Georgia,
                                                                 Services (December 2000 -                  Midwestern United Life
                                                                 Present); Member, ING                      Insurance Co.,
                                                                 Americas Executive                         ReliaStar Life
                                                                 Committee (2001 -                          Insurance Co., Security
                                                                 Present); President,                       Life of Denver,
                                                                 Chief Executive Officer                    Security Connecticut
                                                                 and Director of Northern                   Life Insurance Co.,
                                                                 Life Insurance Company                     Southland Life
                                                                 (March 2001 - October                      Insurance Co., USG
                                                                 2002), ING Aeltus Holding                  Annuity and Life
                                                                 Company, Inc. (2000 -                      Company, and United
                                                                 Present), ING Retail                       Life and Annuity
                                                                 Holding Company (1998 -                    Insurance Co. Inc
                                                                 Present), ING Life                         (March 2001 - Present);
                                                                 Insurance and Annuity                      Member of the Board,
                                                                 Company (September 1997 -                  National Commission on
                                                                 November 2002) and ING                     Retirement Policy,
                                                                 Retirement Holdings, Inc.                  Governor's Council on
                                                                 (1997 - Present).                          Economic
                                                                 Formerly, General Manager                  Competitiveness and
                                                                 and Chief Executive                        Technology of
                                                                 Officer, ING Worksite                      Connecticut,
                                                                 Division (December 2000 -                  Connecticut Business
                                                                 October 2001), President,                  and Industry
                                                                 ING-SCI, Inc. (August                      Association, Bushnell;
                                                                 1997 - December 2000);                     Connecticut Forum;
                                                                 President, Aetna                           Metro
                                                                 Financial Services
                                                                 (August 1997 - December
                                                                 2000).

                                                                                               NUMBER OF
                                                                                            PORTFOLIOS IN
                                                                                              PORTFOLIO
                                                 TERM OF OFFICE                                 COMPLEX
                              POSITION(S) HELD   AND LENGTH OF   PRINCIPAL OCCUPATION(S) -    OVERSEEN BY     OTHER DIRECTORSHIPS
   NAME, ADDRESS AND AGE         WITH TRUST      TIME SERVED(1)   DURING THE PAST 5 YEARS       TRUSTEE         HELD BY TRUSTEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Hartford Chamber of
                                                                                                            Commerce; and is
                                                                                                            Chairman, Concerned
                                                                                                            Citizens for Effective
                                                                                                            Government.

JOHN G. TURNER(3)             Chairman and      October 1999 -   Chairman, Hillcrest             122        Director, Hormel Foods
7337 E. Doubletree Ranch Rd.  Trustee           Present          Capital Partners (May                      Corporation (March 2000
Scottsdale, Arizona 85258                                        2002-Present); President,                  - Present); Shopko
Date of Birth:  10/03/1939                                       Turner Investment Company                  Stores, Inc. (August
                                                                 (January 2002 - Present).                  1999 - Present); and
                                                                 Mr. Turner was formerly                    M.A. Mortenson Company
                                                                 Vice Chairman of ING                       (March 2002 - Present).
                                                                 Americas (2000 - 2002);
                                                                 Chairman and Chief
                                                                 Executive Officer of
                                                                 ReliaStar Financial Corp.
                                                                 and ReliaStar Life
                                                                 Insurance Company (1993 -
                                                                 2000); Chairman of
                                                                 ReliaStar Life Insurance
                                                                 Company of New York (1995
                                                                 - 2001); Chairman of
                                                                 Northern Life Insurance
                                                                 Company (1992 - 2001);
                                                                 Chairman and Trustee of
                                                                 the Northstar affiliated
                                                                 investment companies
                                                                 (1993 - 2001) and
                                                                 Director, Northstar
                                                                 Investment Management
                                                                 Corporation and its
                                                                 affiliates (1993 -
                                                                 1999).

     (1) Trustees serve until their successors are duly elected and qualified, subject to the Board's retirement policy which states that each duly elected or appointed Trustee who is not an "interested person" of the Trust, as defined in the 1940 Act ("Independent Trustees"), shall retire from service as a Trustee at the first regularly scheduled quarterly meeting of the Board that is held after the Trustee reaches the age of 70. A unanimous vote of the Board may extend the retirement date of a Trustee for up to one year. An extension may be permitted if the retirement would trigger a requirement to hold a meeting of shareholders of the Trust under applicable law, whether for purposes of appointing a successor to the Trustee or if otherwise necessary under applicable law, in which the extension would apply until such time as the shareholder meeting can be held or is no longer needed.

     (2) Mr. McInerney is an "interested person," as defined by the 1940 Act, because of his affiliation with ING Groep N.V., the parent corporation of the investment adviser, ING Investments and the Distributor, ING Funds Distributor, LLC.

     (3) Mr. Turner is an "interested person," as defined by the 1940 Act, because of his affiliation with ING Groep N.V., the parent corporation of the investment adviser, ING Investments and the Distributor, ING Funds Distributor, LLC.

OFFICERS

     Information about the ING Funds' officers are set forth in the table below:

                                                                   TERM OF OFFICE AND LENGTH      PRINCIPAL OCCUPATION(S) DURING
NAME, ADDRESS AND AGE             POSITIONS HELD WITH THE TRUST      OF TIME SERVED (1)(2)            THE LAST FIVE YEARS (3)
-----------------------------------------------------------------------------------------------------------------------------------
      James M. Hennessy           President and Chief            February 2001 - Present        President and Chief Executive
7337 E. Doubletree Ranch Rd.      Executive Officer                                             Officer, ING Capital Corporation,
Scottsdale, Arizona 85258                                                                       LLC, ING Funds Services, LLC, ING
Date of Birth:  04/09/1949        Chief Operating Officer        July 2000 - Present            Investments, LLC (December 2001 -
                                  Senior Executive Vice                                         Present); Chief Operating Officer,
                                  President                      July 2000 - February 2001      ING Funds Distributor, LLC (June
                                  Executive Vice President                                      2000 - Present); Vice President,
                                                                                                ING Life Insurance and Annuity
                                                                 November 1999 - July 2000      Company (December 2003 - Present);
                                  Secretary                                                     Director, ING Capital Corporation,
                                                                                                LLC, ING Funds Services, LLC, ING
                                                                                                Investments, LLC and ING Funds
                                                                 November 1999 - February 2001  Distributor, LLC (December
                                                                                                2000-Present); and Executive Vice
                                                                                                President, ING Funds Distributor,
                                                                                                LLC (April 1998 - Present).
                                                                                                Formerly, President and Chief
                                                                                                Executive Officer, ING Advisors,
                                                                                                Inc. and EAMC Liquidation Corp.
                                                                                                (December 2001-October 2003) and
                                                                                                Express America T.C., Inc.
                                                                                                (December 2001-September 2003);
                                                                                                Senior Executive Vice President,
                                                                                                ING Capital Corporation, LLC, ING
                                                                                                Funds Services, LLC, ING
                                                                                                Investments, LLC, ING Advisors,
                                                                                                Inc., Express America T.C., Inc.
                                                                                                and EAMC Liquidation Corp. (June
                                                                                                2000-December 2000); Executive Vice
                                                                                                President, ING Capital Corporation,
                                                                                                LLC, ING Funds Services, LLC, ING
                                                                                                Investments, LLC (April 1998-June
                                                                                                2000) and ING Quantitative
                                                                                                Management, Inc. (October
                                                                                                2001-September 2002); Chief
                                                                                                Operating Officer, ING Quantitative
                                                                                                Management, Inc. (October
                                                                                                2001-September 2002); Senior Vice
                                                                                                President, ING Capital Corporation,
                                                                                                LLC, ING Funds Services, LLC, ING
                                                                                                Investments, LLC and ING Funds
                                                                                                Distributor, LLC (April 1995-April
                                                                                                1998); Secretary, ING Capital
                                                                                                Corporation, LLC, ING Funds
                                                                                                Services, LLC, ING Investments,
                                                                                                LLC, ING Funds Distributor, LLC,
                                                                                                ING Advisors, Inc., Express America
                                                                                                T.C., Inc. and EAMC Liquidation
                                                                                                Corp. (April 1995-December 2000);
                                                                                                and Director, ING Advisors, Inc.
                                                                                                and EAMC Liquidation Corp.
                                                                                                (December 2000- October 2003), ING
                                                                                                Quantitative Management, Inc.
                                                                                                (December 2000- September 2002) and
                                                                                                Express America T.C., Inc.
                                                                                                (December 2000- September 2003).

STANLEY D. VYNER                  Executive Vice President       November 1999 - Present        Executive Vice President, ING
7337 E. Doubletree Ranch Rd.                                                                    Advisors, Inc. and ING Investments,
Scottsdale, Arizona 85258                                                                       LLC (July 2000 - Present); and
Date of Birth:  05/14/1950                                                                      Chief Investment Officer, ING
                                                                                                Investments, LLC (July 1996 -
                                                                                                Present). Formerly, President and
                                                                                                Chief Executive Officer, ING
                                                                                                Investments, LLC (August 1996 -
                                                                                                August 2000).

MICHAEL J. ROLAND                 Executive Vice President,      February 2002 - Present        Executive Vice President, Chief
7337 E. Doubletree Ranch Rd.      and Assistant Secretary                                       Financial Officer and Treasurer,
Scottsdale, Arizona 85258                                                                       ING Funds Services, LLC, ING Funds
Date of Birth:  05/30/1958        Principal Financial Officer    November 1999 - Present        Distributor, LLC, ING Advisors,
                                                                                                Inc., ING Investments, LLC, Express
                                                                                                America T.C., Inc. and EAMC
                                                                                                Liquidation Corp. (December 2001 -
                                                                                                Present). Formerly, Executive

                                                                   TERM OF OFFICE AND LENGTH      PRINCIPAL OCCUPATION(S) DURING
NAME, ADDRESS AND AGE             POSITIONS HELD WITH THE TRUST      OF TIME SERVED (1)(2)            THE LAST FIVE YEARS (3)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Vice President, ING Quantitative
                                  Senior Vice President          November 1999 - February 2002  Management, Inc. (December
                                                                                                2001-September 2002); and Senior
                                                                                                Vice President, ING Funds Services,
                                                                                                LLC, ING Investments, LLC and ING
                                                                                                Funds Distributor, LLC (June 1998 -
                                                                                                December 2001).

ROBERT S. NAKA                    Senior Vice President and      November 1999 - Present        Senior Vice President and Assistant
7337 E. Doubletree Ranch Rd.      Assistant Secretary                                           Secretary, ING Funds Services, LLC,
Scottsdale, Arizona 85258                                                                       ING Funds Distributor, LLC, ING
Date of Birth:  06/17/1963                                                                      Advisors, Inc., ING Capital
                                                                                                Corporation, LLC and ING
                                                                                                Investments, LLC (December 2001 -
                                                                                                Present). Formerly, Senior Vice
                                                                                                President and Assistant Secretary,
                                                                                                ING Quantitative Management, Inc.
                                                                                                (October 2001 - September 2002);
                                                                                                and Vice President, ING
                                                                                                Investments, LLC (April 1997 -
                                                                                                October 1999) and ING Funds
                                                                                                Services, LLC (February 1997 -
                                                                                                August 1999).

ROBYN L. ICHILOV                  Vice President and Treasurer   November 1999 - Present        Vice President, ING Funds Services,
7337 E. Doubletree Ranch Rd.                                                                    LLC (October 2001 - Present) and
Scottsdale, Arizona 85258                                                                       ING Investments, LLC (August 1997 -
Date of Birth:  09/25/1967                                                                      Present); and Accounting Manager,
                                                                                                ING Investments, LLC (November 1995
                                                                                                - Present).

KIMBERLY A. ANDERSON              Senior Vice President          November 2003 - Present        Senior Vice President, ING Funds
7337 E. Doubletree Ranch Rd.                                                                    Services, LLC, ING Funds
Scottsdale, Arizona 85258         Vice President                 February 2001 - November 2003  Distributor, LLC, ING Advisors,
Date of Birth:  07/25/1964                                                                      Inc. and ING Investments, LLC
                                  Secretary                      February 2001 - August 2003    (November 2003 - Present).
                                  Assistant Vice President and                                  Formerly, Vice President, ING Funds
                                  Assistant Secretary            November 1999 - February 2001  Services, LLC, ING Funds
                                                                                                Distributor, LLC, ING Advisors,
                                                                                                Inc. and ING Investments, LLC
                                                                                                (October 2001 - October 2003);
                                                                                                Secretary, ING Funds Services, LLC,
                                                                                                ING Funds Distributor, LLC, ING
                                                                                                Advisors, Inc. and ING Investments,
                                                                                                LLC (October 2001 - August 2003);
                                                                                                Vice President, ING Quantitative
                                                                                                Management, Inc. (October 2001 -
                                                                                                September 2002); Assistant Vice
                                                                                                President, ING Funds Services, LLC
                                                                                                (November 1999 - January 2001); and
                                                                                                has held various other positions
                                                                                                with ING Funds Services, LLC for
                                                                                                more than the last five years.

J. DAVID GREENWALD                Vice President                 August 2003 - Present          Vice President of Mutual Fund
7337 E. Doubletree Ranch Rd.                                                                    Compliance, ING Funds Services, LLC
Scottsdale, AZ  85258                                                                           (May 2003 - Present). Formerly,
Date of Birth:  09/24/1957                                                                      Assistant Treasurer and Director of
                                                                                                Mutual Fund Compliance and
                                                                                                Operations, American Skandia, a
                                                                                                Prudential Financial Company
                                                                                                (October 1996 - May 2003).

LAUREN D. BENSINGER               Vice President                 February 2003 - Present        Vice President, ING Funds
7337 E. Doubletree Ranch Rd.                                                                    Distributor, LLC and ING Funds
Scottsdale, Arizona 85258                                                                       Services, LLC (July 1995 to
Date of Birth:  02/06/1954                                                                      Present), ING Investments, LLC
                                                                                                (February 1996-Present) and ING
                                                                                                Advisors, Inc. (July 2000 -
                                                                                                Present); and Chief Compliance
                                                                                                Officer, ING Funds Distributor, LLC
                                                                                                (July 1995-Present), ING
                                                                                                Investments, LLC (October 2001 to
                                                                                                Present) and ING Advisors, Inc.
                                                                                                (July 2000 - Present). Formerly,
                                                                                                Vice President, ING Quantitative
                                                                                                Management, Inc. (July
                                                                                                2000-September 2002); and Chief
                                                                                                Compliance Officer, ING
                                                                                                Quantitative Management, Inc. (July
                                                                                                2000-September 2002).

TODD MODIC                        Vice President                 August 2003 - Present          Vice President of Financial
7337 E. Doubletree Ranch Rd.                                                                    Reporting, Fund Accounting of ING
Scottsdale, Arizona 85258         Assistant Vice President       August 2001 - August 2003      Funds Services, LLC (September 2002
Date of Birth:  11/03/1967                                                                      - Present). Formerly, Director of
                                                                                                Financial Reporting, ING
                                                                                                Investments, LLC (March 2001-
                                                                                                September 2002); Director of
                                                                                                Financial Reporting, Axient
                                                                                                Communications, Inc.

                                                                   TERM OF OFFICE AND LENGTH      PRINCIPAL OCCUPATION(S) DURING
NAME, ADDRESS AND AGE             POSITIONS HELD WITH THE TRUST      OF TIME SERVED (1)(2)            THE LAST FIVE YEARS (3)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                (May 2000 - January 2001); and
                                                                                                Director of Finance, Rural/Metro
                                                                                                Corporation (March 1995 - May
                                                                                                2000).

SUSAN P.  KINENS                  Assistant Vice President and   February 2003 - Present        Assistant Vice President and
7337 E. Doubletree Ranch Rd.      Assistant Secretary                                           Assistant Secretary, ING Funds
Scottsdale, Arizona 85258                                                                       Services, LLC (December 2002 -
Date of Birth:  12/31/1976                                                                      Present); and has held various
                                                                                                other positions with ING Funds
                                                                                                Services, LLC for more than the
                                                                                                last five years.

MARIA M. ANDERSON                 Assistant Vice President       August 2001 - Present          Assistant Vice President, ING Funds
7337 E. Doubletree Ranch Rd.                                                                    Services, LLC (October 2001 -
Scottsdale, Arizona 85258                                                                       Present). Formerly, Manager of Fund
Date of Birth:  05/29/1958                                                                      Accounting and Fund Compliance, ING
                                                                                                Investments, LLC (September 1999 -
                                                                                                November 2001).

HUEY P. FALGOUT, JR.              Secretary                      August 2003 - Present          Chief Counsel, ING U.S. Financial
7337 E. Doubletree Ranch Rd.                                                                    Services (November 2003 - Present).
Scottsdale, AZ  85258                                                                           Formerly, Associate General
Date of Birth:  11/15/1963                                                                      Counsel, AIG American General
                                                                                                (January 1999 - November 2002).

THERESA K. KELETY                 Assistant Secretary            August 2003 - Present          Counsel, ING U.S. Financial
7337 E. Doubletree Ranch Rd.                                                                    Services (April 2003 - Present).
Scottsdale, AZ  85258                                                                           Formerly, Senior Associate with
Date of Birth:  02/28/1963                                                                      Shearman & Sterling (February 2000
                                                                                                - April 2003); and Associate with
                                                                                                Sutherland Asbill & Brennan (1996 -
                                                                                                February 2000).

     (1) The officers hold office until the next annual meeting of the Trustees and until their successors shall have been elected and qualified.

     (2) Prior to May 1999, the Pilgrim family of funds consisted of 5 registrants with 8 series. As of May 24, 1999, the former Nicholas-Applegate Capital Management funds (consisting of 1 registrant with 11 series) joined the fund complex and the fund complex retained the name "Pilgrim Funds." On November 16, 1999, the former Northstar funds (consisting of 9 registrants with 22 series) joined the fund complex and the fund complex retained the name "Pilgrim Funds." On July 26, 2000, the former Lexington funds (consisting of 14 registrants with 14 series) joined the fund complex and the fund complex retained the name "Pilgrim Funds." On March 23, 2001, the original ING funds (consisting of 2 registrants with 18 series) joined the fund complex and the fund complex retained the name "Pilgrim Funds." On March 1, 2002, the former Aetna funds (consisting of 8 registrants with 50 series) joined the fund complex and the name of the fund complex name changed to "ING Funds.

     (3) The following documents the evolution of the name of each ING corporate entity referenced in the above biographies:


ING Investments, LLC (March 2002 - name changed from ING        ING Funds Services, LLC (March 2002 - name changed from ING
    Pilgrim Investments, LLC)                                       Pilgrim Group, LLC)
    ING Mutual Funds Management Co., LLC (April 2001 -              ING Pilgrim Group, Inc. (February 2001 - merged into Pilgrim
    merged into ING Pilgrim Investments, LLC)                       Group LLC)
    ING Pilgrim Investments, Inc. (February 2001 - merged           ING Pilgrim Group, LLC (February 2001 - formed)
    into ING Pilgrim Investments, LLC)                              ING Pilgrim Group, Inc. (September 2000 - name changed from
    ING Pilgrim Investments, LLC (February 2001 - formed)           Pilgrim Group, Inc.)
    ING Pilgrim Investments, Inc. (September 2000 - name            Lexington Global Asset Managers, Inc. (July 2000 - merged into
    changed from Pilgrim Investments, Inc.)                         Pilgrim Group, Inc.)
    Pilgrim Advisors, Inc.** (April 2000 - merged into              Northstar Administrators, Inc. (November 1999 - merged into
    Pilgrim Investments, Inc.)                                      Pilgrim Group, Inc.)
    Pilgrim Investments, Inc. (October 1998 - name changed          Pilgrim Group, Inc. (October 1998 - name changed from Pilgrim
    from Pilgrim America Investments, Inc.)                         American Group, Inc.)
    Pilgrim America Investments, Inc. (April 1995 - name            Pilgrim America Group, Inc. (April 1995 - name changed from
    changed from Newco Advisory Corporation)                        Newco Holdings Management Corporation)
    Newco Advisory Corporation (December 1994 -                     Newco Holdings Management Corporation (December 1994 -
    incorporated)                                                   incorporated)

    **Pilgrim Advisors, Inc. (November 1999 - name changed      ING Capital Corporation, LLC (March 2002 - name changed from ING
    from Northstar Investment Management                            Pilgrim Capital Corporation, LLC)

    Corporation)                                                    ING Pilgrim Capital Corporation (February 2001 - merged into
                                                                    ING Pilgrim Capital Corporation, LLC)
ING Funds Distributor, LLC (October 2002 - name changed             ING Pilgrim Capital Corporation, LLC (February 2001 - formed)
    from ING Funds Distributor, Inc.)                               ING Pilgrim Capital Corporation (September 2000 - name changed
    ING Funds Distributor, Inc. (March 2002 - name changed          from Pilgrim Capital Corporation)
    from ING Pilgrim Securities, Inc.)                              Pilgrim Capital Corporation (February 2000 - name changed from
    ING Pilgrim Securities, Inc. (September 2000 - name             Pilgrim Holdings Corporation)
    changed from Pilgrim Securities, Inc.)                          Pilgrim Holdings Corporation (October 1999 - name changed from
    Northstar Distributors Inc. (November 1999 - merged             Northstar Holdings, Inc.)
    into Pilgrim Securities, Inc.)                                  Northstar Holdings, Inc. (October 1999 - merged into Pilgrim
    Pilgrim Securities, Inc.  (October 1998 - name changed          Capital Corporation)
    from Pilgrim America Securities, Inc.)                          Pilgrim Capital Corporation (June 1999 - name changed from
    Pilgrim America Securities, Inc. (April 1995 - name             Pilgrim America Capital Corporation)
    changed from Newco Distributors Corporation)                    Pilgrim Capital Corporation (June 1999 - merged into Pilgrim
    Newco Distributors Corporation (December 1994                   America Capital Corporation)
    -incorporated)                                                  Pilgrim America Capital Corporation (April 1997 - incorporated)

ING Advisors, Inc. (Ownership transferred as of October 2003)   ING Quantitative Management, Inc. (September 2002- Dissolved)
    ING Advisors, Inc. (March 2002 - name changed from ING          ING Quantitative Management, Inc. (March 2002 - name
    Pilgrim Advisors, Inc.)                                         changed from ING Pilgrim Quantitative Management, Inc.)
    ING Pilgrim Advisors, Inc. (March 2001 - name changed           ING Pilgrim Quantitative Management, Inc. (March 2001 - name
    from ING Lexington Management Corporation)                      changed from Market Systems Research Advisors)
    ING Lexington Management Corporation (October 2000 name         Market Systems Research Advisors, Inc. (November 1986 -
    changed from Lexington Management Corporation)                  incorporated)
         Lexington Management Corporation (December 1996
         - incorporated)                                        Express America T.C., Inc. (September 2003 - Dissolved)

                                                                EAMC Liquidation Corp. (October 2003 - Dissolved)

         The Trust currently has an Executive Committee, Audit Committee, Valuation and Proxy Voting Committee (formerly Valuation Committee), Nominating Committee, Investment Review Committee and Compliance and Coordination Committee. The Audit, Valuation, Proxy Voting Nominating and Compliance and Coordination Committees consist entirely of Independent Trustees.

COMMITTEES

         The Board of Trustees has an Executive Committee whose function is to act on behalf of the full Board of Trustees between regularly scheduled meetings when necessary. The Committee currently consists of two Independent Trustees and two Trustees who are interested persons as defined in the 1940 Act: Messrs. Turner, McInerney, May and Patton. Mr. Turner serves as Chairman of the Committee. The Executive Committee held five [ ] meetings during the fiscal year ended February 29, 2004.

         The Board of Trustees has an Audit Committee whose function is to meet with the independent auditors of the Trust to review the scope of the Trust's audit, its financial statements and interim accounting controls, and to meet with management concerning these matters, among other things. The Audit Committee currently consists of four Independent Trustees: Messrs. Earley, Rieke, Vincent and Putnam. Mr. Earley serves as Chairman of the Committee. The Audit Committee held four [ ] meetings during the fiscal year ended February 29, 2004.

         The Board has formed a Valuation and Proxy Voting Committee (formerly the Valuation Committee) whose functions include, among others, reviewing the determination of the value of securities held by the Trust for which market value quotations are not readily available and, beginning in July 2003, overseeing management's administration of proxy voting. The Committee currently consists of five Independent Trustees: Dr. Gitenstein and Messrs. May, Patton, Doherty and Wedemeyer. Mr. Patton serves as Chairman of the Committee. The Valuation and Proxy Voting Committee held [ ] meetings during the fiscal year ended February 29, 2004.

         The Board of Trustees has established a Nominating Committee for the purpose of considering and presenting to the Board of Trustees candidates it proposes for nomination to fill Independent Trustee vacancies on the Board of Trustees. The Nominating Committee currently consists of four Independent
Trustees: Dr. Gitenstein and Messrs. Doherty, May, and Wedemeyer. Mr. May serves as Chairman of the Committee. The Committee does not currently have a charter nor does it have a policy regarding whether it will consider nominees recommended by shareholders. However, the Board expects to have the Committee consider these matters fully during the upcoming year with a view towards adopting and publishing a charter and policies regarding shareholder recommendations for Trustee nominees. As part of its consideration, the Committee will also consider minimum qualifications for Trustee positions as well as a process for the Trust to identify and evaluate potential nominees.The Nominating Committee held [ ] meetings during the fiscal year ended February 29, 2004.

         The Board of Trustees has established an Investment Review Committee that will monitor the investment performance of the Trust and make recommendations to the Board of Trustees with respect to the Trust. The Committee currently consists of five Independent Trustees and one Trustee who is an interested person as defined in the 1940 Act: Dr. Gitenstein and Messrs. Doherty, Patton, May, McInerney and Wedemeyer. Mr. Wedemeyer serves as Chairman of the Committee. The Investment Review Committee held four [ ] meetings during the fiscal year ended February 29, 2004.

         The Board has established a Compliance and Coordination Committee for the purpose of facilitating information flow among Board members and with management between Board meetings, developing agendas for executive sessions of independent Board members, evaluating potential improvements in the allocation of work load among the Board members and Board committees, and evaluating other opportunities to enhance the efficient operations of the Board. The Compliance and Coordination Committee currently consists five Independent Trustees: Messrs. Earley, May, Patton, Vincent and Wedemeyer. The Compliance and Coordination Committee held one meeting during the fiscal year ended February 29, 2004.

TRUSTEE OWNERSHIP OF SECURITIES

SHARE OWNERSHIP POLICY

         In order to further align the interests of the Independent Trustees with shareholders, it is the policy to own, beneficially, shares of one or more ING Funds at all times. For this purpose, beneficial ownership of Fund shares includes ownership of a variable annuity contract or a variable life insurance policy whose proceeds are invested in a Fund.

         Under this Policy, the initial value of investments in the ING Funds that are beneficially owned by a Trustee must equal at least $50,000. Existing Trustees shall have a reasonable amount of time from the date of adoption of this Policy in order to satisfy the foregoing requirements. A new Trustee shall satisfy the foregoing requirements within a reasonable amount of time of becoming a Trustee. A decline in the value of any Fund investments will not cause a Trustee to have to make any additional investments under this Policy.

Set forth below is the dollar range of equity securities owned by each Trustee.

                                                                         AGGREGATE DOLLAR RANGE OF EQUITY
                                                                           SECURITIES IN ALL REGISTERED
                                              DOLLAR RANGE OF EQUITY     INVESTMENT COMPANIES OVERSEEN BY
                                          SECURITIES IN THE TRUST AS OF   TRUSTEE IN FAMILY OF INVESTMENT
            NAME OF TRUSTEE                     DECEMBER 31, 2003                   COMPANIES
---------------------------------------------------------------------------------------------------------
INDEPENDENT TRUSTEES
Paul S. Doherty
J. Michael Earley
R. Barbara Gitenstein
Walter H. May
Jock Patton
David W. C. Putnam
Blaine E. Rieke
Roger B. Vincent
Richard A. Wedemeyer
TRUSTEES WHO ARE INTERESTED PERSONS
Thomas J. McInerney
John G. Turner

INDEPENDENT TRUSTEE OWNERSHIP OF SECURITIES

         Set forth in the table below is information regarding each Independent Trustee's (and his or her immediate family members') share ownership in securities of the Trust's investment adviser or principal underwriter, and the ownership of securities in an entity controlling, controlled by or under common control with the investment adviser or principal underwriter of the Trust (not including registered investment companies) as of December 31, 2003.

                             NAME OF OWNERS
                            AND RELATIONSHIP                                             VALUE OF      PERCENTAGE OF
     NAME OF TRUSTEE           TO TRUSTEE          COMPANY         TITLE OF CLASS       SECURITIES         CLASS
--------------------------------------------------------------------------------------------------------------------
Paul S. Doherty                    N/A               N/A                N/A                $   0            N/A
J. Michael Earley                  N/A               N/A                N/A                $   0            N/A
R. Barbara Gitenstein              N/A               N/A                N/A                $   0            N/A
Walter H. May                      N/A               N/A                N/A                $   0            N/A
Jock Patton                        N/A               N/A                N/A                $   0            N/A
David W. C. Putnam                 N/A               N/A                N/A                $   0            N/A
Blaine E. Rieke                    N/A               N/A                N/A                $   0            N/A
Roger B. Vincent                   N/A               N/A                N/A                $   0            N/A
Richard A. Wedemeyer               N/A               N/A                N/A                $   0            N/A

COMPENSATION OF TRUSTEES

         The Trust pays each Trustee who is not an interested person a pro rata share, as described below of: (i) an annual retainer of $40,000 (Messrs. Patton and May, as lead trustees, receive an annual retainer of $55,000); (ii) $7,000 for each in person meeting of the Board; (iii) $2,000 per attendance of any committee meeting; (iv) $1,000 for meeting attendance as a chairperson; (v) $2,000 per telephonic meeting; and (vi) out-of-pocket expenses. The pro rata share paid by the Trust is based on the average net assets as a percentage of the average net assets of all the funds managed by the Investment Manager or its affiliates for which the Trustees serve in common as Directors/Trustees.

         The following table has been provided to the Trust by ING Investments and sets forth information regarding the compensation paid to the Trustees for the Trust's fiscal year ended February 29, 2004 for service on the Boards of the ING Funds complex. Officers of the Trust and Trustees who are interested persons of the Trust do not receive any compensation from the Trust or any funds managed by the Investment Manager or its affiliates.

                               COMPENSATION TABLE

                                                         PENSION OR                              TOTAL
                                                         RETIREMENT                           COMPENSATION
                                                          BENEFITS           ESTIMATED       FROM TRUST AND
                                      AGGREGATE          ACCRUED AS           ANNUAL          FUND COMPLEX
                                    COMPENSATION       PART OF TRUST       BENEFITS UPON         PAID TO
        NAME OF TRUSTEE              FROM TRUST           EXPENSES          RETIREMENT(4)      TRUSTEES(5)
-----------------------------------------------------------------------------------------------------------
Paul S. Doherty                                             N/A                 N/A

                                                         PENSION OR                              TOTAL
                                                         RETIREMENT                           COMPENSATION
                                                          BENEFITS           ESTIMATED       FROM TRUST AND
                                      AGGREGATE          ACCRUED AS           ANNUAL          FUND COMPLEX
                                    COMPENSATION       PART OF TRUST       BENEFITS UPON         PAID TO
        NAME OF TRUSTEE              FROM TRUST           EXPENSES          RETIREMENT(4)      TRUSTEES(5)
-----------------------------------------------------------------------------------------------------------
J. Michael Earley                                           N/A                 N/A
R. Barbara Gitenstein                                       N/A                 N/A
R. Glenn Hilliard(1)                                        N/A                 N/A
Walter H. May                                               N/A                 N/A
Thomas J. McInerney(2)                                      N/A                 N/A
Jock Patton                                                 N/A                 N/A
David W.C. Putnam                                           N/A                 N/A
Blaine E. Rieke                                             N/A                 N/A
John G. Turner(3)                                           N/A                 N/A
Roger B. Vincent(6)                                         N/A                 N/A
Richard A. Wedemeyer(6)                                     N/A                 N/A

(1) An interested person, as defined in the 1940 Act, because of his relationship with ING Groep N.V., the parent company of of the Investment Manager, ING Investments, LLC and the Distributor, ING Funds Distributor LLC. Mr. Hilliard resigned as of April 30, 2003.

(2) An interested person, as defined in the 1940 Act, because of his affiliation with ING Groep N.V. the parent company of the Investment Manager, ING Investments, LLC and the Distributor, ING Funds Distributor LLC.

(3) An interested person, as defined in the 1940 Act, because of his former affiliation with ING Americas, an affiliate of ING Investments, LLC.

(4) The ING Funds have adopted a retirement policy under which a director/trustee who has served as an Independent Director/Trustee for five years or more will be paid by the ING Funds at the time of his or her retirement an amount equal to twice the compensation normally paid to the Independent Director/Trustee for one year of service.

(5)  Represents compensation from 122 funds.


(6) Mr. Wedemeyer and Mr. Vincent were paid $10,000 each in recognition of an extensive time commitment to format a methodolgy for presenting valuation information to the Board.

         As of [ ], 2004, the Trustees and Officers of the Trust as a group owned beneficially less than 1% of the Trust's Common Shares.

         As of [ ], 2004, the Trustees and Officers of the Trust as a group owned beneficially less than 1% of the Trust's Preferred Shares.

         As of [ ], 2004, no person to the knowledge of the Trust, owned beneficially or of record more than 5% of the outstanding Common Shares of the Trust.

         As of [ ], no person, to the knowledge of the Trust, owned beneficially or of record more than 5% of the outstanding Preferred Shares of the Trust.

                                 CODE OF ETHICS

         The Trust's Distributor, ING Funds Distributor, LLC ("Distributor"), the Investment Manager and the Trust have adopted a Code of Ethics governing personal trading activities of all Trustees and the officers of the Trust and the Distributor and persons who, in connection with their regular functions, play a role in the recommendation of any purchase or sale of a security by the Trust or obtain information pertaining to such purchase or sale. The Code of Ethics is intended to prohibit fraud against the Trust that may arise from personal trading of securities that maybe purchased or held by the Trust or of Trust shares. Personal trading is permitted by such persons subject to certain restrictions; however such persons are generally required to pre-clear all security transactions with the Trust's Compliance Officer or her designee and to report all transactions on a regular basis. The Sub-Adviser has adopted its own Codes of Ethics to govern the personal trading activities of its personnel.

         The Code of Ethics can be reviewed and copied at the SEC's Public Reference Room located at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090. The Code of Ethics is available on the SEC's website (http://www.sec.gov) and copies may also be obtained at prescribed rates by electronic request at publicinfo@sec.gov, or by writing the SEC's Public Reference Section at the address listed above.

                             PROXY VOTING PROCEDURES

         The Board of Trustees for the Trust (the "Board") has adopted proxy voting procedures and guidelines to govern the voting of proxies relating to the Trust's portfolio securities. The procedures and guidelines delegate to the Investment Manager the authority to vote proxies relating to portfolio securities, and provide a method for responding to potential conflicts of interest. In delegating voting authority to the Investment Manager, the Board has also approved the Investment Manager's proxy voting procedures which require the Investment Manager to vote proxies in accordance with the Trust's proxy voting procedures and guidelines. An independent proxy voting service has been retained to assist in the voting of Trust proxies through the provision of vote analysis, implementation and recordkeeping and disclosure services. A copy of the proxy voting procedures and guidelines of the Trust, including the procedures of the Investment Manager, is attached hereto as Appendix A. Beginning on or about August 31, 2004, and no later than August 31st annually thereafter, information regarding how the Trust votes proxies relating to portfolio securities for the one year period ending June 30th will be made available through the ING Funds' website (www.ingfunds.com) or by accessing the SEC's EDGAR database ( www.sec.gov).

                INVESTMENT MANAGEMENT AND OTHER SERVICE PROVIDERS

THE INVESTMENT MANAGER

         The investment adviser for the ING Funds is ING Investments, LLC ("Investment Manager" or "ING Investments"), which is registered as an investment adviser with the SEC and serves as an investment adviser to registered investment companies (or series thereof), as well as structured finance vehicles. The Investment Manager, subject to the authority of the Trustees of the Trust, has the overall responsibility for the management of the Trust's portfolio subject to delegation of certain responsibilities to the investment adviser (the "Sub-Adviser"); ING Investment Management Co. ("INGIM" (formerly known as Aeltus Investment Management, Inc.) The Investment Manager and the Sub-Adviser are direct, wholly owned subsidiaries of ING Groep N.V. (NYSE: ING) ("ING Groep N.V.") and are affiliates of each other. ING Groep N.V. is a global financial institution active in the field of insurance, banking, and asset management in more than 65 countries, with more than 100,000 employees.

         On February 26, 2001, the name of the Investment Manager changed from ING Pilgrim Investments, Inc. to ING Pilgrim Investments, LLC. On March 1, 2002, the name of the Investment Manager was changed from ING Pilgrim Investments, LLC to ING Investments, LLC.

         The Investment Manager pays all of its expenses from the performance of its obligations under the Investment Management Agreement, including executive salaries and expenses of the officers of the Trust who are employees of the Investment Manager. Other expenses incurred in the operation of the Trust are borne by the Trust, including, without limitation, expenses incurred in connection with the sale, issuance, registration and transfer of its Common Shares; fees of its Custodian, Transfer and Shareholder Servicing; salaries of officers and fees and expenses of Trustees or members of any advisory board or committee of the Trust who are not members of, affiliated with or interested persons of the Investment Manager; the cost of preparing and printing reports, proxy statements and prospectuses of the Trust or other communications for distribution to its shareholders; legal, auditing and accounting fees; the fees of any trade association of which the Trust is a member; fees and expenses of registering and maintaining registration of its Common Shares for sale under federal and applicable state securities laws; and all other charges and costs of its operation plus any extraordinary or non-recurring expenses.

         After an initial term, the Investment Management Agreement continues from year to year if specifically approved at least annually by the Trustees or the Shareholders. In either event, the Investment Management Agreement must also be approved by vote of a majority of the Trustees who are not parties to the Investment Management Agreement or interested persons of any party, cast in person at a meeting called for that purpose.

         In connection with their deliberations relating to the Trust's current Investment Management Agreement, the Board of Trustees considered information that had been provided by the Investment Manager. In considering the Investment Management Agreement, the Board of Trustees considered several factors they believed, in light of the legal advice furnished to them by their independent legal counsel and their own business judgment, to be relevant. The matters considered by the Board of Trustees in reviewing the Investment Management Agreement included, but were not limited to the following: (1) the performance of the Trust compared to those of a peer group of funds; (2) the nature and quality of the services provided by the Investment Manager to the Trust including the Investment Manager's experience in managing a similar fund and the nature and depth of the services it provides to that fund and the Trust; (3) the fairness of the compensation under the Investment Management Agreement in light of the services provided to the Trust; (4) the profitability to the Investment Manager from the Investment Management Agreement; (5) the personnel, including the portfolio managers, operations, financial condition, and investment management capabilities, methodologies and resources of the Investment Manager, as well as its efforts in recent years to build its investment management capabilities and administrative infrastructure; (6) the expenses borne by shareholders of the Trust and a comparison of the Trust's fees and expenses to those of a peer group of funds; (7) the Investment Manager's compliance capabilities and efforts on behalf of the Trust; (8) the complexity of the instruments in which the Trust invests and the investment research associated with those instruments performed by the Investment Manager and the Investment Manager's proven expertise in managing the types of investments in which the Trust invests; and (9) the substantial time and resources devoted to the valuation process by the Investment Manager. The Board of Trustees also considered the total services provided by ING Funds Services, LLC, the Trust's administrator, as well as the fees it receives for such services.

         In considering the Investment Management Agreement, the Board of Trustees, including the Independent Trustees, did not identify any single factor as all-important or controlling. However, the Independent Trustees indicated that, generally, they initially scrutinized the performance of the Trust, including performance in relation to a peer group of funds, and the fees paid by the Trust. The Board concluded that the fees to be paid to the Investment Manager are reasonable in relation to the services to be rendered, and that the anticipated expenses to be borne by the shareholders were reasonable. The Board of Trustees further determined that the contractual arrangements offer an appropriate means for the Trust to obtain high quality portfolio management services in furtherance of the Trust's objectives, and to obtain other appropriate services for the Trust.

         In reviewing the terms of the Investment Management Agreement and in discussions with the Investment Manager concerning such Investment Management Agreement, the Independent Trustees were represented by independent legal counsel. Based upon its review, the Board of Trustees has determined that the Investment Management Agreement is in the best interests of the Trust and its shareholders, and that the Investment Management fees are fair and reasonable. Accordingly, after consideration of the factors described above, and such other factors and information it considered relevant, the Board of Trustees of the Trust, including the unanimous vote of the Independent Trustees, approved the Investment Management Agreement.

         The Investment Management Agreement is terminable without penalty with not less than 60 days' notice by the Board of Trustees or by a vote of the holders of a majority of the Trust's outstanding shares voting as a single class, or upon not less than 60 days' notice by the Investment Manager. The Investment Management Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

         As of March 31, 2004, the Investment Manager had assets under management of over $[ ] billion.

         The use of the name ING in the Trust's name is pursuant to the Investment Management Agreement between the Trust and the Investment Manager, and in the event that the Agreement is terminated, the Trust has agreed to amend its Agreement and Declaration of Trust to remove the reference to ING.

                            INVESTMENT ADVISORY FEES

         For its services, ING Investments will be entitled to receive an advisory fee of 0.80%, expressed as an annual rate based on the average daily managed assets of the Trust.

         For the fiscal years ended February 29, 2004, February 28, 2003, and February 28, 2002 the Investment Manager was paid $[ ], $12,698,403, and $14,838,307 respectively, for services rendered to the Trust.

SUB-ADVISER

         The Investment Management Agreement for the Trust provides that the Investment Manager, with the approval of the Board of Trustees, may select and employ an investment adviser to serve as a Sub-Adviser to the Trust, shall monitor the Sub-Adviser's investment programs and results, and coordinate the investment activities of the Sub-Adviser to ensure compliance with regulatory restrictions. The Investment Manager pays all of its expenses arising from the performance of its obligations under the Investment Management Agreement, including all fees payable to the Sub-Adviser, and executive salaries and expenses of the officers of the Trust who are employees of the Investment Manager. The Sub-Adviser pays all of its expenses arising from the performance of its obligations under the sub-advisory agreement.

         On August 1, 2003, ING underwent an internal reorganization plan that among other things, integrated its portfolio management professionals across the U.S. under a common management structure known as ING Investment Management Americas, which includes ING Investment Management Inc. ("INGIM" or "Sub-Adviser"). One of the primary purposes of the integration plan was to use the resources of several ING Groep N.V. companies to promote consistently high levels of performance in terms of investment standards, research, policies and procedures from the portfolio management functions related to the Trust. As a result of this integration plan the operational and supervisory functions were separated from the portfolio management functions related to the Trust, with the former continuing to be provided by the Investment Manager and the latter provided by INGIM. The portfolio management personnel currently employed by ING Investments became employees of INGIM, which assumed primary responsibility for all portfolio management issues, including the purchase, retention, or sale of portfolio securities. Effective August 1, 2003 ING Investment Management Co. ("INGIM or Sub-Adviser") serves as Sub-Adviser to the Trust pursuant to a sub-advisory agreement ("Sub-Advisory Agreement") between the Investment Manager and INGIM. The Sub-Advisory Agreement requires INGIM to provide, subject to the supervision of the Board of Trustees and the Investment Manager, a continuous investment program for the Trust and to determine the composition of the assets of the Trust, including determination of the purchase, retention or sale of the securities, cash and other investments for the Trust, in accordance with the Trust's investment objectives, policies and restrictions and applicable laws and regulations. The Sub-Advisory Agreement also requires INGIM to use reasonable compliance techniques as the Sub-Adviser or the Board of Trustees may reasonably adopt, including any written compliance procedures.

         In approving the Sub-Advisory Agreement through September 2005 the Board of Trustees considered a number of factors, including, but not limited to:
(1) the short-term and long-term performance of the Trust in absolute terms and relative to other comparable mutual funds; (2) the nature and quality of the services provided by the Sub-Adviser; (3) the reasonableness of the compensation paid to the Sub-Adviser under the Sub-Advisory Agreements, including the advisory fee retained by ING Investments for its services to the Trust; (4) the profitability to the Sub-Adviser of the services provided under the Sub-Advisory Agreement; (5) the personnel, operations, financial condition, and investment management capabilities, methodologies and performance of the Sub-Adviser; and
(6) the brokerage and trading activities of the Sub-Adviser in managing the Trust's portfolio, the impact of such activities on the performance of the Trust and the sources of research used by the Sub-Adviser, including research generated by the Sub-Adviser and soft dollar research. The Board of Trustees also reviewed information provided by the Sub-Adviser relating to their compliance systems, disaster recovery plans and personal trading policies and internal monitoring procedures. In the context of reviewing the Sub-Advisory Agreement with the Sub-Adviser, the Board of Trustees met with senior management and reviewed absolute and relative performance of the Trust. The Board also considered the compensation structure within the Sub-Adviser and its ability to attract and retain high quality investment professionals.

         The Sub-Advisory Agreement may be terminated at any time by the Trust by a vote of the majority of the Board of Trustees or by a vote of a majority of the outstanding securities. The Sub-Advisory Agreement also may be terminated by: (i) the Investment Manager at any time, upon sixty (60) days' written notice to the Trust and the Sub-Adviser; (ii) at any time, without payment of any penalty by the Trust, by the Trust's Board of Trustees or a majority of the outstanding voting securities of the Trust upon sixty (60) days' written notice to the Investment Manager and the Sub-Adviser; or (iii) by the Sub-Adviser upon three (3) months' written notice unless the Trust or the Investment Manager requests additional time to find a replacement for the Sub-Adviser, in which case, the Sub-Adviser shall allow the additional time, requested by the Trust or the Investment Manager, not to exceed three (3) additional months beyond the initial three (3) month notice period; provided, however, that the Sub-Adviser may terminate the Sub-Advisory Agreement at any time without penalty, effective upon written notice to the Investment Manager and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Investment Manager ceases to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Trust, or in the event the Investment Manager becomes bankrupt or otherwise incapable of carrying out its obligations under the Sub-Advisory Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Investment Manager or the Trust as required by the terms of the Sub-Advisory Agreement. Otherwise, the Sub-Advisory Agreement will remain in effect for two years and will, thereafter, continue in effect from year to year, subject to the annual appoval of the Board of Trustees, on behalf of the Trust, or the vote of a majority of the outstanding voting securities, and the vote, cast in person at a meetnig duly called and held, of a majority of the Trustees, on behalf of the Trust, who are not parties to the Sub-Advisory Agreement or interested persons (as defined in the 1940 Act) of any such party. The Sub-Advisory Agreement will terminate automatically in the event of an assignment (as defined in the 1940
Act).

         In this capacity, the Sub-Adviser, subject to the supervision and control of ING Investments and the Trustees of the Trust, will manage the Trust's portfolio investments, consistently with its investment objective, and execute any of the Trust's investment policies that it deems appropriate to utilize from time to time.

         INGIM is an indirect, wholly-owned subsidiary of ING Groep, and an affiliate of ING Investments. INGIM, a Connecticut Corporation formed in 1972 and a registered investment adviser, has been managing client assets for more than a quarter of a century. Its principal office is located at 10 State House Square, Hartford, Connecticut 06103.

         As of March 31, 2004, INGIM had assets under management of almost $[ ] billion.

         For its services, INGIM will be entitled to receive a sub-advisory fee of 0.36%, expressed as an annual rate based on the average daily managed assets of the Trust, and payable by the Investment Manager.

         For the 7 months ended February 29, 2004, ING Investments paid INGIM, in its capacity as Sub-Adviser, $[ ] in sub-advisory fees.

THE ADMINISTRATOR

         The Administrator of the Trust is ING Funds Services, LLC ("Administrator" or "ING Funds Services") which is an affiliate of the Investment Manager. In connection with its administration of the corporate affairs of the Trust, the Administrator bears the following expenses: the salaries and expenses of all personnel of the Trust and the Administrator except for the fees and expenses of Trustees not affiliated with the Administrator or the Investment Manager; costs to prepare information; determination of daily NAV by the recordkeeping and accounting agent; expenses to maintain certain of the Trust's books and records that are not maintained by the Investment Manager, the custodian, or transfer agent; costs incurred to assist in the preparation of financial information for the Trust's income tax returns, proxy statements, quarterly, semi-annual, and annual shareholder reports; costs of providing shareholder services in connection with any tender offers or to shareholders proposing to transfer their shares to a third party; providing shareholder services in connection with the dividend reinvestment plan; and all expenses incurred by the Administrator or by the Trust in connection with administering the ordinary course of the Trust's business other than those assumed by the Trust, as described below.

         Except as indicated immediately above and under "The Investment Manager," the Trust is responsible for the payment of its expenses including: the fees payable to the Investment Manager; the fees payable to the Administrator; the fees and certain expenses of the Trust's custodian and transfer agent, including the cost of providing records to the Administrator in connection with its obligation of maintaining required records of the Trust; the charges and expenses of the Trust's legal counsel, legal counsel to the Trustees who are not "interested persons" as defined in the 1940 Act and independent accountants; commissions and any issue or transfer taxes chargeable to the Trust in connection with its transactions; all taxes and corporate fees payable by the Trust to governmental agencies; the fees of any trade association of which the Trust is a member; the costs of share certificates representing Common Shares of the Trust; organizational and offering expenses of the Trust and the fees and expenses involved in registering and maintaining registration of the Trust and its Common Shares with the Commission, including the preparation and printing of the Trust's registration statement and prospectuses for such purposes; allocable communications expenses with respect to investor services, and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports, proxy statements and prospectuses to shareholders; the cost of insurance; and litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of the Trust's business.

         For its services, the Administrator is entitled to receive from the Trust a fee at an annual rate of 0.25% of the Fund's average daily net assets plus the proceeds of any outstanding borrowings.

         Administrative fees paid by the Trust for the fiscal years ended February 29, 2004, February 28, 2003, and February 28, 2002 and the Administrator was paid $[ ], $3,968,231, and $4,637,682, respectively, for services rendered to the Trust.

                             PORTFOLIO TRANSACTIONS

         The Trust will generally have at least 80% of its net assets, plus the amount of any borrowings for investment purposes, invested in Senior Loans. The remaining assets of the Trust will generally consist of short-term debt instruments with remaining maturities of 120 days or less, longer-term debt securities, certain other instruments such as subordinated loans up to a maximum of 5% of the Trust's net assets, unsecured loans, interest rate swaps, caps and floors, repurchase agreements, reverse repurchase agreements and equity securities acquired in connection with investments in loans. The Trust will acquire Senior Loans from and sell Senior Loans to banks, insurance companies, finance companies, and other investment companies and private investment funds. The Trust may also purchase Senior Loans from and sell Senior Loans to U.S. branches of foreign banks which are regulated by the Federal Reserve System or appropriate state regulatory authorities. The Trust's interest in a particular Senior Loan will terminate when the Trust receives full payment on the loan or sells a Senior Loan in the secondary market. Costs associated with purchasing or selling investments in the secondary market include commissions paid to brokers and processing fees paid to agents. These costs are allocated between the purchaser and seller as agreed between the parties.

         Purchases and sales of short-term debt and other financial instruments for the Trust's portfolio usually are principal transactions, and normally the Trust will deal directly with the underwriters or dealers who make a market in the securities involved unless better prices and execution are available elsewhere. Such market makers usually act as principals for their own account. On occasion, securities may be purchased directly from the issuer. Short-term debt instruments are generally traded on a net basis and do not normally involve either brokerage commissions or transfer taxes. The cost of portfolio securities transactions of the Trust that are not transactions with principals will consist primarily of brokerage commissions or dealer or underwriter spreads between the bid and asked price, although purchases from underwriters may involve a commission or concession paid by the issuer.

         In placing portfolio transactions, the Investment Manager or Sub-Adviser will use its best efforts to choose a broker capable of providing the brokerage services necessary to obtain the most favorable price and execution available. The full range and quality of brokerage services available will be considered in making these determinations, such as the size of the order, the difficulty of execution, the operational facilities of the firm involved, the firm's risk in positioning a block of securities and other factors. While the Investment Manager or Sub-Adviser seeks to obtain the most favorable net results in effecting transactions in the Trust's portfolio securities, brokers or dealers who provide research services may receive orders for transactions by the Trust. Such research services ordinarily consist of assessments and analyses of the business or prospects of a company, industry, or economic sector. The Investment Manager is authorized to pay spreads or commissions to brokers or dealers furnishing such services which are in excess of spreads or commissions that other brokers or dealers not providing such research may charge for the same transaction, even if the specific services were not imputed to the Trust and were useful to the Investment Manager in advising other clients. Information so received will be in addition to, and not in lieu of, the services required to be performed by the Investment Manager under the Investment ManagementAgreement between the Investment Manager and the Trust. The expenses of the Investment Manager will not necessarily be reduced as a result of the receipt of such supplemental information. The Investment Manager or Sub-Adviser may use any research services obtained in providing investment advice to its other investment advisory accounts. Conversely, such information obtained by the placement of business for the Investment Manager or Sub-Adviser or other entities advised by the Investment Manager or Sub-Adviser will be considered by and may be useful to the Investment Manager or Sub-Adviser in carrying out its obligations to the Trust. As permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act") the Investment Manager may cause the Trust to pay a broker-dealer which provides brokerage and research services (as defined in the 1934 Act) to the Investment Manager or Sub-Adviser an amount of disclosed commissions for effecting a securities transaction for the Trust in excess of the commission which another broker-dealer would have charged for effecting the transaction.

         The Trust does not intend to effect any brokerage transaction in its portfolio securities with any broker-dealer affiliated directly or indirectly with the Investment Manager or Sub-Adviser, except for any sales of portfolio securities pursuant to a tender offer, in which event the Investment Manager or Sub-Adviser will offset against the management fee a part of any tender fees which legally may be received by such affiliated broker-dealer. To the extent certain services which the Trust is obligated to pay for under the Investment Management Agreement are performed by the Investment Manager, the Trust will reimburse the Investment Manager for the costs of personnel involved in placing orders for the execution of portfolio transactions.

         There were no brokerage commissions paid by the Trust for the previous three fiscal years.

PORTFOLIO TURNOVER RATE

         The annual rate of the Trust's total portfolio turnover for the years ended February 29, 2004, February 28, 2003, and February 28, 2002 was [ ]%, 48%, and 53% respectively. The annual turnover rate of the Trust is generally expected to be between 50% and 100%, although as part of its investment policies, the Trust places no restrictions on portfolio turnover and the Trust may sell any portfolio security without regard to the period of time it has been held. The annual turnover rate of the Trust also includes Senior Loans on which the Trust has received full or partial payment. The Investment Manager believes that full and partial payments on loans generally comprise approximately 25% to 75% of the Trust's total portfolio turnover each year.

                                 NET ASSET VALUE

         As noted in the Prospectus, the NAV and offering price of each class of the Trust's shares will be determined once daily as of the close of regular trading on the New York Stock Exchange ("NYSE") (normally 4:00 p.m. Eastern time) during each day on which the NYSE is open for trading. As of the date of this Statement of Additional Information, the NYSE is closed on the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

         Portfolio securities listed or traded on a national securities exchange will be valued at the last reported sale price on the valuation day. Securities traded on an exchange for which there has been no sale that day and other securities traded in the over-the-counter market will be valued at the mean between the last reported bid and asked prices on the valuation day. Portfolio securities reported by NASDAQ will be valued at the NASDAQ Official Closing Price on the valuation day. In cases in which securities are traded on more than one exchange, the securities are valued on the exchange that is normally the primary market. Investments in securities maturing in 60 days or less are valued at amortized cost, which, when combined with accrued interest, approximates market value. This involves valuing a security at cost on the date of acquisition and thereafter assuming a constant accretion of a discount or amortization of a premium to maturity, regardless of the impact of fluctuating interest rates on the market value of the instrument. While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price the Fund would receive if it sold the instrument. See "Net Asset Value" in the shareholder guide of the Prospectus. The long-term debt obligations held in the Trust's portfolio will be valued at the mean between the most recent bid and asked prices as obtained from one or more dealers that make markets in the securities when over-the counter market quotations are readily available.

         Securities and assets for which market quotations are not readily available (which may include certain restricted securities which are subject to limitations as to their sale) or are deemed unreliable are valued at their fair values as determined in good faith by or under the supervision of the Trust's Board, in accordance with methods that are specifically authorized by the Board. Securities traded on exchanges, including foreign exchanges, which close earlier than the time that the Trust calculates its net asset value, may also be valued at their fair values as determined in good faith by or under the supervision of the Trust's Board, in accordance with methods that are specifically authorized by the Board. The valuation techniques applied in any specific instance may vary from case to case. With respect to a restricted security, for example, consideration is generally given to the cost of the investment, the market value of any unrestricted securities of the same class at the time of valuation, the potential expiration of restrictions on the security, the existence of any registration rights, the costs to the Trust related to registration of the security, as well as factors relevant to the issuer itself. Consideration may also be given to the price and extent of any public trading in similar securities of the issuer or comparable companies' securities.

         The prices of foreign securities are determined using information derived from pricing services and other sources. The value of the foreign securities traded on exchanges outside the United States is generally based upon the price on the foreign exchange as of the close of business of the exchange preceding the time of valuation (or, if earlier, at the time of the Trust's valuation). Foreign securities markets may close before the Trust determines its NAV. European, Asian, Latin American, or other international securities trading may not take place on all days on which the NYSE is open. Further, trading takes place in Japanese markets on certain Saturdays and in various foreign markets on days on which the NYSE is not open. Consequently, the calculation of the Trust's net asset value may not take place contemporaneously with the determination of the prices of securities held by the Trust in foreign securities markets. Further, the value of the Trust's assets may be significantly affected by foreign trading on days when a shareholder cannot purchase or redeem shares of the Trust. In calculating the Trust's NAV, foreign securities in foreign currency are converted to U.S. dollar equivalents.

         If a significant event which is likely to impact the value of one or more foreign securities held by the Trust occurs after the time at which the foreign market for such security(ies) closes but before the time that the Trust's net asset value is calculated on any business day, such event may be taken into account in determining the fair value of such security(ies) at the time the Trust calculates its net asset value. The Board has adopted procedures under which the fair value of foreign securities may, upon the occurrence of a significant event or if the closing value is deemed unreliable, be determined as of the time the Trust calculates its net asset value. For these purposes, significant events after the close of trading on a foreign market may include, among others, securities trading in the U.S. and other markets, corporate announcements, natural and other disasters, and political and other events. Among other elements of analysis, the Board has authorized the use of one or more research services to assist with the determination of the fair value of foreign securities. A research service may use statistical analyses and quantitative models to help determine fair value as of the time the Trust calculates its net asset value, and there can be no assurance that markets will continue to behave in a fashion reflected in the models used by a service. Unlike the closing price of a security on an exchange, fair value determinations employ elements of judgment. The fair value assigned to a security may not represent the actual value that a Trust could obtain if it were to sell the security at the time of the close of the NYSE. Pursuant to procedures adopted by the Board, the Trust is not obligated to use the fair valuations suggested by any research service, and valuations provided by such research services may be overridden if other events have occurred, or if other fair valuations or the closing values are determined in good faith to be more accurate. Unless a market movement or other event has occurred which constitutes a significant event under procedures adopted by the Board or unless closing prices are otherwise deemed unreliable, events affecting the values of portfolio securities that occur between the time of the close of the foreign market on which they are traded and the close of regular trading on the NYSE will not be reflected in the Trust's net asset value per share.

         Options on currencies purchased by the Trust are valued at their last bid price in the case of listed options or at the average of the last bid prices obtained from dealers in the case of OTC options.

         The price of silver and gold bullion is determined by measuring the mean between the closing bid and asked quotations of silver and gold bullion set at the time of the close of the NYSE, as supplied by Precious Metals Fund's custodian bank or other broker-dealers or banks approved by Precious Metals Trust, on each date that the NYSE is open for business.

         The fair value of other assets is added to the value of all securities positions to arrive at the value of the Trust's total assets. The Trust's liabilities, including accruals for expenses, are deducted from its total assets. Once the total value of the Trust's net assets is so determined, that value is then divided by the total number of shares outstanding (excluding treasury shares), and the result, rounded to the nearest cent, is the net asset value per share.

         In computing the net asset value for a class of shares of the Trust, all class-specific liabilities incurred or accrued are deducted from the class' net assets. The resulting net assets are divided by the number of shares of the class outstanding at the time of the valuation and the result (adjusted to the nearest cent) is the net asset value per share.

         The per share net asset value of Class A shares generally will be higher than the per share NAV of shares of the other classes, reflecting daily expense accruals of the higher distribution fees applicable to Class B and Class
C. It is expected, however, that the per share NAV of the classes will tend to converge immediately after the payment of dividends or distributions that will differ by approximately the amount of the expense accrual differentials between the classes.

         Orders received by dealers prior to the close of regular trading on the NYSE will be confirmed at the offering price computed as of the close of regular trading on the NYSE provided the order is received by the Distributor prior to its close of business that same day (normally 4:00 P.M. Eastern time). It is the responsibility of the dealer to insure that all orders are transmitted timely to the Trust. Orders received by dealers after the close of regular trading on the NYSE will be confirmed at the next computed offering price as described in the Prospectus.

VALUATION OF THE TRUST'S ASSETS

         The assets in the Trust's portfolio are valued daily in accordance with the Trust's Loan Valuation Procedures adopted by the Board of Trustees. A majority of the Trust's assets are valued using quotations supplied by a third party loan pricing service. However, the loans in which the Trust invests are not listed on any securities exchange or board of trade. Some loans are traded by institutional investors in an over-the-counter secondary market that has developed in the past several years. This secondary market generally has fewer trades and less liquidity than the secondary markets for other types of securities. Some loans have few or no trades. Accordingly, determinations of the value of loans may be based on infrequent and dated trades. Because there is less reliable, objective market value data available, elements of judgment may play a greater role in valuation of loans than for other types of securities.

         Loans are normally valued on the basis of one or more quotations obtained from a pricing service or other sources believed to be reliable. Loans for which reliable market value quotations are not readily available from a pricing service may be valued with reference to another loan or a group of loans for which reliable market value quotations are readily available and whose characteristics are comparable to the loan being valued. Under this approach, the comparable loan or loans serve as a proxy for changes in value of the loan being valued. The Trust has engaged an independent pricing service to provide quotations from dealers in loans and to calculate values under this proxy procedure. Loans are valued at the mean between bid and asked quotations.

         It is expected that most of the loans held by the Trust will be valued with reference to quotations from the independent pricing service or with reference to the proxy procedure described above. The Investment Manager or Sub-Adviser may believe that the price for a loan derived from quotations or the proxy procedure described above is not reliable or accurate. Among other reasons, this may be the result of information about a particular loan or borrower known to the Investment Manager or Sub-Adviser that they believe may not be known to the pricing service or reflected in a price quote. In this event, the loan is valued at fair value under procedures established by the Trust's Board of Trustees, and in accordance with the provisions of the 1940 Act.

         Under these procedures, fair value is determined by the Investment Manager or Sub-Adviser and monitored by the Trust's Board of Trustees through its Valuation Committee. In fair valuing a loan, consideration is given to several factors, which may include, among others, the following: (i) the characteristics of and fundamental analytical data relating to the loan, including the cost, size, current interest rate, period until the next interest rate reset, maturity and base lending rate of the loan, the terms and conditions of the loan and any related agreements, and the position of the loan in the borrower's debt structure; (ii) the nature, adequacy and value of the collateral, including the Trust's rights, remedies and interests with respect to the collateral; (iii) the creditworthiness of the borrower and the cash flow coverage of outstanding principal and interest, based on an evaluation of its financial condition, financial statements and information about the borrower's business, cash flows, capital structure and future prospects; (iv) information relating to the market for the loan, including price quotations for, and trading in, the loan and interests in similar loans and the market environment and investor attitudes towards the senior loan and interests in similar senior loans; (v) the reputation and financial condition of the agent of the loan and any intermediate participants in the loans; (vi) the borrower's management; and
(vii) the general economic and market conditions affecting the fair value of the loan.

         Securities for which the primary market is a national securities exchange are stated at the last reported sale price on the day of valuation. Securities reported by NASDAQ National Market System will be valued at the NASDAQ Official Closing Price on the valuation day. Debt and equity securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the mean between the last reported bid and asked price. Valuation of short term cash equivalent investments is at amortized cost.

                              PLANS OF DISTRIBUTION

DISTRIBUTION AGREEMENT

         The Trust has entered into a Distribution Agreement with ING Funds Distributor, LLC ("ING Funds Distributor") which has been filed as an exhibit to the Registration Statement. The summary of the Distribution Agreement contained herein is qualified by reference to the Distribution Agreement. Subject to the terms and conditions of the Distribution Agreement, the Trust may issue and sell Common Shares of the Trust from time to time through ING Funds Distributor, which is the principal underwriter of the Common Shares, through certain broker-dealers which have entered into selected dealer agreements with ING Funds Distributor.

         The Common Shares will only be sold on such days as shall be agreed to by the Trust and ING Funds Distributor. The Common Shares will be sold at market prices, which shall be determined with reference to trades on the NYSE, subject to a minimum price to be established each day by the Trust. The minimum price on any day will not be less than the current NAV per Common Share plus the per share amount of the commission to be paid to ING Funds Distributor. The Trust and ING Funds Distributor will suspend the sale of Common Shares if the per share price of the Common Shares is less than the minimum price.

         Settlements of sales of Common Shares will occur on the third business day following the date on which any such sales are made. Unless otherwise indicated in a further prospectus supplement, ING Funds Distributor as underwriter will act as underwriter on a reasonable efforts basis.

         In connection with the sale of the Common Shares on behalf of the Trust, ING Funds Distributor may be deemed to be an underwriter within the meaning of the 1940 Act. As described below, ING

Funds Distributor also serves as distributor for the Trust in connection with the sale of Common Shares of the Trust pursuant to privately negotiated transactions and pursuant to optional cash investments.. In addition, ING Funds Distributor provides administrative services in connection with a separate at-the-market offering of Common Shares of the Trust.

         The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Shares subject thereto or (ii) termination of the Distribution Agreement. The Trust and ING Funds Distributor each have the right to terminate the Distribution Agreement in its discretion at any time.

         In addition to paying fees under the Trust's Distribution Agreement, the Trust may pay service fees to intermediaries such as brokers-dealers, financial advisors, or other financial institutions, including affiliates of the Investment Manager (such as ING Funds Services, LLC) for administration, sub-transfer agency, and other shareholder services associated with investors whose shares are held of record in omnibus accounts. These additional fees paid by the Trust to intermediaries may take two forms: (1) basis point payments on net assets and/or (2) fixed dollar amount payments per shareholder account. These may include payments for 401K sub-accounting services, networking fees, and omnibus account servicing fees.

         The Trust's Investment Manager or Distributor, out of its own resources and without additional cost to the Trust or its shareholders, may provide additional cash or non-cash compensation to intermediaries selling shares of the Trust, including Trust affiliates. These amounts would be in addition to the distribution payments made by the Trust under the Distribution Agreement, are in addition to trails and commissions. The payments made under these arrangements are paid out of the Investment Manager's or the Distributor's legitimate profits, and are intended to result in the promotion or distribution of Trust shares.


         Compensation paid by the Investment Manager or the Distributor may take the form of cash incentives and non-cash compensation, and may include, but are not limited to: cash; merchandise; trips and financial assistance to dealers in connection with pre-approved conferences or seminars; sales or training programs for invited sales personnel; occasional entertainment; charitable contributions to charities supported by an intermediary; payment for travel expenses (including meals and lodging) incurred by sales personnel to locations appropriate under applicable NASD Rules for such seminars or training programs; radio and television shows regarding securities products; seminars for the public; business development and educational enhancement items such a software packages; prospecting lists; client appreciation events; advertising and sales campaigns (including printing and postage expenses) regarding the Trust or other funds managed by the Investment Manager; other events sponsored by dealers; and professional certifications and dues. The Distributor also may, at its own expense, pay concessions in addition to those described above to dealers that satisfy certain criteria established from time to time by the Distributor.


         Currently, the Investment Manager and/or Distributor has payment arrangements such as those described above with [____] intermediaries. The most significant of these arrangements are with [ ]. The Distributor also has such arrangements with several of its affiliates, including [ ]. Payment arrangements with financial institutions are generally structured in one of three ways: (1) as a percentage of net assets; (2) as a fixed dollar amount; or (3) as a percentage of gross sales. For the year ended February 29, 2004, the Manager and/or Distributor paid approximately [$______] to various unaffiliated entities under these arrangements applicable to the Trust. During this period the Investment Manager and/or Distributor also paid approximately [$______] to its affiliates in accordance with these arrangements, applicable to the Trust.

SHAREHOLDER INVESTMENT PROGRAM

         The Trust maintains a Shareholder Investment Program ("Program"), which allows participating shareholders to reinvest all dividends and capital gain distributions ("Dividends") in additional Common Shares of the Trust. The Program also allows participants to purchase additional Common Shares through optional cash investments in amounts ranging from a minimum of $100 to a maximum of $100,000 per month. Common Shares may be issued by the Trust under the Program only if the Trust's Common Shares are trading at a premium to net asset value. If the Trust's Common Shares are trading at a discount to net asset value, Common Shares purchased under the Program will be purchased on the open market.

         Shareholders may elect to participate in the Program by telephoning the Trust or submitting a completed Participation Form to DST Systems, Inc. ("DST"), the Program administrator. DST will credit to each participant's account funds it receives from: (a) Dividends paid on Trust Common Shares registered in the participant's name and (b) optional cash investments. DST will apply all Dividends and optional cash investments received to purchase Common Shares as soon as practicable beginning on the relevant Investment Date (as described below) and not later than six business days after the investment Date, except when necessary to comply with applicable provisions of the federal securities laws. For more information on distribution policy, see "Dividends and Distributions" in the Trust's Prospectus.

         In order for participants to purchase Common Shares through the Program in any month, the Administrator must receive from the participant any optional cash investment not exceeding $100,000 by the OCI Payment Due Date. The DRIP Investment Date will be the date upon which Dividends will be reinvested in additional Common Shares of the Trust, which will be on the Dividend Payment Date. The OCI Investment Date will be the date, set in advance by the Trust, upon which optional cash investments not exceeding $100,000, are first applied by DST to the purchase of Common Shares. Participants may obtain a schedule of upcoming OCI Payment Due Dates, and Investment Dates by referring to the Summary Program Description or calling the Trust at (800) 992-0180.

         If the Market Price (the volume-weighted average sales price, per share, as reported on the New York Stock Exchange Composite Transaction Tape as shown daily on Bloomberg's AQR screen) plus estimated commissions for Common Shares of the Trust is less than the net asset value on the Valuation Date (defined below), DST will purchase Common Shares on the open market through a bank or securities broker as provided herein. Open market purchases may be effected on any securities exchange on which Common Shares of the Trust trade or in the over-the-counter market. If the Market Price, plus estimated commissions, exceeds the net asset value before DST has completed its purchases, DST will use reasonable efforts to cease purchasing Common Shares, and the Trust shall issue the remaining Common Shares. If the Market Price, plus estimated commissions, is equal to or exceeds the net asset value on the Valuation Date, the Trust will issue the Common Shares to be acquired by the Program. The Valuation Date is a date preceding the DRIP Investment Date and OCI Investment Date, on which it is determined, based on the Market Price and net asset value of Common Shares of the Trust, whether DST will purchase Common Shares on the open market or the Trust will issue the Common Shares for the Program. The Trust may, without prior notice to participants, determine that it will not issue new Common Shares for purchase pursuant to the Program, even when the Market Price plus estimated commissions equals or exceeds net asset value, in which case DST will purchase Common Shares on the open market.

         Common Shares issued by the Trust under the Program will be issued without incurring a fee. Common Shares purchased for the Program directly from the Trust in connection with the reinvestment of Dividends will be acquired on the DRIP Investment Date at the greater of (i) NAV at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the shares during the DRIP Pricing

Period, minus a discount of 5%. The DRIP Pricing Period for a dividend reinvestment is the Valuation Date and the prior Trading Day. A Trading Day means any day on which trades of the Common Shares of the Trust are reported on the NYSE.

         Common Shares purchased directly from the Trust pursuant to optional cash investments will be acquired on an OCI Investment Date at the greater of
(i) net asset value at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the shares during the OCI Pricing Period minus a discount, determined at the sole discretion of the Trust and announced in advance, ranging from 0% to 5%. The OCI Pricing Period for an OCI Investment Date means the period beginning four Trading Days prior to the Valuation Date through and including the Valuation Date. The discount for optional cash investments is set by the Trust and may be changed or eliminated by the Trust without prior notice to participants at any time. The discount for optional cash investments is determined on the last business day of each month. In all instances, however, the discount on Common Shares issued directly by the Trust shall not exceed 5% of the market price, and Common Shares may not be issued at a price less than net asset value without prior specific approval of shareholders or of the Commission. Optional cash investments received by DST no later than 4:00 p.m. Eastern time on the OCI payment Due Date to be invested on the relevant OCI Investment Date.




         Participants will pay a pro rata share of brokerage commissions with respect to DST's open market purchases in connection with the reinvestment of Dividends or purchases made with optional cash investments.

         From time to time, financial intermediaries, including brokers and dealers, and other persons may wish to engage in positioning transactions in order to benefit from the discount from market price of the Common Shares acquired under the Program. Such transactions could cause fluctuations in the trading volume and price of the Common Shares. The difference between the price such owners pay to the Trust for Common Shares acquired under the Program, after deduction of the applicable discount from the market price, and the price at which such Common Shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

         Subject to the availability of Common Shares registered for issuance under the Program, there is no total maximum number of Common Shares that can be issued pursuant to the Program.

         The Program is intended for the benefit of investors in the Trust and not for persons or entities who accumulate accounts under the Program over which they have control for the purpose of exceeding the $100,000 per month maximum or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Shares. Notwithstanding anything in the Program to the contrary, the Trust reserves the right to exclude from participation, at any time, (i) persons or entities who attempt to circumvent the Program's standard $100,000 maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Trust.

         Currently, persons who are not Shareholders of the Trust may not participate in the Program. The Board of Trustees of the Trust may elect to change this policy at a future date, and permit non-Shareholders to participate in the Program.

         Shareholders may request to receive their Dividends in cash at any time by giving DST written notice or by contacting the Trust's Shareholder Services Department at (800) 992-0180. Shareholders may elect to close their account at any time by giving DST written notice. When a participant closes their account, the participant upon request will receive a certificate for full Common Shares in the Account.

Fractional Common Shares will be held and aggregated with other Fractional Common Shares being liquidated by DST as agent of the Program and paid for by check when actually sold.

         The automatic reinvestment of Dividends does not affect the tax characterization of the Dividends (I.E., capital gains and income are realized even though cash is not received). If Common Shares are issued pursuant to the Program's dividend reinvestment provisions or cash purchase provisions at a discount from market price, participants may have income equal to the discount.

         Additional information about the Program may be obtained from the Trust's Shareholder Services Department at (800) 992-0180.

         See "Federal Taxation--Distributions" for a discussion of the federal income tax ramifications of obtaining Common Shares under the Program.

PRIVATELY NEGOTIATED TRANSACTIONS

         The Common Shares may also be offered pursuant to privately negotiated transactions between the Trust and specific investors. The terms of such privately negotiated transactions will be subject to the discretion of the management of the Trust. In determining whether to sell Common Shares pursuant to a privately negotiated transaction, the Trust will consider relevant factors including, but not limited to, the attractiveness of obtaining additional funds through the sale of Common Shares, the purchase price to apply to any such sale of Common Shares and the person seeking to purchase the Common Shares.

         Common Shares issued by the Trust in connection with privately negotiated transactions will be issued at the greater of (1) NAV per Common Share of the Trust's Common Shares or (ii) at a discount ranging from 0% to 5% of the average of the daily market price of the Trust's Common Shares at the close of business on the two business days preceding the date upon which Common Shares are sold pursuant to the privately negotiated transaction. The discount to apply to such privately negotiated transactions will be determined by the Trust with regard to each specific transaction.

                                FEDERAL TAXATION

         The following is only a summary of certain U.S. federal income tax considerations generally affecting the Trust and its shareholders. No attempt is made to present a detailed explanation of the tax treatment of the Trust or its shareholders, and the following discussion is not intended as a substitute for careful tax planning. Shareholders should consult with their own tax advisers regarding the specific federal, state, local, foreign and other tax consequences of investing in the Trust.

QUALIFICATION AS A REGULATED INVESTMENT COMPANY

         The Trust will elect each year to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code ("Code"). As a regulated investment company, the Trust generally will not be subject to federal income tax on the portion of its investment company taxable income (I.E., taxable interest, dividends and other taxable ordinary income, net of expenses, and net short-term capital gains in excess of long-term capital losses) and net capital gain (I.E., the excess of net long-term capital gains over the sum of net short-term capital losses and capital loss carryovers from prior years) that it distributes to shareholders, provided that it distributes at least 90% of its investment company taxable income for the taxable year ("Distribution Requirement"), and satisfies certain other requirements of the Code that are described below.

         In addition to satisfying the Distribution Requirement and an asset diversification requirement discussed below, a regulated investment company must derive at least 90% of its gross income for each taxable year from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies and other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies.

         In addition to satisfying the requirements described above, the Trust must satisfy an asset diversification test in order to qualify as a regulated investment company. Under this test, at the close of each quarter of the Trust's taxable year, at least 50% of the value of the Trust's assets must consist of cash and cash items (including receivables), U.S. government securities, securities of other regulated investment companies, and securities of other issuers (as to which the Trust has not invested more than 5% of the value of the Trust's total assets in securities of any such issuer and as to which the Trust does not hold more than 10% of the outstanding voting securities of any such issuer), and no more than 25% of the value of its total assets may be invested in the securities of any one issuer (other than U.S. government securities and securities of other regulated investment companies), or in two or more issuers which the Trust controls and which are engaged in the same or similar trades or businesses.

         In general, gain or loss recognized by the Trust on the disposition of an asset will be a capital gain or loss. However, gain recognized on the disposition of a debt obligation purchased by the Trust at a market discount (generally at a price less than its principal amount) other than at the original issue will be treated as ordinary income to the extent of the portion of the market discount which accrued during the period of time the Trust held the debt obligation.

         In general, investments by the Trust in zero coupon or other original issue discount securities will result in income to the Trust equal to a portion of the excess of the face value of the securities over their issue price ("original issue discount") each year that the Trust holds the securities, even though the Trust receives no cash interest payments. This income is included in determining the amount of income which the Trust must distribute to maintain its status as a regulated investment company and to avoid federal income and excise taxes.

         If for any taxable year the Trust does not qualify as a regulated investment company, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions will be taxable as ordinary dividends to the extent of the Trust's current and accumulated earnings and profits. Such distributions generally would be eligible for the dividends-received deduction in the case of corporate shareholders.

         If the Fund fails to qualify as a regulated investment company in any year, it must pay out its earnings and profits accumulated in that year in order to qualify again as a regulated investment company. Moreover, if the Fund failed to qualify as a regulated investment company for a period greater than one taxable year, the Fund may be required to recognize any net built-in gains with respect to certain of its assets (the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized if the Fund had been liquidated) in order to qualify as a regulated investment company in a subsequent year.

EXCISE TAX ON REGULATED INVESTMENT COMPANIES

         A 4% non-deductible excise tax is imposed on a regulated investment company that fails to distribute in each calendar year an amount equal to the sum of (1) 98% of its ordinary taxable income for the calendar year, (2) 98% of its capital gain net income (I.E., capital gains in excess of capital losses) for the one-year period ended on October 31 of such calendar year, and (3) any ordinary taxable income and capital gain net income for previous years that was not distributed or taxed to the regulated investment company during those years. A distribution will be treated as paid on December 31 of the current calendar year if it is declared by the Trust in October, November or December with a record date in such a month and paid by the Trust during January of the following calendar year. Such distributions will be taxed to shareholders in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are received.

         The Trust intends to make sufficient distributions or deemed distributions (discussed below) of its ordinary taxable income and capital gain net income to avoid liability for the excise tax.

HEDGING TRANSACTIONS

         The Trust has the ability, pursuant to its investment objectives and policies, to hedge its investments in a variety of transactions, including interest rate swaps and the purchase or sale of interest rate caps and floors. The treatment of these transactions for federal income tax purposes may in some instances be unclear, and the regulated investment company qualification requirements may limit the extent to which the Trust can engage in hedging transactions.

         Under certain circumstances, the Trust may recognize gain from a constructive sale of an appreciated financial position. If the Trust enters into certain transactions in property while holding substantially identical property, the Trust would be treated as if it had sold and immediately repurchased the property and would be taxed on any gain (but not loss) from the constructive sale. The character of gain from a constructive sale would depend upon the Trust's holding period in the property. Loss from a constructive sale would be recognized when the property was subsequently disposed of, and its character would depend on the Trust's holding period and the application of various loss deferral provisions in the Code. Constructive sale treatment does not apply to transactions closed in the 90-day period ending with the 30th day after the close of the taxable year, if certain conditions are met.

DISTRIBUTIONS

         The Trust anticipates distributing all or substantially all of its investment company taxable income for the taxable year. Such distributions will be taxable to shareholders as ordinary income. If a portion of the Trust's income consists of dividends paid by U.S. corporations, a portion of the dividends paid by the Trust may be eligible for the corporate dividends received deduction.

         The Trust may either retain or distribute to shareholders its net capital gain for each taxable year. The Trust currently intends to distribute any such amounts. If net capital gain is distributed and designated as a capital gain dividend, it will generally be taxable to shareholders at a maximum federal tax rate of 15%. Distributions are subject to these capital gains rates regardless of the length of time the shareholder has held his shares. Conversely, if the Trust elects to retain its net capital gain, the Trust will be taxed thereon (except to the extent of any available capital loss carryovers) at the applicable corporate tax rate. In such event, it is expected that the Trust also will elect to treat such gain as having been distributed to shareholders. As a result, each shareholder will be required to report his pro rata share of such gain on his tax return as long-term capital gain, will be entitled to claim a tax credit for his pro rata share of tax paid by the Trust on the gain, and will increase the tax basis for his shares by an amount equal to the deemed distribution less the tax credit.

         Recently enacted tax legislation generally provides for a maximum tax rate for individual taxpayers of 15% on long-term capital gains from sales on or after May 6, 2003 and on certain qualifying dividend income. The rate reductions do not apply to corporate taxpayers. The Trust will be able to separately designate distributions of any qualifying long-term capital gains or qualifying dividends earned by the Trust that would be eligible for the lower maximum rate, although it does not expect to distribute a material amount of qualifying dividends. A shareholder would also have to qualify a 60-day holding period with respect to any distributions of qualifying dividend in order to obtain the benefit of the lower rate. Distributions from funds, such as the Trust, investing in debt instruments will not generally qualify for the lower rate.

         Distributions by the Trust in excess of the Trust's earnings and profits will be treated as a return of capital to the extent of (and in reduction of) the shareholder's tax basis in his shares; any such return of capital distributions in excess of the shareholder's tax basis will be treated as gain from the sale of his shares, as discussed below.

         Distributions by the Trust will be treated in the manner described above regardless of whether such distributions are paid in cash or reinvested in additional shares of the Trust. If the NAV at the time a shareholder purchases shares of the Trust reflects undistributed income or gain, distributions of such amounts will be taxable to the shareholder in the manner described above, even though such distributions economically constitute a return of capital to the shareholder.

         The Trust will be required in certain cases to withhold and remit to the U.S. Treasury 28% of all dividends and redemption proceeds payable to any shareholder (1) who fails to provide the Trust with a certified, correct identification number or other required certifications, or (2) if the Internal Revenue Service notifies the Trust that the shareholder is subject to backup withholding. Corporate shareholders and other shareholders specified in the Code are exempt from such backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the shareholder's U.S. federal income tax liability if the appropriate information is provided to the IRS.

SALE OF COMMON SHARES

         A shareholder will recognize gain or loss on the sale or exchange of shares of the Trust in an amount generally equal to the difference between the proceeds of the sale and the shareholder's adjusted tax basis in the shares. In general, any such gain or loss will be considered capital gain or loss if the shares are held as capital assets, and gain or loss will be long-term or short-term, depending upon the shareholder's holding period for the shares. However, any capital loss arising from the sale of shares held for six months or less will be treated as a long-term capital loss to the extent of any long-term capital gains distributed (or deemed distributed) with respect to such shares. Also, any loss realized on a sale or exchange of shares will be disallowed to the extent the shares disposed of are replaced (including shares acquired through the Shareholder Investment Program within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of. In such case, the tax basis of the acquired shares will be adjusted to reflect the disallowed loss.

FOREIGN SHAREHOLDERS

         U.S. taxation of a shareholder who, as to the United States, is a nonresident alien individual, foreign trust or estate, foreign corporation, or foreign partnership ("foreign shareholder") depends, in part, on whether the shareholder's income from the Trust is effectively connected with a U.S. trade or business carried on by such shareholder.

         If the income from the Trust is not effectively connected with a U.S. trade or business carried on by a foreign shareholder, distributions of investment company taxable income will be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate). Such a foreign shareholder would generally be exempt from U.S. federal income tax on gains realized on the sale or exchange of shares of the Trust, capital gain dividends, and amounts retained by the Trust that are designated as undistributed capital gains.

         If the income from the Trust is effectively connected with a U.S. trade or business carried on by a foreign shareholder, then distributions of investment company taxable income, capital gain dividends, amounts retained by the Trust that are designated as undistributed capital gains and any gains realized upon the sale or exchange of shares of the Trust will be subject to U.S. federal income tax at the rates applicable to U.S. citizens or domestic corporations. Such shareholders that are classified as corporations for U.S. tax purposes also may be subject to a branch profits tax.

         In the case of foreign noncorporate shareholders, the Trust may be required to withhold U.S. federal income tax at a rate of 30% on distributions that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate) unless such shareholders furnish the Trust with proper notification of their foreign status. See "Distributions."

         The tax consequences to a foreign shareholder entitled to claim the benefits of an applicable tax treaty may be different from those described herein. Foreign shareholders are urged to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Trust, including the applicability of foreign taxes.

EFFECT OF FUTURE LEGISLATION; OTHER TAX CONSIDERATIONS

         The foregoing general discussion of U.S. federal income tax consequences is based on the Code and the Treasury Regulations issued thereunder as in effect on the date of this SAI. Future legislative or administrative changes or court decisions may significantly change the conclusions expressed herein, and any such changes or decisions may have a retroactive effect with respect to the transactions contemplated herein.

         Income received by the Trust from foreign sources may be subject to withholding and other taxes imposed by such foreign jurisdictions, absent treaty relief. Distributions to shareholders also may be subject to state, local and foreign taxes, depending upon each shareholder's particular situation. Shareholders are urged to consult their tax advisers as to the particular consequences to them of an investment in the Trust.

                        ADVERTISING AND PERFORMANCE DATA

ADVERTISING

         From time to time, advertisements and other sales materials for the Trust may include information concerning the historical performance of the Trust. Any such information may include trading volume of the Trust's Common Shares, the number of Senior Loan investments, annual total return, aggregate total return, distribution rate, average compounded distribution rates and yields of the Trust for specified periods of time, and diversification statistics. Such information may also include rankings, ratings and other information from independent organizations such as Lipper Analytical Services, Inc. ("Lipper"), Morningstar, Value Line, Inc., CDA Technology, Inc., Standard & Poor's, Portfolio Management Data (a division of Standard & Poor's), Moody's, Bloomberg or other industry publications. These rankings will typically compare the Trust to all closed-end Funds, to other Senior Loan funds, and/or also to taxable closed-end fixed income funds. Any such use of rankings and ratings in advertisements and sales literature will conform with the guidelines of the NASD approved by the Commission. Ranking comparisons and ratings should not be considered representative of the Trust's relative performance for any future period.

         Reports and promotional literature may also contain the following information: (i) number of shareholders; (ii) average account size; (iii) identification of street and registered account holdings; (iv) lists or statistics of certain of the Trust's holdings including, but not limited to, portfolio composition, sector weightings, portfolio turnover rates, number of holdings, average market capitalization and modern portfolio theory statistics alone or in comparison with itself (over time) and with its peers and industry group; (v) public information about the assets class; and (vi) discussions concerning coverage of the Trust by analysts.

         In addition, reports and promotional literature may contain information concerning the Investment Manager, the Sub-Adviser, ING Groep, the Portfolio Managers, the Administrator or affiliates of the Trust including (i) performance rankings of other funds managed by the Investment Manager or Sub-Adviser, or the individuals employed by the Investment Manager or Sub-Adviser who exercise responsibility for the day-to-day management of the Trust, including rankings and ratings of investment companies published by Lipper, Morningstar, Inc., Value Line, Inc., CDA Technologies, Inc., or other rating services, companies, publications or other persons who rank or rate investment companies or other investment products on overall performance or other criteria; (ii) lists of clients, the number of clients, or assets under management; (iii) information regarding the acquisition of the ING Funds by ING Capital; (iv) the past performance of ING Capital and ING Funds Services; (v) the past performance of other funds managed by the Investment Manager or Sub-Adviser; (vi) quotes from a portfolio manager of the Trust or industry specialists; and (vii) information regarding rights offerings conducted by closed-end funds managed by the Investment Manager or Sub-Adviser.

         The Trust may compare the frequency of its reset period to the frequency which LIBOR changes. Further, the Trust may compare its yield to (i) LIBOR, (ii) the federal funds rate, (iii) the Prime Rate, quoted daily in the Wall Street Journal as the base rate on corporate loans at large U.S. money center commercial banks, (iv) the average yield reported by the Bank Rate Monitor National Index for money market deposit accounts offered by the 100 leading banks and thrift institutions in the ten largest standard metropolitan statistical areas, (v) yield data published by Lipper, Bloomberg or other industry sources, or (vi) the yield on an investment in 90-day Treasury bills on a rolling basis, assuming quarterly compounding. Further, the Trust may compare such other yield data described above to each other. The Trust may also compare its total return, NAV stability and yield to fixed income investments. As with yield and total return calculations, yield comparisons should not be considered representative of the Trust's yield or relative performance for any future period.

         The Trust may provide information designed to help individuals understand their investment goals and explore various financial strategies. Such information may include information about current economic, market and political conditions; materials that describe general principles of investing, such as asset allocation, diversification, risk tolerance, and goal setting; worksheets used to project savings needs based on assumed rates of inflation and hypothetical rates of return; and action plans offering investment alternatives. Materials may also include discussion of other investment companies in the ING Funds, products and services, and descriptions of the benefits of working with investment professionals in selecting investments.

PERFORMANCE DATA

         The Trust may quote annual total return and aggregate total return performance data. Total return quotations for the specified periods will be computed by finding the rate of return (based on net investment income and any capital gains or losses on portfolio investments over such periods) that would equate the initial amount invested to the value of such investment at the end of the period. On occasion, the Trust may quote total return calculations published by Lipper, a widely recognized independent publication that monitors the performance of both open-end and closed-end investment companies.

         The Trust's distribution rate is calculated on a monthly basis by annualizing the dividend declared in the month and dividing the resulting annualized dividend amount by the Trust's corresponding month-end net asset value (in the case of NAV) or the last reported market price (in the case of Market). The distribution rate is based solely on the actual dividends and distributions, which are made at the discretion of management. The distribution rate may or may not include all investment income, and ordinarily will not include capital gains or losses, if any.

         Total return and distribution rate and compounded distribution rate figures utilized by the Trust are based on historical performance and are not intended to indicate future performance. Distribution rate, compounded distribution rate and NAV per share can be expected to fluctuate over time. Total return will vary depending on market conditions, the Senior Loans, and other securities comprising the Trust's portfolio, the Trust's operating expenses and the amount of net realized and unrealized capital gains or losses during the period.

                               GENERAL INFORMATION

CUSTODIAN

         State Street Bank and Trust Company, 801 Pennsylvania Avenue, Kansas City, Missouri 64105 has been retained to act as the custodian for the Trust. State Street Bank and Trust Company does not have any part in determining the investment policies of the Trust or in determining which portfolio securities are to be purchased or sold by the Trust or in the declaration of dividends and distributions.

LEGAL COUNSEL

         Legal matters for the Trust are passed upon by Dechert LLP, 1775 I Street, NW, Washington, DC 20006.

INDEPENDENT AUDITORS

         KPMG LLP, 355 South Grand Avenue, Los Angeles, California 90071, currently serves as the independent auditors and has been selected as independent auditors for the Trust for the fiscal year ending February 2, 2005.

                              FINANCIAL STATEMENTS

         The Financial Statements and the independent auditors' reports thereon, appearing in the Trust's Annual Report for the period ending February 29, 2004 are incorporated by reference in this SAI. The Trust's Annual and Semi-Annual Reports are available at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258, upon request and without charge by calling
(800) 992-0180.

                                   APPENDIX A

                                    ING FUNDS

                        ---------------------------------

                     PROXY VOTING PROCEDURES AND GUIDELINES
                          Effective as of July 10, 2003
                As amended August 21, 2003 and November 11, 2003

                        ---------------------------------


I.       INTRODUCTION

The following are the Proxy Voting Procedures and Guidelines (the "Procedures and Guidelines") of the ING Funds set forth on Exhibit 1 attached hereto and each portfolio or series thereof (each a "Fund" and collectively, the "Funds"). The purpose of these Procedures and Guidelines is to set forth the process by which each Fund will vote proxies related to the assets in its investment portfolio (the "portfolio securities"). The Procedures and Guidelines have been approved by each of the Funds' Board of Trustees/Directors(1) (each a "Board" and collectively, the "Boards"), including a majority of the independent Trustees/Directors(2) of the Board. These Procedures and Guidelines may be amended only by the Board. The Board shall review these Procedures and Guidelines at its discretion, and make any revisions thereto as deemed appropriate by the Board.

II.      VALUATION AND PROXY VOTING COMMITTEE

The Boards hereby delegate to the Valuation and Proxy Voting Committee of each Board (each a "Committee" and collectively, the "Committees") the authority and responsibility to oversee the implementation of these Procedures and Guidelines, and where applicable, to make determinations on behalf of the Board with respect to the voting of proxies on behalf of each Fund. Furthermore, the Boards hereby delegate to each Committee the authority to review and approve material changes to proxy voting procedures of any Fund's investment adviser (the "Adviser"). The Proxy Voting Procedures of the Adviser are attached hereto as Exhibit 2. Any determination regarding the voting of proxies of each Fund that is made by a Committee, or any member thereof, as permitted herein, shall be deemed to be a good faith determination regarding the voting of proxies by the full Board. Each Committee may rely on the Adviser through the Agent, Proxy Coordinator and/or Proxy Group (as such terms are defined below and in the Adviser's proxy voting procedures) to deal in the first instance with the application of these Procedures and Guidelines. Each Committee shall conduct itself in accordance with its charter.

III.     DELEGATION OF VOTING RESPONSIBILITY

----------
(1) Reference in these Procedures to one or more Funds shall, as applicable, mean those Funds that are under the jurisdiction of the particular Board or Valuation and Proxy Voting Committee at issue. No provision in these Procedures is intended to impose any duty upon the particular Board or Valuation and Proxy Voting Committee with respect to any other Fund.

(2) The independent Trustees/Directors are those Board members who are not "interested persons" within the meaning of Section 2(a)(19) the Investment Company Act of 1940.

The Board hereby delegates to the Adviser to each Fund the authority and responsibility to vote all proxies with respect to all portfolio securities of each Fund in accordance with then current proxy voting procedures and guidelines that have been approved by the Board. The Board may revoke such delegation with respect to any proxy or proposal, and assume the responsibility of voting any Fund proxy or proxies, as it deems appropriate. Non-material amendments to the Procedures and Guidelines may be approved for immediate implementation by the President or Chief Financial Officer of a Fund, subject to ratification at the next regularly scheduled meeting of the Valuation and Proxy Voting Committee.

When a Fund participates in the lending of its securities and the securities are on loan at record date, proxies related to such securities will not be forwarded to the Adviser by the Fund's custodian and therefore will not be voted.

When a Fund is a feeder in a master/feeder structure, proxies for the portfolio securities of the master fund will be voted pursuant to the master fund's proxy voting policies and procedures.

IV.      APPROVAL AND REVIEW OF PROCEDURES

Each Fund's Adviser has adopted proxy voting procedures in connection with the voting of portfolio securities for the Funds as attached hereto in Exhibit 2. The Board hereby approves such procedures. All material changes to such procedures must be approved by the Board or the Valuation and Proxy Voting Committee prior to implementation; however, the President or Chief Financial Officer of a Fund may make such non-material changes as they deem appropriate, subject to ratification by the Board or the Valuation and Proxy Voting Committee at its next regularly scheduled meeting.

V.       VOTING PROCEDURES AND GUIDELINES

THE GUIDELINES WHICH ARE SET FORTH IN EXHIBIT 3 HERETO SPECIFY THE MANNER IN WHICH THE FUNDS GENERALLY WILL VOTE WITH RESPECT TO THE PROPOSALS DISCUSSED THEREIN.

              A.  Routine Matters

     The Agent shall be instructed to submit a vote in accordance with the Guidelines where such Guidelines provide a clear "For", "Against" or "Abstain" on a proposal. However, the Agent shall be directed to refer proxy proposals to the Proxy Coordinator for instructions as if it were a matter requiring case-by-case consideration under circumstances where the application of the Guidelines is unclear, they appear to involve unusual or controversial issues, or an Investment Professional recommends a vote contrary to the Guidelines.

              B.  Matters Requiring Case-by-Case Consideration

     The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Coordinator where the Guidelines have noted a "case-by-case" consideration.

     Upon receipt of a referral from the Agent, the Proxy Coordinator may solicit additional research from the Agent, Investment Professional(s), as well as from any other source or service.

     The Proxy Coordinator will forward the Agent's analysis and recommendation and/or any research obtained from the Investment Professional(s), the Agent or any other source to the Proxy Group. The Proxy Group may consult with the Agent and/or Investment Professional(s), as it deems necessary.

  1.     Votes in Accordance with Agent Recommendation

              In the event the Proxy Group recommends a vote in accordance with the Agent's recommendation, the Proxy Group will instruct the Agent, through the Proxy Coordinator, to vote in accordance with the Agent's recommendation.

  2.     Non-Votes

              The Proxy Group may recommend that a Fund refrain from voting under the following circumstances: (1) if the economic effect on shareholders' interests or the value of the portfolio holding is indeterminable or insignificant or (2) if the cost of voting a proxy outweighs the benefits, E.G., certain international proxies. In such instances, the Proxy Group may instruct the Agent, through the Proxy Coordinator, not to vote such proxy.

  3. Votes Contrary to Procedures and Guidelines, or Agent Recommendation, where applicable, or where No Recommendation is provided by Agent.

              If the Proxy Group recommends that a Fund vote contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, or if the Agent has made no recommendation and the Procedures and Guidelines are silent, the Proxy Coordinator will then request that each member of the Proxy Group and each Investment Professional participating in the voting process provide a Conflicts Report (as such term is defined for purposes of the Adviser's proxy voting procedures).

              If Counsel determines that a conflict of interest appears to exist with respect to any member of the Proxy Group or the relevant Investment Professional(s), the Proxy Coordinator will then call a meeting of the Valuation and Proxy Voting Committee and forward to such committee all information relevant to their review, including the following materials or a summary thereof: the applicable Procedures and Guidelines, the recommendation of the Agent where applicable, the recommendation of the Investment Professional(s), where applicable, any resources used by the Proxy Group in arriving at its recommendation, the Conflicts Report and any other written materials establishing whether a conflict of interest exists, and findings of Counsel (as such term is defined for purposes of the Adviser's proxy voting procedures).

              If Counsel determines that there does not appear to be a conflict of interest with respect to any member of the Proxy Group or the relevant Investment Professional(s), the Proxy Coordinator will instruct the Agent to vote the proxy as recommended by the Proxy Group.

     4.           Referrals to a Fund's Valuation and Proxy Voting Committee

              A Fund's Valuation and Proxy Voting Committee may consider all recommendations, analysis, research and Conflicts Reports provided to it by the Agent, Proxy Group and/or Investment Professional(s), and any other written materials used to establish whether a conflict of interest exists, in determining how to vote the proxies referred to the Committee.

              The Committee will instruct the Agent through the Proxy Coordinator how to vote such referred proposals.

              The Proxy Coordinator will maintain a record of all proxy questions that have been referred to a Fund's Valuation and Proxy Voting Committee, all applicable recommendations, analysis, research and Conflicts Reports.

VI.      CONFLICTS OF INTEREST

In all cases in which a vote has not been clearly determined in advance by the Procedures and Guidelines or for which the Proxy Group recommends a vote contrary to the Procedures and Guidelines, or contrary to the recommendation of the Agent, or where the Procedures and Guidelines are silent and the Agent has made no recommendation, and Counsel has determined that a conflict of interest appears to exist with respect to any member of the Proxy Group or any Investment Professional participating in the voting process, the proposal shall be referred to the Fund's Valuation and Proxy Voting Committee for determination so that the Adviser shall have no opportunity to vote a Fund's proxy in a situation in which it may be deemed to have a conflict of interest.

VII.     REPORTING AND RECORD RETENTION

Beginning in August 2004, on an annual basis, each Fund will post its proxy voting record or a link thereto for the prior one-year period ending on June 30th on the ING Funds website. The proxy voting record posted for any Fund that is a feeder in a master/feeder structure will be that of the master fund. The proxy voting record for each Fund will also be available in the EDGAR database on the SEC's website.

                                    EXHIBIT 1
                                     TO THE
                                    ING FUNDS
                             PROXY VOTING PROCEDURES

                                ING EQUITY TRUST
                                 ING FUNDS TRUST
                           ING INVESTMENT FUNDS, INC.
                               ING INVESTORS TRUST
                               ING MAYFLOWER TRUST
                                ING MUTUAL FUNDS
                              ING PRIME RATE TRUST
                             ING SENIOR INCOME FUND
                          ING VARIABLE INSURANCE TRUST
                           ING VARIABLE PRODUCTS TRUST
                       ING VP EMERGING MARKETS FUND, INC.
                         ING VP NATURAL RESOURCES TRUST
                               USLICO SERIES FUND


Effective as of July 10, 2003

                                    EXHIBIT 2
                                     TO THE
                                    ING FUNDS
                             PROXY VOTING PROCEDURES

                              ING INVESTMENTS, LLC,
                             DIRECTED SERVICES, INC.
                                       AND
                     ING LIFE INSURANCE AND ANNUITY COMPANY


                        ---------------------------------

                             PROXY VOTING PROCEDURES
                          Effective as of July 10, 2003
                           As amended August 21, 2003

                        ---------------------------------


I.       INTRODUCTION

         ING Investments, LLC, Directed Services, Inc. and ING Life Insurance and Annuity Company (each an "Adviser" and collectively, the "Advisers") are the investment advisers for the registered investment companies and each series or portfolio thereof (each a "Fund" and collectively, the "Funds") comprising the ING family of funds. As such, the Advisers have been delegated the authority to vote proxies with respect to securities for the Funds over which they have day-to-day portfolio management responsibility.

         The Advisers will abide by the proxy voting guidelines adopted by a Fund's respective Board of Directors or Trustees (each a "Board" and collectively, the "Boards") with regard to the voting of proxies unless otherwise provided in the proxy voting procedures adopted by a Fund's Board.

         In voting proxies, the Advisers are guided by general fiduciary principles. Each must act prudently, solely in the interest of the beneficial owners of the Funds it manages. The Advisers will not subordinate the interest of beneficial owners to unrelated objectives. Each Adviser will vote proxies in the manner that it believes will do the most to maximize shareholder value.

         The following are the Proxy Voting Procedures of ING Investments, LLC, Directed Services, Inc. and ING Life Insurance and Annuity Company with respect to the voting of proxies on behalf of their client Funds as approved by the respective Board of each Fund.

         Unless otherwise noted, proxies will be voted in all instances.

II.      ROLES AND RESPONSIBILITIES

         A.       Proxy Coordinator

The Proxy Coordinator identified in Appendix 1 will assist in the coordination of the voting of each Fund's proxies in accordance with the ING Funds Proxy Voting Procedures and Guidelines ("Procedures and Guidelines"). The Proxy Coordinator is authorized to direct the Agent to vote a Fund's proxy in accordance with the Procedures and Guidelines unless the Proxy Coordinator receives a recommendation from an Investment Professional (as described below) to vote contrary to the Procedures and Guidelines. In such event, the Proxy Coordinator will call a meeting of the Proxy Group.

         B.       Agent

                  An independent proxy voting service (the "Agent"), as approved by the Board of each Fund, shall be engaged to assist in the voting of Fund proxies through the provision of vote analysis, implementation, recordkeeping and disclosure services. The Agent is responsible for coordinating with the Funds' custodians to ensure that all proxy materials received by the custodians relating to the portfolio securities are processed in a timely fashion. To the extent applicable, the Agent is required to vote and/or refer all proxies in accordance with these Procedures. The Agent will retain a record of all proxy votes handled by the Agent. Such record must reflect all the information required to be disclosed in a Fund's Form N-PX pursuant to Rule 30b1-4 under the Investment Company Act. In addition, the Agent is responsible for maintaining copies of all proxy statements received by issuers and to promptly provide such materials to the Adviser upon request.

                  The Agent shall be instructed to vote all proxies in accordance with the ING Funds' Guidelines, except as otherwise instructed through the Proxy Coordinator by the Adviser's Proxy Group, or a Fund's Valuation and Proxy Voting Committee.

                  The Agent shall be instructed to obtain all proxies from the Funds' custodians and to review each proxy proposal against the Guidelines. The Agent also shall be requested to call the Proxy Coordinator's attention to specific proxy proposals that although governed by the Guidelines appear to involve unusual or controversial issues.

         C.       Proxy Group

                  The Adviser shall establish a Proxy Group (the "Proxy Group") which shall assist in the review of the Agent's recommendations when a proxy voting issue is referred to the Group through the Proxy Coordinator. The members of the Proxy Group, which may include employees of the Advisers' affiliates, are identified in Appendix 1, as may be amended from time at the Advisers' discretion.

                  A minimum of four (4) members of the Proxy Group (or three (3) if one member of the quorum is either the Fund's Chief Investment Risk Officer or Chief Financial Officer) shall constitute a quorum for purposes of taking action at any meeting of the Group. The vote of a simple majority of the members present and voting shall determine any matter submitted to a vote. The Proxy Group may meet in person or by telephone. The Proxy Group also may take action via electronic mail in lieu of a meeting, provided that each Group member has received a copy of any relevant electronic mail transmissions circulated by each other participating Group member prior to voting and provided that the Proxy Coordinator follows the directions of a majority of a quorum (as defined above) responding via electronic mail. For all votes taken in person or by telephone or teleconference, the vote shall be taken outside the presence of any person other than the members of the Proxy Group.

                  A meeting of the Proxy Group will be held whenever the Proxy Coordinator receives a recommendation from an Investment Professional to vote a Fund's proxy contrary to the

         Procedures and Guidelines, or the recommendation of the Agent, where applicable, or if the Agent has made no recommendation with respect to a vote on a proposal.

                  For each proposal referred to the Proxy Group, it will review
         (1) the Procedures and Guidelines, (2) the recommendation of the Agent, if any, (3) the recommendation of the Investment Professional(s) and
         (4) any other resources that the Proxy Group deems appropriate to aid in a determination of a recommendation.

                  If the Proxy Group recommends that a Fund vote in accordance with the Procedures and Guidelines, or the recommendation of the Agent, where applicable, it shall instruct the Proxy Coordinator to so advise the Agent.

                  If the Proxy Group recommends that a Fund vote contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, it shall follow the procedures for such voting as established by a Fund's Board.

         D.       Investment Professionals

                  The Funds' Advisers, sub-advisers and/or portfolio managers (referred to herein as "Investment Professionals") may be asked to submit a recommendation to the Proxy Group regarding the voting of proxies related to the portfolio securities over which they have day-to-day portfolio management responsibility. The Investment Professionals may accompany their recommendation with any other research materials that they deem appropriate.

III.     VOTING PROCEDURES

              A. In all cases, the Adviser shall follow the voting procedures as set forth in the Procedures and Guidelines of the Fund on whose behalf the Adviser is exercising delegated authority to vote.

              B.  Routine Matters

                  The Agent shall be instructed to submit a vote in accordance with the Guidelines where such Guidelines provide a clear "For", "Against" or "Abstain" on a proposal. However, the Agent shall be directed to refer proxy proposals to the Proxy Coordinator for instructions as if it were a matter requiring case-by-case consideration under circumstances where the application of the Guidelines is unclear.

              C.  Matters Requiring Case-by-Case Consideration

         The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Coordinator where the Guidelines have noted a "case-by-case" consideration.

         Upon receipt of a referral from the Agent, the Proxy Coordinator may solicit additional research from the Agent, Investment Professional(s), as well as from any other source or service.

         The Proxy Coordinator will forward the Agent's analysis and recommendation and/or any research obtained from the Investment Professional(s), the Agent or any other source to the Proxy Group. The Proxy Group may consult with the Agent and/or Investment
         Professional(s), as it deems necessary.

         1.       Votes in Accordance with Agent Recommendation

                  In the event the Proxy Group recommends a vote in accordance with the Agent's recommendation, the Proxy Group will instruct the Agent, through the Proxy Coordinator, to vote in accordance with the Agent's recommendation.

         2.       Non-Votes

                  The Proxy Group may recommend that a Fund refrain from voting under the following circumstances: (1) if the economic effect on shareholders' interests or the value of the portfolio holding is indeterminable or insignificant or (2) if the cost of voting a proxy outweighs the benefits, E.G., certain international proxies. In such instances, the Proxy Group may instruct the Agent, through the Proxy Coordinator, not to vote such proxy.

         3. Votes Contrary to Procedures and Guidelines, or Agent Recommendation, where applicable, or Where No Recommendation is Provided by Agent.

                  If the Proxy Group recommends that a Fund vote contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, or if the Agent has made no recommendation and the Procedures and Guidelines are silent, the Proxy Coordinator will then implement the procedures for handling such votes as adopted by the Fund's Board.

         4. The Proxy Coordinator will maintain a record of all proxy questions that have been referred to a Fund's Valuation and Proxy Voting Committee, all applicable recommendations, analysis, research and Conflicts Reports.

IV.      CONFLICTS OF INTEREST

In connection with their participation in the voting process for portfolio securities, each member of the Proxy Group and each Investment Professional participating in the voting process must act solely in the best interests of the beneficial owners of the applicable Fund. The members of the Proxy Group may not subordinate the interests of the Fund's beneficial owners to unrelated objectives.

For all matters for which the Proxy Group recommends a vote contrary to Procedures and Guidelines, or the recommendation of the Agent, where applicable, or where the Agent has made no recommendation and the Procedures and Guidelines are silent, the Proxy Coordinator will implement the procedures for handling such votes as adopted by the Fund's Board, including completion of such Conflicts Reports as may be required under the Fund's procedures. Completed Conflicts Reports shall be provided to the Proxy Coordinator within two (2) business days. Such Conflicts Report should describe any known conflicts of either a business or personal nature, and set forth any contacts with respect to the referral item with non-investment personnel in its organization or with outside parties (except for routine communications from proxy solicitors). The Conflicts Report should also include written confirmation that any recommendation from an Investment Professional provided under circumstances where a conflict of interest exists was made solely on the investment merits and without regard to any other consideration.

The Proxy Coordinator shall forward all Conflicts Reports to a member of the mutual funds practice group of ING US Legal Services ("Counsel") for review. Counsel shall review each report and provide the Proxy Coordinator with a brief statement regarding whether or not a material conflict of interest is present. Matters as to which a conflict of interest is deemed to be present shall be handled as provided in the Fund's Procedures and Guidelines.

      V.      REPORTING AND RECORD RETENTION

The Adviser shall maintain the records required by Rule 204-2(c)(2), as may be amended from time to time, including the following: (1) A copy of each proxy statement received regarding a Fund's portfolio securities. Such proxy statements received from issuers are available either in the SEC's EDGAR database or are kept by the Agent and are available upon request. (2) A record of each vote cast on behalf of a Fund. (3) A copy of any document created by the Adviser that was material to making a decision how to vote a proxy, or that memorializes the basis for that decision. (4) A copy of written requests for Fund proxy voting information and any written response thereto or to any oral request for information on how the Adviser voted proxies on behalf of a Fund. All proxy voting materials and supporting documentation will be retained for a minimum of six (6) years.

                                   APPENDIX 1
                                     TO THE
                        ADVISERS' PROXY VOTING PROCEDURES

Proxy Group for registered investment company clients of ING Investments, LLC, Directed Services, Inc. and ING Life Insurance and Annuity Company:

            NAME                                          TITLE OR AFFILIATION
Stanley D. Vyner                      Chief Investment Risk Officer and Executive Vice President of ING
                                      Investments, LLC

Karla J. Bos                          Acting Proxy Coordinator

Kimberly A. Anderson                  Senior Vice President and Assistant Secretary, ING Investments, LLC

Maria Anderson                        Assistant Vice President - Manager Fund Compliance of ING Funds Services,
                                      LLC

Michael J. Roland                     Executive Vice President and Chief Financial Officer of ING Investments, LLC

J. David Greenwald                    Vice President - Fund Compliance of ING Fund Services, LLC

Megan L. Dunphy, Esq.                 Counsel, ING Americas US Legal Services

Theresa K. Kelety, Esq.               Counsel, ING Americas US Legal Services


Effective as of July 10, 2003

                                FORM OF EXHIBIT 3
                                     TO THE
                        ING FUNDS PROXY VOTING PROCEDURES

                        ---------------------------------

                    PROXY VOTING GUIDELINES OF THE ING FUNDS
                          Effective as of July 10, 2003
                As amended August 21, 2003 and November 11, 2003

                        ---------------------------------


  I.     INTRODUCTION


The following is a statement of the proxy voting Guidelines that have been adopted by the respective Boards of Directors or Trustees of each Fund.

Proxies must be voted in the best interest of the Fund. The Guidelines summarize the Funds' positions on various issues of concern to investors, and give a general indication of how Fund portfolio securities will be voted on proposals dealing with particular issues. The Guidelines are not exhaustive and do not include all potential voting issues.

The Advisers, in exercising their delegated authority, will abide by the Guidelines as outlined below with regard to the voting of proxies except as otherwise provided in the Procedures. In voting proxies, the Advisers are guided by general fiduciary principles. Each must act prudently, solely in the interest of the beneficial owners of the Funds it manages. The Advisers will not subordinate the interest of beneficial owners to unrelated objectives. Each Adviser will vote proxies in the manner that it believes will do the most to maximize shareholder value.

         a.       GUIDELINES


                  The following Guidelines are grouped according to the types of proposals generally presented to shareholders of U.S. issuers:
                  Board of Directors, Proxy Contests, Auditors, Proxy Contest Defenses, Tender Offer Defenses, Miscellaneous Governance Provisions, Capital Structure, Executive and Director Compensation, State of Incorporation, Mergers and Corporate Restructurings, Mutual Fund Proxies and Social and Environmental Issues. An additional section addresses proposals most frequently found in Global Proxies.

                  In all cases where "case-by-case" consideration is noted, it shall be the policy of the Funds to vote in accordance with the recommendation provided by the Funds' Agent, Institutional Shareholder Services, Inc. Such policy may be overridden in any case pursuant to the procedures outlined herein.

THE BOARD OF DIRECTORS

Voting on Director Nominees in Uncontested Elections. Votes on director nominees should be made on a CASE-BY-CASE basis.

SEPARATING CHAIRMAN AND CEO
Vote on a CASE-BY-CASE basis shareholder proposals requiring that the positions of chairman and CEO be held separately.

PROPOSALS SEEKING A MAJORITY OF INDEPENDENT DIRECTORS

Evaluate on a CASE-BY-CASE basis shareholder proposals asking that a majority of directors be independent. Vote FOR shareholder proposals asking that board audit, compensation, and/or nominating committees be composed exclusively of independent directors.

STOCK OWNERSHIP REQUIREMENTS

Generally, vote AGAINST shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board.

TERM OF OFFICE

Generally, vote AGAINST shareholder proposals to limit the tenure of outside directors.

AGE LIMITS

Generally, vote AGAINST shareholder proposals to impose a mandatory retirement age for outside directors.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY PROTECTION

Proposals on director and officer indemnification and liability protection should be evaluated on a CASE-BY-CASE basis, using Delaware law as the standard. Vote AGAINST proposals to limit or eliminate entirely directors' and officers' liability for monetary damages for violating the duty of care. Vote AGAINST indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligation than mere carelessness. Vote FOR only those proposals providing such expanded coverage in cases when a director's or officer's legal defense was unsuccessful if:

     (1) The director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and

     (2) Only if the director's legal expenses would be covered.


PROXY CONTESTS
Voting for Director Nominees in Contested Elections. Votes in a contested election of directors must be evaluated on a CASE-BY-CASE basis.

REIMBURSE PROXY SOLICITATION EXPENSES
Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis.

AUDITORS
RATIFYING AUDITORS
Generally, vote FOR proposals to ratify auditors.

Non-Audit Services

Consider on a CASE-BY-CASE basis proposals to approve auditors when total non-audit fees exceed the total of audit fees, audit-related fees and permissible tax fees.

AUDITOR INDEPENDENCE
Generally, vote AGAINST shareholder proposals asking companies to prohibit their auditors from engaging in non-audit services (or capping the level of non-audit services).

AUDIT FIRM ROTATION (SHAREHOLDER PROPOSALS):
Generally, vote AGAINST shareholder proposals asking for mandatory audit firm rotation.

PROXY CONTEST DEFENSES
Board Structure: Staggered vs. Annual Elections

Generally, vote AGAINST proposals to classify the board.
Generally, vote FOR proposals to repeal classified boards and to elect all directors annually.

SHAREHOLDER ABILITY TO REMOVE DIRECTORS
Generally, vote AGAINST proposals that provide that directors may be removed only for cause. Generally, vote FOR proposals to restore shareholder ability to remove directors with or without cause. Generally, vote AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies. Generally, vote FOR proposals that permit shareholders to elect directors to fill board vacancies.

CUMULATIVE VOTING

Generally, vote AGAINST proposals to eliminate cumulative voting.
Vote proposals to restore or permit cumulative voting on a CASE-BY-CASE basis relative to the company's other governance provisions.

SHAREHOLDER ABILITY TO CALL SPECIAL MEETINGS

Generally, vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings. Generally, vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.

SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT
Generally, vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent. Generally, vote FOR proposals to allow or make easier shareholder action by written consent.

SHAREHOLDER ABILITY TO ALTER THE SIZE OF THE BOARD

Review on a CASE-BY-CASE basis proposals that seek to fix the size of the board. Review on a CASE-BY-CASE basis proposals that give management the ability to alter the size of the board without shareholder approval.

TENDER OFFER DEFENSES
Poison Pills

Generally, vote FOR shareholder proposals that ask a company to submit its poison pill for shareholder ratification.
Review on a CASE-BY-CASE basis shareholder proposals to redeem a company's poison pill.
Review on a CASE-BY-CASE basis management proposals to ratify a poison pill.

FAIR PRICE PROVISIONS
Vote proposals to adopt fair price provisions on a CASE-BY-CASE basis. Generally, vote AGAINST fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

GREENMAIL

Generally, vote FOR proposals to adopt antigreenmail charter of bylaw amendments or otherwise restrict a company's ability to make greenmail payments. Review on a CASE-BY-CASE basis antigreenmail proposals when they are bundled with other charter or bylaw amendments.

PALE GREENMAIL

Review on a CASE-BY-CASE basis restructuring plans that involve the payment of pale greenmail.

UNEQUAL VOTING RIGHTS

Generally, vote AGAINST dual-class exchange offers.
Generally, vote AGAINST dual-class recapitalizations.

SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO AMEND THE CHARTER OR BYLAWS

Generally, vote AGAINST management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments.
Generally, vote FOR shareholder proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.

SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO APPROVE MERGERS
Generally, vote AGAINST management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations. Generally, vote FOR shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

WHITE SQUIRE PLACEMENTS

Generally, vote FOR shareholder proposals to require approval of blank check preferred stock issues for other than general corporate purposes.

MISCELLANEOUS GOVERNANCE PROVISIONS
CONFIDENTIAL VOTING
Generally, vote FOR shareholder proposals that request companies to adopt confidential voting, use independent tabulators, and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows:

     - In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy.

     - If the dissidents agree, the policy remains in place. - If the dissidents do not agree, the confidential voting policy is waived. Generally, vote FOR management proposals to adopt confidential voting.

EQUAL ACCESS

Generally, vote FOR shareholder proposals that would allow significant company shareholders (defined as those holding more than $5 million in securities of the company in question) equal access to management's proxy material in order to evaluate and propose voting recommendations on proxy proposals and director nominees, and in order to nominate their own candidates to the board.

BUNDLED PROPOSALS

Review on a CASE-BY-CASE basis bundled or "conditioned" proxy proposals.

SHAREHOLDER ADVISORY COMMITTEES

Review on a CASE-BY-CASE basis proposals to establish a shareholder advisory committee.

CAPITAL STRUCTURE
Common Stock Authorization

Review proposals to increase the number of shares of common stock authorized for issue on a CASE-BY-CASE basis.
Generally, vote AGAINST proposals to increase the number of authorized shares of the class of stock that has superior voting rights in companies that have dual-class capitalization structures.

STOCK DISTRIBUTIONS: SPLITS AND DIVIDENDS

Generally, vote FOR management proposals to increase common share authorization for a stock split, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance given a company's industry and performance in terms of shareholder returns.

REVERSE STOCK SPLITS

Consider on a CASE-BY-CASE basis management proposals to implement a reverse stock split.

PREFERRED STOCK
Generally, vote AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights ("blank check" preferred stock). Generally, vote FOR proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense.

Generally, vote FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.
Vote CASE-BY-CASE on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company's industry and performance in terms of shareholder returns.

SHAREHOLDER PROPOSALS REGARDING BLANK CHECK PREFERRED STOCK

Generally, vote FOR shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

ADJUSTMENTS TO PAR VALUE OF COMMON STOCK

Generally, vote FOR management proposals to reduce the par value of common stock.

PREEMPTIVE RIGHTS

Review on a CASE-BY-CASE basis shareholder proposals that seek preemptive rights. In evaluating proposals on preemptive rights, consider the size of a company and the characteristics of its shareholder base.

DEBT RESTRUCTURINGS

Review on a CASE-BY-CASE basis proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan.

SHARE REPURCHASE PROGRAMS
Generally, vote FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

TRACKING STOCK

Votes on the creation of tracking stock are determined on a CASE-BY-CASE basis.


EXECUTIVE AND DIRECTOR COMPENSATION
Votes with respect to compensation plans should be determined on a CASE-BY-CASE basis.

MANAGEMENT PROPOSALS SEEKING APPROVAL TO REPRICE OPTIONS

Generally, vote AGAINST management proposals seeking approval to reprice options.

DIRECTOR COMPENSATION
Votes on stock-based plans for directors are made on a CASE-BY-CASE basis.

EMPLOYEE STOCK PURCHASE PLANS

Votes on employee stock purchase plans should be made on a CASE-BY-CASE basis.

OBRA-RELATED COMPENSATION PROPOSALS:

     AMENDMENTS THAT PLACE A CAP ON ANNUAL GRANTS OR AMEND ADMINISTRATIVE FEATURES Generally, vote FOR plans that simply amend shareholder-approved plans to include administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of
     Section 162(m) of OBRA.

     AMENDMENTS TO ADD PERFORMANCE-BASED GOALS
     Generally, vote FOR amendments to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) of OBRA.

     AMENDMENTS TO INCREASE SHARES AND RETAIN TAX DEDUCTIONS UNDER OBRA
     Votes on amendments to existing plans to increase shares reserved and to qualify the plan for favorable tax treatment under the provisions of
     Section 162(m) should be evaluated on a CASE-BY-CASE basis.

     APPROVAL OF CASH OR CASH-AND-STOCK BONUS PLANS
     Generally, vote FOR cash or cash-and-stock bonus plans to exempt the compensation from taxes under the provisions of Section 162(m) of OBRA.

SHAREHOLDER PROPOSALS TO LIMIT EXECUTIVE AND DIRECTOR PAY
Generally, vote FOR shareholder proposals that seek additional disclosure of executive and director pay information. Review on a CASE-BY-CASE basis all other shareholder proposals that seek to limit executive and director pay.

GOLDEN AND TIN PARACHUTES
Generally, vote FOR shareholder proposals to have golden and tin parachutes submitted for shareholder ratification. Review on a CASE-BY-CASE basis all proposals to ratify or cancel golden or tin parachutes.

EMPLOYEE STOCK OWNERSHIP PLANS (ESOPS)
Generally, vote FOR proposals that request shareholder approval in order to implement an ESOP or to increase authorized shares for existing ESOPs, except in cases when the number of shares allocated to the ESOP is "excessive" (i.e., generally greater than five percent of outstanding shares).

401(k) EMPLOYEE BENEFIT PLANS
Generally, vote FOR proposals to implement a 401(k) savings plan for employees.

EXPENSING OF STOCK OPTIONS
Consider shareholder proposals to expense stock options on a CASE-BY-CASE basis.

STATE OF INCORPORATION
VOTING ON STATE TAKEOVER STATUTES
Review on a CASE-BY-CASE basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions).

VOTING ON REINCORPORATION PROPOSALS
Proposals to change a company's state of incorporation should be examined on a CASE-BY-CASE basis.


MERGERS AND CORPORATE RESTRUCTURINGS
MERGERS AND ACQUISITIONS
Votes on mergers and acquisitions should be considered on a CASE-BY-CASE basis.

CORPORATE RESTRUCTURING
Votes on corporate restructuring proposals, including minority squeezeouts, leveraged buyouts, spinoffs, liquidations, and asset sales should be considered on a CASE-BY-CASE basis.

SPINOFFS
Votes on spinoffs should be considered on a CASE-BY-CASE basis.

ASSET SALES
Votes on asset sales should be made on a CASE-BY-CASE basis.

LIQUIDATIONS
Votes on liquidations should be made on a CASE-BY-CASE basis.

ADJOURNMENT
Generally, vote FOR proposals to adjourn a meeting to provide additional time for vote solicitation when the primary proposal is also voted FOR.

APPRAISAL RIGHTS
Generally, vote FOR proposals to restore, or provide shareholders with, rights of appraisal.

CHANGING CORPORATE NAME
Generally, vote FOR changing the corporate name.


MUTUAL FUND PROXIES
ELECTION OF DIRECTORS
Vote the election of directors on a CASE-BY-CASE basis.

CONVERTING CLOSED-END FUND TO OPEN-END FUND
Vote conversion proposals on a CASE-BY-CASE basis.

PROXY CONTESTS
Vote proxy contests on a CASE-BY-CASE basis.

INVESTMENT ADVISORY AGREEMENTS
Vote the investment advisory agreements on a CASE-BY-CASE basis.

APPROVING NEW CLASSES OR SERIES OF SHARES
Generally, vote FOR the establishment of new classes or series of shares.

PREFERRED STOCK PROPOSALS
Vote the authorization for or increase in preferred shares on a CASE-BY-CASE basis.

1940 ACT POLICIES
Vote these proposals on a CASE-BY-CASE basis.

CHANGING A FUNDAMENTAL RESTRICTION TO A NONFUNDAMENTAL RESTRICTION Vote these proposals on a CASE-BY-CASE basis.

CHANGE FUNDAMENTAL INVESTMENT OBJECTIVE TO NONFUNDAMENTAL
Generally, vote AGAINST proposals to change a fund's fundamental investment objective to nonfundamental.

NAME RULE PROPOSALS
Vote these proposals on a CASE-BY-CASE basis.

DISPOSITION OF ASSETS/TERMINATION/LIQUIDATION
Vote these proposals on a CASE-BY-CASE basis.

CHANGES TO THE CHARTER DOCUMENT
Vote changes to the charter document on a CASE-BY-CASE basis.

CHANGING THE DOMICILE OF A FUND
Vote reincorporations on a CASE-BY-CASE basis.

CHANGE IN FUND'S SUBCLASSIFICATION
Vote these proposals on a CASE-BY-CASE basis.

AUTHORIZING THE BOARD TO HIRE AND TERMINATE SUBADVISORS WITHOUT SHAREHOLDER APPROVAL
Generally, vote FOR these proposals.

DISTRIBUTION AGREEMENTS
Vote these proposals on a CASE-BY-CASE basis.

MASTER-FEEDER STRUCTURE
Generally, vote FOR the establishment of a master-feeder structure.

CHANGES TO THE CHARTER DOCUMENT
Vote changes to the charter document on a CASE-BY-CASE basis.

MERGERS
Vote merger proposals on a CASE-BY-CASE basis.

ESTABLISH DIRECTOR OWNERSHIP REQUIREMENT
Generally, vote AGAINST shareholder proposals for the establishment of a director ownership requirement.

REIMBURSE SHAREHOLDER FOR EXPENSES INCURRED
Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis.

TERMINATE THE INVESTMENT ADVISOR
Vote to terminate the investment advisor on a CASE-BY-CASE basis.

SOCIAL AND ENVIRONMENTAL ISSUES
These issues cover a wide range of topics, including consumer and public safety, environment and energy, general corporate issues, labor standards and human rights, military business, and workplace diversity.

In general, vote CASE-BY-CASE. While a wide variety of factors goes into each analysis, the overall principal guiding all vote recommendations focuses on how the proposal will enhance the economic value of the company.

GLOBAL PROXIES

While a number of the foregoing Guidelines may be applied to both U.S. and global proxies, the following provide for the differing regulatory and legal requirements, market practices and political and economic systems existing in various global markets.

ROUTINE MANAGEMENT PROPOSALS

Generally, vote FOR the following and other similar routine management proposals:
   -  the opening of the shareholder meeting
   -  that the meeting has been convened under local regulatory requirements
   -  the presence of quorum
   -  the agenda for the shareholder meeting
   -  the election of the chair of the meeting
   -  the appointment of shareholders to co-sign the minutes of the meeting
   -  regulatory filings (E.G., to effect approved share issuances)
   - the designation of inspector or shareholder representative(s) of minutes of meeting
   -  the designation of two shareholders to approve and sign minutes of meeting
   -  the allowance of questions
   -  the publication of minutes
   -  the closing of the shareholder meeting

DISCHARGE OF MANAGEMENT/SUPERVISORY BOARD MEMBERS

Generally, vote FOR management proposals seeking the discharge of management and supervisory board members, unless there is concern about the past actions of the company's auditors or directors or legal action is being taken against the board by other shareholders.

DIRECTOR REMUNERATION

Consider director compensation plans on a CASE-BY-CASE basis. Generally, vote FOR proposals to approve the remuneration of directors as long as the amount is not excessive and there is no evidence of abuse.

APPROVAL OF FINANCIAL STATEMENTS AND DIRECTOR AND AUDITOR REPORTS

Generally, vote FOR management proposals seeking approval of financial accounts and reports, unless there is concern about the company's financial accounts and reporting.

REMUNERATION OF AUDITORS

Generally, vote FOR proposals to authorize the board to determine the remuneration of auditors, unless there is evidence of excessive compensation relative to the size and nature of the company.

INDEMNIFICATION OF AUDITORS

Generally, vote AGAINST proposals to indemnify auditors.

ALLOCATION OF INCOME AND DIVIDENDS

Generally, vote FOR management proposals concerning allocation of income and the distribution of dividends, unless the amount of the distribution is consistently and unusually small or large.

STOCK (SCRIP) DIVIDEND ALTERNATIVES

Generally, vote FOR most stock (scrip) dividend proposals, but vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

DEBT ISSUANCE REQUESTS

When evaluating a debt issuance request, the issuing company's present financial situation is examined. The main factor for analysis is the company's current debt-to-equity ratio, or gearing level. A high gearing level may incline markets and financial analysts to downgrade the company's bond rating, increasing its investment risk factor in the process. A gearing level up to 100 percent is considered acceptable.

Generally, vote FOR debt issuances for companies when the gearing level is between zero and 100 percent. Review on a CASE-BY-CASE basis proposals where the issuance of debt will result in the gearing level being greater than 100 percent, comparing any such proposed debt issuance to industry and market standards.

FINANCING PLANS

Generally, vote FOR the adoption of financing plans if they are in the best economic interests of shareholders.

RELATED PARTY TRANSACTIONS

Consider related party transactions on a CASE-BY-CASE basis. Generally, vote FOR approval of such transactions unless the agreement requests a strategic move outside the company's charter or contains unfavorable terms.

CAPITALIZATION OF RESERVES

Generally, vote FOR proposals to capitalize the company's reserves for bonus issues of shares or to increase the par value of shares.

ARTICLE AMENDMENTS

Review on a CASE-BY-CASE basis all proposals seeking amendments to the articles of association.

Generally, vote FOR an article amendment if:
   -  it is editorial in nature;
   -  shareholder rights are protected;

   -  there is negligible or positive impact on shareholder value;
   -  management provides adequate reasons for the amendments; and
   -  the company is required to do so by law (if applicable).

                                     PART C

                                OTHER INFORMATION


                           (25,000,000 COMMON SHARES)


ITEM 24.    FINANCIAL STATEMENTS AND EXHIBITS

       1.   Financial Statements

            Contained in Part A:


            Financial Highlights for the years ended February 29, 2004, February 28, 2003, 2002 and 2001; February 29, 2000.


            Financial Statements are incorporated in Part B by reference to Registrant's February 29, 2004 Annual Report (audited).

       2.   Exhibits

            (a)  (i)    Agreement and Declaration of Trust(1)

                 (ii) Amendment to the Agreement and Declaration of Trust dated March 26, 1996 and effective April 12, 1996(1)

                 (iii) Amendment to the Agreement and Declaration of Trust dated October 23, 1998 and effective November 16, 1998(7)

                 (iv) Amendment to the Agreement and Declaration of Trust dated October 20, 2000 and effective October 20, 2000(9)

                 (v) Amendment to the Agreement and Declaration of Trust dated February 20, 2002 and effective March 1, 2002(10)

            (b)  (i)    By-Laws(2)

                 (ii)   Amendment to By-Laws(2)

                 (iii)  Amendment to By-Laws(8)

                 (iv)   Amendment to By-Laws(9)

            (c)  Not Applicable

            (d)  (i)    Certificate of Designation for Preferred Shares(9)

                 (ii)   Form of Share Certificate

            (e)  Form of Shareholder Investment Program(11)

            (f)  Not Applicable


            (g)  (i)    Investment Management Agreement between ING Investment
                        Management, LLC and ING Prime Rate Trust(9)

                 (ii) Amended Schedule of Approvals with respect to the Investment Management Agreement between ING Investments, LLC and ING Prime Rate Trust- to be filed by subsequent Post-Effective Amendment.

                 (iii) Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc.(11)

                 (iv) First Amendment to Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc.
                        - to be filed by subsequent Post-Effective Amendment.

            (h)  (i)    Distribution Agreement between ING Prime Rate Trust
                        (formerly Pilgrim Prime Rate Trust) and ING Funds
                        Distributor, Inc. (formerly Pilgrim Securities, Inc.)
                        dated September 1, 2000. - to be filed by subsequent
                        Post-Effective Amendment.


                 (ii) Schedule of Approvals with respect to the Distribution Agreement dated September 1, 2000 between ING Prime Rate Trust (formerly Pilgrim Prime Rate Trust) and ING Funds Distributor, Inc. (formerly Pilgrim Securities, Inc.) - to be filed by subsequent Post-Effective Amendment.

                 (iii) Substitution Agreement dated October 8, 2002, between ING Prime Rate Trust and ING Funds Distributor, LLC. -- to be filed by subsequent Post-Effective Amendment.

                 (iv)   Form of Underwriting Agreement for the Preferred
                        Shares(9)

            (i)  Not Applicable


            (j)  (i)    Custody and Investment Accounting Agreement between
                        Registrant and State Street Bank and Trust Company -- to be filed by subsequent Post-Effective Amendment.


            (k)  (i)    Amended and Restated Administration Agreement --  to be
                        filed by subsequent Post-Effective Amendment.

                 (ii) Amendment to the Amended and Restated Administration Agreement(10)

                 (iii) Revolving Loan Agreement between ING Prime Rate Trust and Citibank - to be filed by subsequent Post-Effective Amendment.

                 (iv) Credit Agreement with Bank of America -- to be filed by subsequent Post-Effective Amendment.

                 (v) Auction Agency Agreement-- to be filed by subsequent Post-Effective Amendment.

                 (vi) DTC Letter of Representations as to Preferred Shares-- to be filed by subsequent Post-Effective Amendment.


            (l)  Opinion of Dechert Price & Rhoads(7)

            (m)  Not Applicable


            (n)  (i)    Consent of Dechert LLP - to be filed by subsequent
                        Post Effective Amendment.


                 (ii) Consent of KPMG LLP - to be filed by subsequent Post-Effective Amendment.

            (o)  Not Applicable

            (p)  Certificate of Initial Capital(4)

            (q)  Not Applicable


            (r)  (i)    ING Funds Code of Ethics - to be filed by subsequent
                        Post-Effective Amendment.


                 (ii)   Aeltus Investment Management, Inc. Code of Ethics(11)

----------
(1) Incorporated herein by reference to Amendment No. 20 to Registrant's Registration Statement under the Investment Company Act of 1940 (the "1940 Act") on Form N-2 (File No. 811-5410), filed on September 16, 1996.

(2) Incorporated herein by reference to Amendment No. 24 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on November 7, 1997.

(3) Incorporated herein by reference to Amendment No. 22 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on June 23, 1997.

(4) Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's initial registration statement on form N-2 (File No. 33-18886), filed on January 22, 1988.

(5) Incorporated herein by reference to Amendment No. 27 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on May 15, 1998.

(6) Incorporated herein by reference to Amendment No. 28 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on August 19, 1998.

(7) Incorporated herein by reference to Amendment No. 29 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on December 2, 1998.

(8) Incorporated herein by reference to Amendment No. 33 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on May 9, 2000.

(9) Incorporated herein by reference to Amendment No. 38 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on October 23, 2000.

(10) Incorporated herein by reference to Amendment No. 45 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on April 30, 2002.

(11) Incorporated herein by reference to Amendment No. 53 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on June 26, 2003.

ITEM 25.    MARKETING AGREEMENTS

     Not Applicable.

ITEM 26.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth expenses incurred or estimated to be incurred in connection with the offering described in the Registration Statement.

Registration Fees                                                       $ __

Trustee Fees                                                            $ __

Rating Agency Fees                                                      $ __

Printing Expenses                                                       $ __

Legal Fees                                                              $ __

Accounting Fees and Expenses                                            $ __

Miscellaneous Expenses                                                  $ __

         Total                                                          $ __

ITEM 27.    PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

     Not Applicable.

ITEM 28.    NUMBER OF HOLDERS OF SECURITIES

       (1)  TITLE OF CLASS                                  (2) NUMBER OF RECORD HOLDERS
            --------------                                      ------------------------
       Auction Rate Cumulative Preferred Shares             ___ as of June 16, 2004
       of beneficial interest, par value $0.01 per
       share, Series M, T, W, Th and F

       Common Shares of beneficial interest,                ____ as of June 16, 2004
       par value $0.01 per share

ITEM 29.    INDEMNIFICATION

     Registrant's Agreement and Declaration of Trust generally provides that the Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) ("Covered Persons") against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, by reason of being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated (a) not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interest of the Trust or (b) to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duties involved in the conduct of such Covered Person's office.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will submit, unless in the opinion of its counsel the matter has been settled by controlling precedent, to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 30.    BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     Information as to the Trustees and officers of the Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-48282) filed under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and is incorporated herein by reference thereto.

ITEM 31.    LOCATION OF ACCOUNTS AND RECORDS

     The amounts and records of the Registrant will be maintained at its office at 7337 E. Doubletree Ranch Road, Scottsdale, Arizona 85258 and at the office of its custodian, State Street Bank & Trust - Kansas City, 801 Pennsylvania, Kansas City, Missouri 64105.

ITEM 32.    MANAGEMENT SERVICES

     Not Applicable.

ITEM 33.    UNDERTAKINGS

     1. The Registrant undertakes to suspend the Offer until the prospectus is amended if (1) subsequent to the effective date of this registration statement, the net asset value declines more than ten percent from its net asset value as of the effective date of this registration statement or (2) the net asset value increases to an amount greater than the net proceeds as stated in the prospectus included in this registration statement.

     2.     Not Applicable.

     3.     Not Applicable.

     4.     Not Applicable.

     5.
            a. The Registrant undertakes that for the purpose of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 497(h) under the 1933 Act [17 CFR 230.497(h)] shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

            b. that for the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     6. The Registrant undertakes to send by first class mail or other means designed to ensure equally prompt delivery, within two business days of receipt of a written or oral request, any Statement of Additional Information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Scottsdale in the State of Arizona this 30th day of April, 2004.


                      ING PRIME RATE TRUST


                      By:  /s/ Michael J. Roland
                           Michael J. Roland
                           Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


             SIGNATURE                        TITLE                                       DATE
             ---------                        -----                                       ----
                                              Trustee and Chairman                 April 30, 2004
--------------------------------------
           John G. Turner*

                                              President and Chief Executive        April 30, 2004
                                              Officer
--------------------------------------
          James M. Hennessy*
                                              Executive Vice President, Chief
                                              Financial Officer and Assistant
                                              Secretary
        /s/ Michael J. Roland                                                      April 30, 2004
--------------------------------------
          Michael J. Roland

                                              Trustee                              April 30, 2004
--------------------------------------
           Paul S. Doherty*

                                              Trustee                              April 30, 2004
--------------------------------------
          J. Michael Earley*

                                              Trustee                              April 30, 2004
--------------------------------------
        R. Barbara Gitenstein*

                                              Trustee                              April 30, 2004
--------------------------------------
         Walter H. May, Jr.*

                                              Trustee                              April 30, 2004
--------------------------------------
         Thomas J. McInerney*

                                              Trustee                              April 30, 2004
--------------------------------------
             Jock Patton*

                                              Trustee                              April 30, 2004
--------------------------------------
          David W.C. Putnam*

                                              Trustee                              April 30, 2004
--------------------------------------
           Blaine E. Rieke*

                                              Trustee                              April 30, 2004
--------------------------------------
          Roger B. Vincent*

                                              Trustee                              April 30, 2004
--------------------------------------
        Richard A. Wedemeyer*


  *By:  /s/ Michael J. Roland
        ---------------------
        Michael J. Roland
        Attorney-in-Fact**

----------
** Powers of Attorney for each Trustee and James M. Hennessy are attached hereto.

                                  EXHIBIT INDEX

EXHIBIT NUMBER                                EXHIBIT NAME
NONE

                                POWER OF ATTORNEY

I, the undersigned Officer, constitute and appoint Huey P. Falgout, Jr., Jeffrey
S. Puretz, Theresa K. Kelety, and Michael J. Roland, and each of them individually, the true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment Companies:

     REGISTRANT                                1933 ACT SEC FILING #           1940 ACT SEC FILING #
     ING Investors Trust                       33-23512                        811-5629
     ING Equity Trust                          333-56881                       811-8817
     ING Funds Trust                           333-59745                       811-8895
     ING Investment Funds, Inc.                002-34552                       811-1939
     ING Mayflower Trust                       33-67852                        811-7978
     ING Mutual Funds                          33-56094                        811-7428
     ING Variable Insurance Trust              333-83071                       811-9477
     ING Variable Products Trust               33-73140                        811-8220
     ING VP Emerging Markets Fund, Inc.        33-73520                        811-8250
     ING VP Natural Resources Trust            33-26116                        811-5710
     USLICO Series Fund                        33-20957                        811-05451
     ING Prime Rate Trust                      333-68239 ($5 mil)              811-5410
                                               333-61831 ($25 mil)             811-5410
     ING Senior Income Fund                    333-54910                       811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ James M. Hennessy
---------------------
James M. Hennessy
      President and Chief Executive Officer
       ING Investors Trust
      President, Chief Executive Officer and Chief Operating Officer
       ING Equity Trust, ING Funds Trust, ING Investment Funds, Inc., ING Mayflower Trust, ING Mutual Funds, ING Variable Insurance Trust, ING Variable Products Trust, ING VP Emerging Markets Fund, Inc., ING VP Natural Resources Trust, USLICO Series Fund, ING Prime Rate-Trust and ING Senior Income Fund.

                                POWER OF ATTORNEY

I, the undersigned Officer, constitute and appoint Huey P. Falgout, Jr., Jeffrey
S. Puretz, Theresa K. Kelety and James M. Hennessy, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment Companies:

REGISTRANT                                1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                       33-23512                   811-5629
ING Equity Trust                          333-56881                  811-8817
ING Funds Trust                           333-59745                  811-8895
ING Investment Funds, Inc.                002-34552                  811-1939
ING Mayflower Trust                       33-67852                   811-7978
ING Mutual Funds                          33-56094                   811-7428
ING Variable Insurance Trust              333-83071                  811-9477
ING Variable Products Trust               33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.        33-73520                   811-8250
ING VP Natural Resources Trust            33-26116                   811-5710
USLICO Series Fund                        33-20957                   811-05451
ING Prime Rate Trust                      333-68239 ($5 mil)         811-5410
                                          333-61831 ($25 mil)        811-5410
ING Senior Income Fund                    333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Michael J. Roland
---------------------
Michael J. Roland
      Executive Vice President and Chief Financial Officer
       ING Investors Trust
      Executive Vice President, Principal Financial Officer and Assistant
       Secretary
       ING Equity Trust, ING Funds Trust, ING Investment Funds, Inc., ING Mayflower Trust, ING Mutual Funds, ING Variable Insurance Trust, ING Variable Products Trust, ING VP Emerging Markets Fund, Inc., ING VP Natural Resources Trust, USLICO Series Fund, ING Prime Rate Trust and ING Senior Income Fund.

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                       33-23512                   811-5629
ING Equity Trust                          333-56881                  811-8817
ING Funds Trust                           333-59745                  811-8895
ING Investment Funds, Inc.                002-34552                  811-1939
ING Mayflower Trust                       33-67852                   811-7978
ING Mutual Funds                          33-56094                   811-7428
ING Variable Insurance Trust              333-83071                  811-9477
ING Variable Products Trust               33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.        33-73520                   811-8250
ING VP Natural Resources Trust            33-26116                   811-5710
USLICO Series Fund                        33-20957                   811-05451
ING Prime Rate Trust                      333-68239 ($5 mil)         811-5410
                                          333-61831 ($25 mil)        811-5410
ING Senior Income Fund                    333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Paul S. Doherty
---------------------------------
Paul S. Doherty, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ J. Michael Barley
-----------------------------------
J. Michael Barley, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ R. Barbara Gitenstein
----------------------------------------
R. Barbara Gitenstein, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Walter H. May
-------------------------------
Walter H. May, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Thomas J. McInerney
-------------------------------------
Thomas J. McInerney, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Jock Patton
-----------------------------
Jock Patton, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ David W.C. Putnam
-----------------------------------
David W.C. Putnam, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Blaine E. Rieke
---------------------------------
Blaine E. Rieke, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Chairman and Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ John G. Turner
---------------------------------------------
John G. Turner, Chairman and Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Roger B. Vincent
--------------------------------
Roger B. Vincent, Director/Trust

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                                     1933 ACT SEC FILING #      1940 ACT SEC FILING #
ING Investors Trust                            33-23512                   811-5629
ING Equity Trust                               333-56881                  811-8817
ING Funds Trust                                333-59745                  811-8895
ING Investment Funds, Inc.                     002-34552                  811-1939
ING Mayflower Trust                            33-67852                   811-7978
ING Mutual Funds                               33-56094                   811-7428
ING Variable Insurance Trust                   333-83071                  811-9477
ING Variable Products Trust                    33-73140                   811-8220
ING VP Emerging Markets Fund, Inc.             33-73520                   811-8250
ING VP Natural Resources Trust                 33-26116                   811-5710
USLICO Series Fund                             33-20957                   811-05451
ING Prime Rate Trust                           333-68239 ($5 mil)         811-5410
                                               333-61831 ($25 mil)        811-5410
ING Senior Income Fund                         333-54910                  811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of December 1, 2003.


/s/ Richard A. Wedemeyer
--------------------------------------
Richard A. Wedemeyer, Director/Trustee